Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL
Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BIONANO GENOMICS, INC.;

STARSHIP MERGER SUB I, INC.;

STARSHIP MERGER SUB II, LLC;

BIODISCOVERY, INC.;

and

SOHEIL SHAMS, as the Securityholders’ Representative

Dated as of October 8, 2021

This form of Agreement and Plan of Merger is subject to revision and must be kept confidential in accordance with the terms of the Confidentiality Agreement entered into by Parent or its affiliates with respect to the Company.  This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by the parties.

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Exhibits:

EXHIBIT A	-	Certain Definitions
EXHIBIT B	-	Form of Written Consent
EXHIBIT C	-	Form of Joinder Agreement
EXHIBIT D	-	Form of Letter Of Transmittal
EXHIBIT E	-	Binder Agreement
EXHIBIT F	-	Illustrative Calculation of Closing Date Net Working Capital
EXHIBIT G	-	Form of Stock Restriction Agreement
EXHIBIT H	-	Form of Surrender Agreement
EXHIBIT I	-	Form of Accredited Investor Questionnaire

ANNEX A	-	Special Indemnified Matters

SCHEDULE I	-	Accounting Principles
SCHEDULE 5.8	-	Amended or Terminated Agreements
SCHEDULE 6.17	-	Payment of Indebtedness

Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”) is made and entered into as of October 8, 2021, by and among: Bionano Genomics, Inc., a Delaware corporation (“Parent”); Starship Merger Sub I, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); Starship Merger Sub II, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”); BioDiscovery, Inc., a California corporation (the “Company”); and Soheil Shams, as the Securityholders’ Representative.  Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

Recitals

A.          Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company (“Merger I”) in accordance with this Agreement and the California Corporations Code, as amended (the “California Law”).  Upon consummation of Merger I, Merger Sub I will cease to exist as a separate corporate entity, and the Company will become a wholly owned subsidiary of Parent.

B.          The parties intend that, immediately after the consummation of Merger I, the Company, as the surviving entity of Merger I, be merged with and into Merger Sub II, with Merger Sub II surviving such merger in accordance with this Agreement and the California Revised Uniform Limited Liability Company Act (the “CALLCA”) (“Merger II” and, together with Merger I, the “Mergers”).

C.        It is intended that, for U.S. federal income tax purposes, Merger I and Merger II shall (i) constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3 and (ii) qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

D.        The respective boards of directors or other governing bodies of Parent, Merger Sub I, Merger Sub II and the Company have approved this Agreement and approved the Mergers and the other transactions contemplated by this Agreement.

E.          As a material inducement to each of Parent’s, Merger Sub I’s and Merger Sub II’s willingness to enter into this Agreement, on or prior to the execution and delivery of this Agreement, the Company shall deliver to Parent (i) within 12 hours of the execution hereof, irrevocable written consents, in the form attached to this Agreement as Exhibit B, of Securityholders holding at least 75% of the issued and outstanding Company Capital Stock (the “Written Consent”), (ii) within 12 hours of the execution hereof, a joinder agreement in the form attached to this Agreement as Exhibit C (each, a “Joinder Agreement” and collectively, the “Joinder Agreements”), duly executed by the Key Employee, and (iii) prior to Closing, Joinder Agreements of the other Securityholders holding (along with the Key Employee) at least 99% of the issued and outstanding Company Capital Stock and all or all but one of the holders of the issued and outstanding Company Options.

F.         Simultaneously with the execution of this Agreement and as a material inducement to Parent to enter into this Agreement, Soheil Shams is executing and delivering to Parent the Stock Restriction Agreement to be effective as of the Closing.

G.          Simultaneously with the execution of this Agreement and as a material inducement to Parent to enter into this Agreement, (i) Soheil Shams (the “Key Employee”) is executing and delivering to Parent an employment agreement and other customary employment documents and agreements with Parent or one of its Affiliates to be effective as of the Closing (the “Key Employee Agreement”) and (ii) on the date hereof, Parent will deliver to all employees of the Company offer letters and other customary employment documents and agreements with Parent or one of its Affiliates to be effective as of the Closing Date (the “Offer Letters”).

H.        Simultaneously with the execution of this Agreement and as a material inducement to Parent to enter into this Agreement, Soheil Shams is executing and delivering to Parent a non-competition agreement with Parent or one of its Affiliates to be effective as of the Closing Date (the “Non-Competition Agreement”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.       Description of Transaction

1.1        Merger I.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law at the Merger I Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease.  The Company will continue as the surviving corporation in Merger I (together with its successors, the “Merger I Surviving Corporation”) and a wholly owned subsidiary of Parent.

1.2        Effect of Merger I.  Merger I shall have the effects set forth in this Agreement and in the applicable provisions of California Law.  Without limiting the generality of the foregoing, and subject thereto, at the Merger I Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Merger I Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Merger I Surviving Corporation.

1.3        Closing; Merger I Effective Time.  Unless otherwise mutually agreed in writing between the Company and Parent, the consummation of Merger I (the “Closing”) shall take place remotely via electronic exchange of required Closing deliverables on the date that is the third day (or the next Business Day thereafter if such date is not a Business Day) after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (Conditions Precedent to Obligations of Parent, Merger Sub I and Merger Sub II) and Section 7 (Conditions Precedent to Obligation of the Company) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the actual date of the Closing, the “Closing Date”).  Subject to the provisions of this Agreement, Parent and Company shall cause this Agreement (subject to changes as may be mutually agreed to by Parent and the Company in accordance with this Agreement and California Law) together with officer’s certificates satisfying the applicable requirements of California Law (collectively, the “Merger I Filing”) with respect to Merger I to be duly executed, acknowledged, delivered for filing with and filed with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law, concurrently with or as soon as practicable following the Closing (but no later than the Closing Date).  Merger I shall become effective upon the date and time of the filing of the Merger I Filing with the Secretary of State of the State of California, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Merger I Filing (the “Merger I Effective Time”).

1.4         Articles of Incorporation and Bylaws; Directors and Officers.

(a)         The articles of incorporation of the Merger I Surviving Corporation shall be amended and restated as of the Merger I Effective Time to conform to the articles of incorporation of Merger Sub I as in effect immediately prior to the Merger I Effective Time until amended in accordance with California Law.

(b)        The bylaws of the Merger I Surviving Corporation shall be amended and restated immediately as of the Merger I Effective Time to conform to the bylaws of Merger Sub I as in effect immediately prior to the Merger I Effective Time until amended in accordance with California Law.

(c)         The directors and officers of the Merger I Surviving Corporation as of the Merger I Effective Time shall be the respective individuals who are directors and officers of Merger Sub I immediately prior to the Merger I Effective Time, until the earlier of their removal or resignation or until their respective successors are duly elected and qualified, as the case may be.

1.5         Conversion of Shares.  At the Merger I Effective Time, by virtue of Merger I and without any further action on the part of Parent, Merger Sub I, the Company or any Securityholder:

(a)         any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(b)        any shares of Company Capital Stock then held by Parent, Merger Sub I or any other Subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)     except as provided in subsections (a) and (b) of this Section 1.5 (Conversion of Shares) and subject to Sections 1.16 (Exchange/Payment), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 1.20 (Dissenters’ Rights), 1.22(d) (Securityholders’ Representative) and 1.23(d) (Escrow Agreement), each share of Company Common Stock issued and outstanding immediately prior to the Merger I Effective Time shall cease to be an existing and issued share of Company Common Stock and, except for Dissenting Shares, shall be converted, by virtue of Merger I and without any action on the part of the holders thereof, into the right to receive, without interest, (i) at the Closing, the Per Share Upfront Merger Consideration, (ii) in the event any Future Payment becomes due pursuant to Section 1.17 (Post-Closing Adjustment), Section 1.22(d) (Securityholders’ Representative) or Section 1.23(d) (Escrow Agreement), the applicable Per Share Future Payment Amount and, (iii) in the event any Milestone Consideration becomes due pursuant to Section 1.18 (Milestone Consideration), the Per Share Milestone Consideration; and

(d)        each share of the common stock, no par value per share, of Merger Sub I issued and outstanding immediately prior to the Merger I Effective Time shall be converted into one newly issued, fully paid and non-assessable share of common stock of the Merger I Surviving Corporation such that immediately following the Merger I Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Merger I Surviving Corporation.

(e)          Notwithstanding anything in this Agreement to the contrary, none of the Per Share Upfront Merger Consideration, Future Payments or the Per Share Milestone Consideration or any other consideration payable hereunder shall be reduced for the same item more than once.  For example, an item may not be deducted from or reduce consideration payable as both a Closing Liability and a Closing Date Transaction Expense.

1.6         Treatment of Company Options.

(a)        No Company Options shall be continued, assumed or substituted by the Merger I Surviving Corporation, the Merger II Surviving Company or the Parent as part of the Mergers.  Instead, subject to Sections 1.16 (Exchange/Payment), 1.17 (Post-Closing Adjustment), Section 1.18 (Milestone Consideration), 1.21(d) (Securityholders’ Representative) and 1.22(d) (Escrow Agreement), and contingent on and effective immediately prior to the Merger I Effective Time:

(i)        Each Company Option that is a Vested In-the-Money Company Option shall be cancelled and, in consideration of such cancellation, the holder thereof shall be entitled to receive, without interest, for each such cancelled Company Option (A) at the Closing, an amount in cash equal to the amount by which the Per Share Upfront Closing Cash Consideration exceeds the exercise price of such Company Option, (B) at the Closing, the Per Share Upfront Stock Consideration, (C) in the event any Per Share Future Payment Amount becomes due pursuant to Section 1.17 (Post-Closing Adjustment), Section 1.21(d) (Securityholders’ Representative) or Section 1.22(d) (Escrow Agreement), the applicable Per Share Future Payment Amount and (D) in the event any Milestone Consideration becomes due pursuant to Section 1.18 (Milestone Consideration), the right to receive the Per Share Milestone Consideration, less, in each case, applicable Taxes required to be withheld pursuant to Section 1.16(d) (Exchange/Payment); and

(ii)        Each Company Option that is not a Vested In-the-Money Company Option and is outstanding immediately prior to the Merger I Effective Time, shall be cancelled at the Merger I Effective Time for no consideration and the holder thereof shall not be entitled to receive any payment therefor for each such cancelled Company Option.

(b)         Before the Merger I Effective Time, the Company shall be permitted to accelerate the vesting (A) as required in accordance with any acceleration agreement in effect as of the date hereof and (B) on a per Securityholder basis by up to (but no more than) 25,000 shares of Company Common Stock underlying Company Options that are unvested for each respective Securityholder as of immediately before the Merger I Effective Time.  The Company agrees that the Company Board shall adopt such resolutions or take such other actions (including obtaining any required consents and satisfaction of any notice requirements under the terms of each outstanding Company Option) prior to the Merger I Effective Time as may be required to effect the transactions described in Section 1.6 (Treatment of Company Options).

1.7        Payoff Letters.  No later than five Business Days prior to the Closing Date, the Company shall deliver customary payoff letters in form and substance reasonably acceptable to Parent (each a “Payoff Letter”) for the Closing Date Indebtedness set forth on Section 1.7 of the Disclosure Schedule, all other indebtedness for borrowed money incurred between the date hereof and the Closing Date, and a release of the guaranty in connection with that certain Promissory Note, dated October 12, 2015, in the original principal amount of $2,658,000 in favor of Wells Fargo Bank, N.A., as lender (SBA Loan No. 77495950-08) such that the Company shall have no Liability thereunder as of the Closing (collectively, the “Terminated Indebtedness”), which shall provide that upon receipt from or on behalf of the Company of the pay-off amount set forth in the Payoff Letter, (a) the Terminated Indebtedness incurred shall be satisfied, and all obligations of the lenders terminated (other than those that customarily survive in payoff letters), (b) if any Terminated Indebtedness is secured, all Liens relating to the assets, rights and properties of the Company with respect to such secured Terminated Indebtedness shall be released and terminated without any further action by the secured parties and (c) the Company or its designee shall be entitled to file documents to reflect the release of such Liens.  At the Closing, subject to compliance by the Company with its obligations under Section 1.17 (Post-Closing Adjustment) and Section 4.2 (Conduct of the Business of the Company) and delivery of such Payoff Letters by the lenders pursuant to the immediately preceding sentence and any other information as may be reasonably required to determine amounts required to pay off, discharge and terminate the Terminated Indebtedness, Parent shall, or shall cause, all Terminated Indebtedness to be paid off and/or terminated.  Notwithstanding anything in this Agreement to the contrary, the Terminated Indebtedness shall only reduce the portion of Upfront Cash Consideration payable to the Key Employee and shall not be borne equally by all Securityholders.

1.8         Closing Payment.  On the Closing Date and following the filing of the Merger I Filing with the California Secretary of State (with such filing, for the avoidance of doubt, occurring on the Closing Date), Parent will make, or cause to be made, the following payments:

(a)          The Closing Cash Consideration Amount (to the extent payable to the holders of Company Capital Stock and Non-Employee Options, which, for the avoidance of doubt, excludes the Aggregate Exercise Price), deposited with the Payment Agent in accordance with the wire transfer instructions provided by the Securityholders’ Representative.

(b)          The amount of the Securityholders’ Representative Reserve and any upfront engagement fee of the Securityholders’ Representative, deposited with the Securityholders’ Representative in accordance with wire transfer instructions provided by the Securityholders’ Representative.

(c)        The Estimated Closing Date Indebtedness, by wire transfer of immediately available funds to the applicable holder of such indebtedness in accordance with the Payoff Letter and wire instructions provided by each such Person.

(d)        The Estimated Closing Date Transaction Expenses, by wire transfer of immediately available funds to the applicable third party in accordance with the Estimated Closing Statement and in accordance with wire instructions and invoices or payoff letters in form and substance reasonably satisfactory to Parent provided by each such Person.

(e)        The Purchase Price Escrow Amount and the Escrow Amount, deposited with the Escrow Agent in accordance with wire transfer instructions provided by the Escrow Agent.

1.9         Further Action.  If, at any time after the Merger I Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Merger I Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub I and the Company, the officers and directors of the Merger I Surviving Corporation and Parent shall take such action, so long as such action is not inconsistent with this Agreement.

1.10      Closing of the Company’s Transfer Books.  At the Merger I Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Merger I Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Merger I Effective Time shall cease to have any rights as shareholders of the Company, and each certificate representing any such Company Capital Stock (a “Company Stock Certificate”) or uncertificated book-entry shares (a “Book-Entry”) shall thereafter represent the right to receive the consideration referred to in Section 1.5 (Conversion of Shares) (or if applicable, Section 1.20 (Dissenters’ Rights)), if any; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Merger I Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Merger I Effective Time.  If, after the Merger I Effective Time, a Company Stock Certificate or a Book-Entry is presented to the Payment Agent or to the Merger I Surviving Corporation or Parent, such Company Stock Certificate or a Book-Entry shall be cancelled and shall be exchanged as provided in Section 1.16 (Exchange/Payment).

1.11      Merger II.  Immediately after the Merger I Effective Time, subject to the conditions set forth in this Agreement, and in accordance with the CALLCA at the Merger II Effective Time, the Merger I Surviving Corporation shall be merged with and into Merger Sub II, and the separate existence of the Merger I Surviving Corporation shall cease.  Merger Sub II will continue as the surviving corporation in Merger II (the “Merger II Surviving Company”) and a wholly owned subsidiary of Parent.

1.12      Effect of Merger II.  Merger II shall have the effects set forth in this Agreement and in the applicable provisions of the CALLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Merger II Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Merger I Surviving Corporation and Merger Sub II shall vest in the Merger II Surviving Company, and all debts, liabilities and duties of the Merger I Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Merger II Surviving Company.

1.13       Merger II Effective Time.  Subject to the provisions of this Agreement, Parent, Merger I Surviving Corporation and Merger Sub II shall cause this Agreement (subject to changes as may be mutually agreed to by Parent and the Company in accordance with this Agreement and the CALLCA) together with officer’s certificates satisfying the applicable requirements of the CALLCA (collectively, the “Merger II Filing”) with respect to Merger II to be duly executed, acknowledged, delivered for filing with and filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CALLCA, as soon as practicable following the Merger I Effective Time.  Merger II shall become effective upon the date and time of the filing of the Merger II Filing with the Secretary of State of the State of California, or at such later time as may be specified in the Merger II Filing (the “Merger II Effective Time”).

1.14       Articles of Organization and Operating Agreement; Officers.

(a)          The articles of organization of Merger Sub II as in effect immediately prior to the Merger II Effective Time shall be and constitute the articles of organization of the Merger II Surviving Company from and after the Merger II Effective Time until amended in accordance with the CALLCA.

(b)          The limited liability company agreement of Merger Sub II as in effect immediately prior to the Merger II Effective Time shall be and constitute the limited liability company agreement of the Merger II Surviving Company from and after the Merger II Effective Time until amended in accordance with the CALLCA.

(c)         The officers of the Merger II Surviving Company as of the Merger II Effective Time shall be the individuals who are officers of Merger Sub II immediately prior to the Merger II Effective Time, until the earlier of their removal or resignation or until their respective successors are duly elected and qualified, as the case may be.

1.15      Effect of Merger II on Merger I Surviving Corporation Common Stock and Merger Sub II Units.  At the Merger II Effective Time, by virtue of Merger II and without any further action on the part of Parent, Merger Sub II, the Merger I Surviving Corporation, the Company or any Securityholder:

(a)        each share of common stock of the Merger I Surviving Corporation shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b)        each unit of Merger Sub II issued and outstanding immediately prior to the Merger II Effective Time shall be converted into and become one newly issued, fully paid and non-assessable unit of the Merger II Surviving Company.

1.16       Exchange/Payment.

(a)         Prior to the Closing Date, Parent shall engage PNC Bank, National Association or another reputable bank or trust company reasonably acceptable to the Company to act as payment agent in Merger I (the “Payment Agent”) and enter into a payment agent agreement in form and substance reasonably acceptable to the Company (the “Payment Agent Agreement”).  Parent shall pay the Payment Agent all fees and expenses of the Payment Agent and shall deposit, or shall cause to be deposited on or prior to the Closing, with the Payment Agent cash in the amount of the Closing Cash Consideration Amount (to the extent payable to the holders of Company Capital Stock and Non-Employee Options, which, for the avoidance of doubt, excludes the Aggregate Exercise Amount) and shall make available through Parent’s transfer agent Book-Entry shares of Parent Common Stock in the amount of the Upfront Stock Consideration or other stock consideration that may become due hereunder.  As soon as practicable after the date hereof and prior to the Closing (the delivery of the Information Statement by the Company, including the information included therein pursuant to Section 5.1 to be provided by Parent, shall not be unreasonably delayed) the Payment Agent shall deliver (including via email, if available) to the holders of Company Capital Stock and Company Options, in each case as of immediately prior to the Merger I Effective Time: (i) the Information Statement, Joinder Agreement, and Accredited Investor Questionnaire (ii) a letter of transmittal in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”), (iii) the requisite documents to execute and instructions for use in effecting the surrender of Company Stock Certificates, Book-Entries or Company Options, as applicable, in exchange for the consideration payable thereof (as set forth in Section 1.5 (Conversion of Shares) and/or Section 1.6 (Treatment of Company Options)).  Upon surrender of a Company Stock Certificate, Book-Entry or Company Option to the Payment Agent for payment, together with a duly executed Letter of Transmittal, (A) the holder of such Company Stock Certificate, Book-Entry or Company Option, as applicable, shall be entitled to promptly receive in exchange therefor (1) the applicable portion of the Closing Cash Consideration Amount and Upfront Stock Consideration for each share evidenced by such Company Stock Certificate, Book-Entry or Company Option, (2) if and when due and payable, the Per Share Future Payment Amount in respect of a Future Payment for each share evidenced by such Company Stock Certificate, Book-Entry or Company Option, and (3) if and when due and payable, the Per Share Milestone Consideration in respect of a Milestone for each share evidenced by such Company Stock Certificate, Book-Entry or Company Option, in each case as determined pursuant to Section 1.5 (Conversion of Shares) or Section 1.6 (Treatment of Company Options), as applicable, in each case in cash and/or by issuing Book-Entry shares of Parent Common Stock (as applicable) and (B) the Company Stock Certificate, Book-Entry or Company Option so surrendered shall be cancelled.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent, as applicable, may, as a condition to the payment of the consideration hereunder with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate, require the owner of such Company Stock Certificate to provide a reasonably appropriate affidavit to Parent or the Payment Agent, as applicable (a “Lost Certificate Affidavit”).  All consideration paid upon the surrender of Company Stock Certificates or Book-Entries (or Lost Certificate Affidavits in lieu thereof as set forth in this Section 1.16(a) (Exchange/Payment)) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented thereby.  No interest will be paid or accrued on any amount payable for shares of Company Capital Stock pursuant to this Section 1 (Description of Transaction).  Notwithstanding the foregoing, the Payment Agent will not make any payment to the holders of Employee Options and (i) subject to Section 1.16(d) (Exchange Payment), within one full payroll period following the Merger II Effective Time, the Merger II Surviving Company shall pay through the Company’s payroll system the portion of the Closing Cash Consideration, if any, due to each Employee Option Holder in respect of such individual’s Employee Options in accordance with Section 1.6 (Treatment of Company Options), (ii) Parent shall make available through Parent’s transfer agent Book-Entry shares of Parent Common Stock in the amount of the Upfront Stock Consideration (if and to the extent payable to the Employee Option Holders in accordance with Section 1.6 (Treatment of Company Options)) and (iii) to the extent any additional cash payment becomes due pursuant to Section 1.6(a)(i) (Treatment of Company Options), within one full payroll period following the final determination of such additional payment amount in accordance with Section 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 1.21(d) (Securityholders’ Representative) or 1.22(d) (Escrow Agreement), as applicable, the Merger II Surviving Company shall pay through the Company’s payroll system the cash portion of such Future Payment or such Milestone Consideration, if any, and make available through Parent’s transfer agent Book-Entry shares of Parent Common Stock in the amount of the Parent Common Stock portion of such Future Payment or such Milestone Consideration, if any, due to each Employee Option Holder in respect of such individual’s Employee Options in accordance with Section 1.6 (Treatment of Company Options).

(b)        Any portion of the consideration payable in accordance with Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 1.21(d) (Securityholders’ Representative) and 1.22(d) (Escrow Agreement) that remains undistributed by the Payment Agent to a Securityholder as of 180 days after the date of deposit of such amounts with the Payment Agent shall be delivered to Parent upon demand, and unclaimed amounts of such payments shall, to the extent permitted by applicable Law, become the property of the Merger I Surviving Corporation and, after the Merger II Effective Time, the Merger II Surviving Company (and their successors), free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, any Securityholder who has not theretofore surrendered the documentation contemplated under this Section 1.16 (Exchange/Payment) shall thereafter look only to the Merger II Surviving Company or Parent and only as general creditors thereof for satisfaction of their claims for the cash amounts or Parent Common Stock payable in accordance with Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 1.21(d) (Securityholders’ Representative) and 1.23(d) (Escrow Agreement), as applicable.

(c)         None of Parent, the Merger I Surviving Corporation or the Merger II Surviving Company shall be liable to any holder or former holder of Company Capital Stock or Company Options with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(d)        Each of Parent, the Company, the Merger I Surviving Corporation, the Merger II Surviving Company, the Escrow Agent and the Payment Agent (each, a “Withholding Agent”) will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person the amounts such Withholding Agent is required to deduct and withhold under the Code or any other Tax Law.  To the extent that amounts are so withheld and properly paid over to the applicable Governmental Body in accordance with applicable Law, such withheld and paid over amounts will be treated as having been paid to such Person in respect of which such deduction and withholding was made.  At Parent’s election, if any payment of consideration comprises of cash and Parent Common Stock, Parent shall be entitled to make such deduction and withholding in whole or part from the cash component of such consideration.

(e)         Subject to Sections 1.16(a) and 1.16(c), after Parent delivers any payment to the Payment Agent pursuant to Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 1.21(d) (Securityholders’ Representative) and 1.22(d) (Escrow Agreement) in accordance with the Closing Payment Schedule or any updated Closing Payment Schedule, each Securityholder will be entitled to look only to the Payment Agent (or, solely if applicable under Section 1.16(a), the Merger II Surviving Company or Parent) for any cash payments due and payable to such Securityholder pursuant to Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 1.21(d) (Securityholders’ Representative) and 1.22(d) (Escrow Agreement) following the delivery of such Securityholder’s duly executed and completed Letter of Transmittal and Company Stock Certificate, as applicable, pursuant to this Agreement.

(f)          If Parent determines in good faith that there is a material error on the face of any updated Closing Payment Schedule, other than any matter that is the subject to resolution pursuant to Section 1.17 (Post-Closing Adjustment) which Parent will not be entitled to further dispute pursuant to this Section 1.16(f), Parent and the Securityholders’ Representative shall for a period of five Business Days following Parent’s delivery to the Securityholders’ Representative of notice (such notice shall be delivered no later than the applicable payment date) of such dispute engage in good faith negotiations to resolve such dispute and Parent shall not be required to make the applicable payments corresponding to such updated Closing Payment Schedule until the earlier of the final resolution of such dispute and five Business Days following the applicable payment date.

(g)         No fractional shares of Parent Common Stock shall be issued and no certificates for any such fractional shares shall be issued to the Participating Securityholders in connection with the transactions contemplated hereby.  Any fraction of a share of Parent Common Stock issuable to a Participating Securityholder pursuant to this Agreement shall, after aggregating all such issuable shares, be rounded down to the nearest whole share.

(h)         In the event the total number of shares of Parent Common Stock to be issued hereunder exceeds 19.9% of the total Parent Common Stock outstanding (not including any shares of Parent Common Stock that are owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities) (the “Nasdaq Threshold”) and a stockholder approval of the issuance of such number of Parent Common Stock would be required pursuant to Nasdaq Rule 5635, then Parent shall pay all payments of Parent Common Stock issuable under this Agreement in cash in immediately available funds to the extent such number of shares of Parent Common Stock exceeds the Nasdaq Threshold.

1.17       Post-Closing Adjustment.

(a)         Not fewer than three Business Days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Statement and the Closing Payment Schedule accompanied by reasonable supporting detail relating to each component (including bank statements dated as of the date that the Estimated Closing Statement is provided, a reconciliation between any differences in the Estimated Closing Date Cash Amount and the bank statement, debt payoff letters (including Payoff Letters) and invoices).  Upon the delivery of the Estimated Closing Statement, the Company will reasonably make available to Parent and its representatives the work papers and other books and records used in preparing the Estimated Closing Statement and to the employees of the Company, who are knowledgeable about the preparation of the Estimated Closing Statement, in each case, for the purpose of assisting Parent and its representatives in their review of the Estimated Closing Statement and the calculations contained therein.  The Company shall consider in good faith any potential adjustments to the Estimated Closing Statement and Closing Payment Schedule raised by Parent prior to the Closing and, make any corresponding changes to the Estimated Closing Statement and the Closing Payment Schedule that the Company reasonably deems appropriate based on Parent’s proposed adjustments and shall reissue the Estimated Closing Statement and each component thereof along with an updated Closing Payment Schedule prior to the Closing Date with any such revisions that the Company has determined are appropriate.

(b)         Within 90 days following the Closing, Parent shall prepare and deliver to the Securityholders’ Representative a written statement (the “Closing Statement”) setting forth (i) an unaudited Closing Date Balance Sheet and (ii) in reasonable detail its calculation of (A) the Closing Date Net Working Capital and the Final Net Working Capital Adjustment, (B) the Closing Date Cash Amount, (C) the Closing Date Indebtedness and (D) the Closing Date Transaction Expenses.  Subject to applicable Laws relating to the exchange of information and except as required to comply with any COVID-19 Measures, following the Closing, Parent shall provide to the Securityholders’ Representative and its representatives reasonable access, during regular business hours, in such a manner as to not interfere with the normal operation of Parent, the Merger I Surviving Corporation or the Merger II Surviving Company, as applicable (subject to the execution of customary work paper access letters, if requested), to work papers and books and records relating to the preparation of the Closing Statement and to the employees of the Company, who are knowledgeable about the preparation of the Closing Statement, in each case, solely for the purpose of assisting the Securityholders’ Representative and its representatives in their review of the Closing Statement and the calculations contained therein.

(c)        If the Securityholders’ Representative disagrees with the calculations in the Closing Statement, the Securityholders’ Representative shall notify Parent of such disagreement in writing (the “Dispute Notice”) no later than the 30th day after delivery of the Closing Statement.  The Dispute Notice must set forth in reasonable detail (i) any item on the Closing Statement which the Securityholders’ Representative believes has not been prepared in accordance with this Agreement and the Securityholders’ Representative’s determination of the amount of such item and (ii) the Securityholders’ Representative’s alternative calculation of the Closing Date Net Working Capital and Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as the case may be.  The Dispute Notice shall include only disagreements based on mathematical errors or the failure of the Closing Date Net Working Capital, Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses to be calculated in accordance with this Section 1.17 (Post-Closing Adjustment), the Accounting Principles and the definitions contained in this Agreement (including the inclusion or exclusion of items in the definition and the magnitude of the included or excluded items).  Any item or amount that the Securityholders’ Representative does not dispute in the Dispute Notice within such period shall be final, binding and conclusive for all purposes hereunder.

(d)        In the event any such Dispute Notice is timely provided, Parent and Securityholders’ Representative shall use commercially reasonable efforts for a period of 30 days after the date of such Dispute Notice (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice and all such discussions and negotiations related thereto shall (unless otherwise agreed in writing by Parent and the Securityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule.  If, at the end of such 30-day period (or such longer period as mutually agreed in writing), the Securityholders’ Representative and Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally recognized financial services firm, reasonably acceptable to Parent and the Securityholders’ Representative, which shall not be the independent accountants or auditors of Parent or the Company (the “Dispute Auditor”).  The Dispute Auditor shall act as an expert and not an arbitrator in resolving the matters submitted to it.  The Dispute Auditor shall determine, based solely on the provisions of this Section 1.17 (Post-Closing Adjustment), the Accounting Principles and the written presentations by the Securityholders’ Representative and Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice.

(e)         The Dispute Auditor’s determination of the Closing Date Net Working Capital, the Final Net Working Capital Adjustment, the Closing Date Cash Amount, the Closing Date Indebtedness or the Closing Date Transaction Expenses, as applicable, shall be made within 30 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Securityholders’ Representative and Parent.  A judgment of a court of competent jurisdiction selected pursuant to Section 10.5 (Applicable Law; Jurisdiction) hereof may be entered following the Dispute Auditor’s determination solely for the purposes of enforcing the payment of the specific amount provided by the Dispute Auditor; provided that no party shall make any filing to obtain such judgment unless (i) the payment required by such determination shall not have been made and (ii) 15 days shall have elapsed following delivery of the Dispute Auditor’s determination.  The Dispute Auditor has exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 1.17 (Post-Closing Adjustment) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 1.17 (Post-Closing Adjustment).  The Dispute Auditor shall allocate its fees and expenses between Parent and the Securityholders’ Representative (on behalf of the Participating Securityholders) in the proportion that Parent’s position, on the one hand, and the Securityholders’ Representative, on the other hand (based on the aggregate of all differences taken as a whole), bear to the final resolution as determined by the Dispute Auditor.

(f)         The Securityholders’ Representative and Parent shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute Auditor access to all data and other information it reasonably requests for purposes of such resolution.  In no event shall the decision of the Dispute Auditor assign a value to any item greater than the larger value for such item claimed by either Parent or Securityholders’ Representative or lesser than the smaller value for such item claimed by either Parent or Securityholders’ Representative.  Any determinations made by the Dispute Auditor pursuant to this Section 1.17 (Post-Closing Adjustment) shall be final, binding and conclusive on the parties hereto, absent manifest error or fraud.

(g)         “Adjustment Amount” shall mean the net amount, which may be positive or negative, equal to: (i) (A) the amount of the Final Net Working Capital Adjustment (based on the Closing Date Net Working Capital (as finally determined in accordance with this Section 1.17 (Post-Closing Adjustment))); minus (B) the Estimated Closing Date Net Working Capital (which amount may be positive or negative); plus (ii) (A) the Closing Date Cash Amount (as finally determined in accordance with this Section 1.17 (Post-Closing Adjustment)); minus (B) the Estimated Closing Date Cash Amount; plus (iii) (A) the Estimated Closing Date Indebtedness; minus (B) the amount of Closing Date Indebtedness (as finally determined in accordance with this Section 1.17 (Post-Closing Adjustment)); plus (iv) (A) the Estimated Closing Date Transaction Expenses; minus (B) the amount of Closing Date Transaction Expenses (as finally determined in accordance with this Section 1.17 (Post-Closing Adjustment)).

(h)         If the Adjustment Amount is zero or a positive number, then within ten Business Days after the final determination of the amount in accordance with this Section 1.17 (Post-Closing Adjustment), Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to release (A) the applicable portion of the Purchase Price Escrow Amount to the Payment Agent for further distribution to the Participating Securityholders that are holders of Company Common Stock and Non-Employee Option Holders (in respect of Non-Employee Options), (B) the remainder of the Purchase Price Escrow Amount to Merger II Surviving Company for delivery to Employee Option Holders in respect of Employee Options through the Company’s payroll system and (C) the Adjustment Amount to the extent in excess of the Purchase Price Escrow Amount, if any, to Participating Securityholders that are holders of Company Common Stock, Non-Employee Option Holders and Employee Option Holders in shares of Parent Common Stock (calculated at the Parent Trading Price) by making available through Parent’s transfer agent Book-Entry shares of Parent Common Stock, in each case with such payments to the Participating Securityholders to be made in accordance with each holder’s Ownership Percentage and subject to Section 1.16 (Exchange/Payment).  Prior to any such distribution of the Adjustment Amount or Purchase Price Escrow Amount to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Adjustment Amount payable to each Participating Securityholder and any distribution pursuant to this Section 1.17(h) shall be subject to Section 1.16(f) (Exchange/Payment).

(i)         If the Adjustment Amount is a negative number and its absolute value is equal to or greater than the Purchase Price Escrow Amount then within ten Business Days after the final determination of such amount, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to release (i) the Purchase Price Escrow Amount and (ii) any amount by which the Adjustment Amount exceeds the Purchase Price Escrow Amount from the Escrow Amount, in each case, to Parent.  To the extent the Adjustment Amount is not satisfied by (i) and (ii), then Parent shall be entitled to recourse for such shortfall through (i) set off pursuant to Section 8.8 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments) and/or (ii) direct indemnification by each Participating Securityholder, severally and not jointly, in accordance with such Participating Securityholder’s Ownership Percentage (including in accordance with Section 8.9(e) (Determination of Indemnification Amounts)).

(j)         If the Adjustment Amount is a negative number with an absolute value that is lower than the Purchase Price Escrow Amount (such difference between the absolute value of the Adjustment Amount and the Purchase Price Escrow Amount, the “Shortfall”), then within ten Business Days after the final determination of such amount, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to release (i) the Adjustment Amount to Parent, and (ii) (A) to the Payment Agent, the portion of the Shortfall due to the Participating Securityholders that are holders of Company Common Stock or the Non-Employee Option Holders (in respect of Non-Employee Options) and (B) to the Merger II Surviving Company, the portion of the Shortfall due to the Participating Securityholders that are Employee Option Holders in respect of Employee Options to be delivered through the Company’s payroll system, in each case with such payments to the Participating Securityholders to be made in accordance with each holder’s Ownership Percentage.  Prior to any such distribution of the Shortfall to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Shortfall payable to each Participating Securityholder and any distribution pursuant to this Section 1.17(j) shall be subject to Section 1.16(f) (Exchange/Payment).

(k)         Pursuant to Section 1.8 (Closing Payment), Parent shall cause the payment of: (i) the Estimated Closing Date Transaction Expenses, if any, to the Persons identified on the Estimated Closing Statement and (ii) the Estimated Closing Date Indebtedness, if any, to the Persons identified on Section 1.17 of the Disclosure Schedule.  The Company shall deliver all applicable wire instructions for the payment of any Estimated Closing Date Transaction Expenses and Estimated Closing Date Indebtedness to Parent at least five Business Days prior to the Closing.

(l)          Any distribution of the Adjustment Amount, if any, to the Participating Securityholders shall be subject to Section 8.8 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments).  Any set-off pursuant to Section 8.8 or payment of the Adjustment Amount for which a value of Parent Common Stock must be determined shall be determined on the basis of the Parent Trading Price.

1.18        Milestone Consideration.

(a)       Within twenty days following achievement of the Milestone during the Payment Term, Parent shall notify the Securityholders’ Representative that the Milestone has been achieved, and no later than 30 days following the date of the achievement of the Milestone (subject to delivery and finalization (in accordance with Section 1.16(f) (Exchange/Payment)) of the updated Closing Payment Schedule as set forth in the next sentence), Parent shall deliver, or cause to be delivered, to the Participating Securityholders or the Payment Agent and/or Merger Sub II Surviving Company for the benefit of the Participating Securityholders, in Parent’s sole discretion, pursuant to the distribution mechanics set forth in Section 1.5 (Conversion of Shares), Section 1.6 (Treatment of Company Options) and Section 1.16 (Exchange Payment), as applicable, the Milestone Consideration.  Promptly following receipt of notice of achievement of the Milestone and prior to delivery of any Milestone Consideration to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Milestone Consideration payable to each Participating Securityholder.  The Milestone Consideration shall only be payable once, upon the first occurrence of the Milestone, and no additional payment will be due in the event of any repeated occurrence of the Milestone.  No Milestone Consideration shall be payable with respect to the Milestone if first achieved after the end of the Payment Term.

(b)        Each Participating Securityholder, by such Person’s execution of a Joinder Agreement, a Letter of Transmittal, a Surrender Agreement, as applicable, and/or receipt of any Merger Consideration hereunder, acknowledges and agrees that (i) Parent is entitled to conduct the business of the Merger I Surviving Corporation and the Merger II Surviving Company, as applicable, including, without limitation, with respect to any BioDiscovery Products in a manner that is in the best interests of Parent and its stockholders, and shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Merger I Surviving Corporation and the Merger II Surviving Company and/or the BioDiscovery Products and to take or refrain from taking any action with respect thereto; (ii) Parent or an Affiliate of Parent currently or may in the future offer products or services that compete, either directly or indirectly, with the BioDiscovery Products and may make decisions with respect to such products and services that may adversely affect the BioDiscovery Products and the products, services, sales, revenues, expenses, or other financial performance measures of the Merger I Surviving Corporation or the Merger II Surviving Company or the BioDiscovery Products; and (iii) neither Parent nor any of its Affiliates shall have any liability to any Participating Securityholder or any other Person for any claim, loss or damage of any nature, including claims, losses or damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which any Milestone Consideration becomes payable in accordance with this Section 1.18 (Milestone Consideration), unless and only to the extent that it takes any action intended for the primary purpose of frustrating the payment of the Milestone Consideration hereunder.  Parent’s maximum aggregate liability for any and all breaches by Parent of its obligations under this Section 1.18 (Milestone Consideration) shall be limited to the unpaid portion, if any, of the Milestone Consideration for the Milestone, plus the reasonable attorneys’ fees and costs of experts incurred by the Securityholders’ Representative in enforcing the Participating Securityholders’ rights under this Section 1.18 (Milestone Consideration), and neither Parent nor any of its Affiliates shall have any other liability hereunder to any Participating Securityholder or any other Person for any claim, loss or Damage of any nature, including claims, losses or Damages that arise out of or relate in any way to any decisions or actions affecting whether or not or the extent to which the Milestone Consideration becomes payable in accordance with this Section 1.18 (Milestone Consideration).  Notwithstanding anything to the contrary contained herein, none of Parent nor any of its Affiliates shall take any action primarily designed to prevent any payment of the Milestone.

(c)       The right of any Participating Securityholder to receive any Per Share Milestone Consideration (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Participating Securityholder other than by will, upon death or by operation of Law and (iii) does not represent any right other than the right to receive the Per Share Milestone Consideration pursuant to this Agreement.  Any attempted transfer of the right to any amounts with respect to any such issuance by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

(d)        Any distribution of the Milestone Consideration, if any, to the Participating Securityholders shall be subject to Section 8.8 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments).

1.19        Stock Legends.

(a)        Notwithstanding anything else to the contrary in this Agreement, all Parent Common Stock issued to Participating Securityholders pursuant to this Agreement (including pursuant to Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 5.6(g) (Tax Matters)) may be issued in uncertificated Book-Entry form made available through Parent’s transfer agent (unless otherwise determined by Parent in its sole discretion).

(b)       In addition to any legend imposed by applicable state securities Laws or the Stock Restriction Agreement, the Book-Entries or certificates representing the Parent Common Stock to be issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Parent’s transfer agent), stating substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

1.20       Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock, if any, held by a holder who (i) properly demanded that the Company purchase such Company Capital Stock for fair market value in accordance with, and otherwise complied with, the provisions of Chapter 13 of California Law (“Chapter 13”) and (ii) not effectively withdrawn or lost such holder’s rights to demand purchase for such shares of Company Capital Stock for fair market value pursuant to Chapter 13 (any such shares being referred to as “Dissenting Shares” and a holder of Dissenting Shares, a “Dissenting Shareholder”), will not be converted into or represent the right to receive consideration in accordance with Section 1.5 (Conversion of Shares), but instead at the Merger I Effective Time shall become entitled only to payment of the fair value of such Company Capital Stock determined in accordance with Chapter 13 (it being understood and acknowledged that at the Merger I Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares as determined in accordance with Chapter 13); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under Chapter 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Merger I Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, consideration in accordance with and subject to the provisions of Section 1.5 (Conversion of Shares) upon surrender of the certificate representing such shares in accordance with the terms of Section 1.16 (Exchange/Payment).  The Company shall provide prompt notice to Parent of any demands received by the Company for the purchase of shares of Company Capital Stock under Chapter 13, any withdrawal of any such demand and any other notice or instrument delivered to the Company prior to the Merger I Effective Time related thereto, and Parent shall have the opportunity and right to direct all negotiations and Legal Proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.  Any communication to be made by the Company to any Securityholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Securityholder prior to the Company receiving Parent’s written consent.

1.21       Securityholders’ Representative.

(a)      In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in this Agreement (including Sections 1.15 (Exchange/Payment), 1.17 (Post-Closing Adjustment), 1.18 (Milestone Consideration), 5.6 (Tax Matters), 8 (Indemnification) and 10.1 (Amendment)), the Securityholders, by the adoption of this Agreement, acceptance of consideration under this Agreement or the completion and execution of the Letters of Transmittal or Joinder Agreement shall be deemed to have designated Soheil Shams as the representative of the Securityholders (the “Securityholders’ Representative”).

(b)         The Securityholders’ Representative may resign at any time.  In the event the Securityholders’ Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Securityholders who hold at least a majority in interest of the Ownership Percentages at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Securityholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)        By their adoption of this Agreement, acceptance of consideration under this Agreement or the delivery of the Letter of Transmittal and/or Surrender Agreement, as applicable, contemplated by Section 1.16 (Exchange/Payment), the Securityholders shall be deemed to have agreed, in addition to the foregoing, that:

(i)          the Securityholders’ Representative shall be appointed and constitute the exclusive agent and true and lawful attorney-in-fact of each Securityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including executing and delivering any agreements, amendments, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the agreements ancillary hereto.  The Securityholders’ Representative hereby accepts such appointment;

(ii)         the Securityholders’ Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Securityholders (in the name of any or all of the Securityholders or otherwise) any and all documents, including the Escrow Agreement, that the Securityholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Securityholder individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby, including the payment of any Adjustment Amount pursuant to Section 1.17(g) (Post-Closing Adjustment) and the payment of any amounts in satisfaction of any claims for indemnification made by Parent pursuant to Section 8 (Indemnification), and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; provided, however, that the Securityholders’ Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule;

(iii)      Parent shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on the instructions and decisions given or made by the Securityholders’ Representative as to any of the matters described in this Section 1.22 (Securityholders’ Representative), and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

(iv)        all actions, decisions and instructions of the Securityholders’ Representative shall be conclusive and binding upon each of the Securityholders, and no Securityholders shall have any cause of action against the Securityholders’ Representative and the Securityholders’ Representative will not be liable for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, except for fraud or willful breach of this Agreement or the Escrow Agreement on the part of the Securityholders’ Representative;

(v)        the provisions of this Section 1.22 (Securityholders’ Representative) and the powers, immunities and rights to indemnification granted to the Securityholders’ Representative Group hereunder: (A) are independent and severable, are irrevocable and coupled with an interest, and shall survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto; and (B) shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated by this Agreement;

(vi)        no Securityholders shall have any cause of action against the Securityholders’ Representative for any action taken, decision made or instruction given by the Securityholders’ Representative under this Agreement, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived;

(vii)     the Securityholders’ Representative shall be entitled to: (x) rely upon the Closing Payment Schedule, (y) rely upon any signature believed by it to be genuine, and (z) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party; and

(viii)    the provisions of this Section 1.22 (Securityholders’ Representative) shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Securityholder, and any references in this Agreement to a Securityholder or the Securityholders shall mean and include the successors to the Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d)       At the Closing, Parent shall cause to be deposited, in an account designated by the Securityholders’ Representative, $50,000 (the “Securityholders’ Representative Reserve”).  The Securityholders’ Representative Reserve may be applied as the Securityholders’ Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay any charges, fees, costs, liabilities, charges, losses, fines, damages, claims, forfeitures, actions, judgments, amounts paid in settlement or expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) that the Securityholders’ Representative incurred in connection with the transactions contemplated by this Agreement and the Securityholders’ Representative Engagement Agreement, including in connection with the matters contemplated by Section 1.17 (Exchange/Payment) and the evaluation or defense of any claim for indemnification under this Agreement (the “Securityholders’ Representative Expenses”).  The Securityholders’ Representative will hold these funds in a non-interest bearing account separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or Liability for any loss of principal of the Securityholders’ Representative Reserve other than as a result of its gross negligence or willful misconduct.  The Securityholders’ Representative may contribute funds to the Securityholders’ Representative Reserve from any consideration otherwise distributable to the Participating Securityholders.  The balance of the Securityholders’ Representative Reserve held pursuant to this Section 1.21(d) (Securityholders’ Representative), if any, shall, at the sole discretion of the Securityholders’ Representative and at such time to be determined in the sole discretion of the Securityholders’ Representative, be distributed as set forth in Section 1.5 (Conversion of Shares) or Section 1.6 (Treatment of Company Options), as applicable, to the Participating Securityholders.  Prior to any such distribution of the Securityholders’ Representative Reserve, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Securityholders’ Representative Reserve payable to each Participating Securityholder (which distribution shall be subject to Section 1.16(f) (Exchange/Payment)).

(e)          Certain Participating Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement and the Securityholders’ Representative Engagement Agreement.  As between the Participating Securityholders and the Securityholders’ Representative, neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Securityholders’ Representative Group”) shall be liable for any act done or omitted hereunder or under the Escrow Agreement as Securityholders’ Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith except for fraud or willful breach of this Agreement or the Escrow Agreement by the Securityholders’ Representative.  The Securityholders’ Representative Group shall be indemnified, defended and held harmless and reimbursed by the Participating Securityholders against any Securityholders’ Representative Expenses incurred without bad faith, gross negligence or willful misconduct on the part of the Securityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and in connection with any Securityholders’ Representative Expenses, at the election of the Securityholders’ Representative, at any time first, from the Securityholders’ Representative Reserve, to the extent any funds remain in such fund, and second, directly from the Participating Securityholders according to each Participating Securityholder’s Ownership Percentage; provided, however, that no Participating Securityholder shall be liable to the Securityholders’ Representative for any amount in excess of the portion of the Upfront Merger Consideration actually paid to such Participating Securityholder.  The Participating Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial Liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby.  Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions.  The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative and the Closing or any termination of this Agreement.

1.22       Escrow Agreement.

(a)          On or prior to the Closing Date, Parent and the Securityholders’ Representative shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date, which shall be on terms and in a form mutually agreeable to the parties (the “Escrow Agreement”).  In accordance with the Escrow Agreement, Parent shall deliver or cause to be delivered to the Escrow Agent the Purchase Price Escrow Amount and the Escrow Amount by wire transfer of immediately available funds to the accounts established pursuant to the Escrow Agreement in which any portion of the Purchase Price Escrow Amount or the Escrow Amount is held for disbursement by the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Accounts”).

(b)         The Purchase Price Escrow Amount and the Escrow Amount shall be available to be paid to Parent as set forth in Section 1.17(i) (Post-Closing Adjustment) and Section 8 (Indemnification).  Each Participating Securityholder shall contribute to the Purchase Price Escrow Amount and the Escrow Amount from the Upfront Cash Consideration in accordance with such holder’s Ownership Percentage.

(c)        No later than ten Business Days after the final determination of any claim pursuant to Section 8 (Indemnification), Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to deliver such amount payable in respect of the claim to Parent.

(d)       Upon the expiration of the date that is twelve months following the Closing Date (the “Escrow Release Date”), Parent and the Securityholders’ Representative shall deliver joint written instructions (the “Joint Written Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver, no later than three Business Days following the Escrow Release Date, (A) the portion of the funds remaining of the Escrow Amount due to the Participating Securityholders that are holders of Company Common Stock or the Non-Employee Option Holders (other than amounts payable in respect of Employee Options) to the Payment Agent for payment to the Participating Securityholders based on each such Participating Securityholders’ Ownership Percentage, and (B) the portion of the funds remaining of the Escrow Amount due to the Participating Securityholders that are Employee Option Holders based on each such individual’s Ownership Percentage in respect of such individual’s Employee Options for payment by the Merger II Surviving Company to such Employee Option Holders on the regular payment date for the first full payroll period after the Escrow Release Date, in each case, subject to Section 1.16(d) (Exchange/Payment); provided that, in each case, if there are any claims under Section 8 (Indemnification) that are pending on the Escrow Release Date, the applicable portion of the Escrow Amount that is subject to any claims for which appropriate notice was timely delivered pursuant to this Agreement shall be held back and not be released or paid to Parent or the Payment Agent (on behalf of the Participating Securityholders) until such applicable claims are finally resolved and satisfied, and upon resolution of such claims, Parent and the Securityholders’ Representative shall deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Payment Agent any remaining amount in the Escrow Fund to be distributed to the Participating Securityholders in accordance with this Section 1.23 (Escrow Agreement).  Prior to any such distribution of the remaining amount in the Escrow Fund to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent and the Payment Agent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the remaining amount of the Escrow Amount payable to each Participating Securityholder which distribution shall be subject to Section 1.16(f) and (g) (Exchange/Payment).

1.23      Acknowledgment of Transaction Status.  The Mergers are intended to be treated as integrated steps in a single transaction as described in Revenue Ruling 2001-46, 2001-2 C.B. 321 and together to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code (the “Intended Tax Treatment”), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. From and after the date of this Agreement, each party shall file all Tax Returns relating to the Mergers in a manner consistent with the Intended Tax Treatment, unless (i) otherwise required pursuant to a “determination” that is final within the meaning of Section 1313(a) or (ii) the number of shares of Parent Common Stock actually received as Merger Consideration by holders of Company Capital Stock multiplied by the Parent Trading Price is less than 40% of the sum of such product plus the amount of cash received as Merger Consideration by holders of Company Capital Stock.  As of the Closing, none of the Company, Parent nor any of their respective Affiliates (i) will have knowingly taken nor will have any plan to take any action that would prevent the Mergers from being treated in accordance with the Intended Tax Treatment or (ii) will have knowingly failed to take nor have any plan to fail to take any action necessary to achieve the Intended Tax Treatment, except, in each case, as otherwise agreed between the parties under this Agreement.  Notwithstanding the foregoing, none of Parent, Merger Sub I or Merger Sub II make any representations or warranties to the Company or to any Securityholder of the Company regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any Securityholder arising from or related to this Agreement or the Mergers.  The Company acknowledges that the Company and the Securityholders are relying solely on their own Tax advisors in connection with this Agreement or the transactions contemplated hereby.

1.24       Reliance on Closing Payment Schedule.  The parties agree that Parent, Merger Sub I, Merger Sub II, the Merger I Surviving Corporation, the Merger II Surviving Company and Securityholders’ Representative shall be entitled to rely on the Closing Payment Schedule or any updated Closing Payment Schedule in making payments under this Agreement and shall not be responsible for, and shall have no Liability to any Person for any losses or Damages with respect to, the calculations or the determinations regarding such calculations in such Closing Payment Schedule or updated Closing Payment Schedule and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with the Closing Payment Schedule or any updated Closing Payment Schedule.  Payment of all amounts payable by or on behalf of Parent to the Payment Agent in accordance with this Agreement and payment of all other Parent Common Stock consideration payable hereunder as set forth in the Closing Payment Schedule (or any updated Closing Payment Schedule) shall be deemed to constitute payment by Parent to each of the holders of Company Capital Stock or Company Options in respect of their shares of Company Capital Stock or Company Option in accordance with the terms of this Agreement and satisfaction of Parent’s obligation to pay such amounts under this Agreement (notwithstanding any withholding, failure, breach or other action taken by the Payment Agent or the Securityholders’ Representative).

1.25      Adjustments to Parent Common Stock.  In the event of any stock dividends, combinations, splits, recapitalizations, Parent Change of Control and the like with respect to the Parent Common Stock, if applicable, the Upfront Stock Consideration, the positive Adjustment Amount (if any) hereunder shall be equitably adjusted to provide the Participating Securityholders the same economic effect as otherwise contemplated by this Agreement prior to such event.

SECTION 2.       Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub I, except as set forth in the corresponding sections or subsections of the Disclosure Schedule, subject to Section 10.14 (Disclosure Schedule), as follows:

2.1         Due Incorporation; Subsidiaries; Etc.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b)         The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all states where the nature of its business requires such qualification, except for any failure to be so qualified or in such good standing, individually or in the aggregate, that would not reasonably be expected to be material to the Company.  Section 2.1(b) of the Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company is organized and qualified to do business.

(c)         The Company does not have any Subsidiaries and does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person.

2.2        Authority; Binding Nature of Agreement.  The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, including the affirmative vote of holders of at least 75% of Company Capital Stock (the “Required Company Shareholder Vote”) obtained within 12 hours of the date of this Agreement via the Written Consent pursuant to Section 603 of the California Law, to consummate the Mergers and the transactions contemplated by this Agreement.  The Written Consent (i) adopts this Agreement and approves Merger I, and (ii) acknowledges that the adoption and approvals are irrevocable and result in the waiver of any right of such shareholders to demand appraisal in connection with Merger I pursuant to the California Law. As of the date of this Agreement, the Company Board (at a meeting duly called and held) has (a) determined that the Mergers are advisable and fair and in the best interests of the Company and its shareholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Mergers, and (c) recommended the adoption of this Agreement by the Company Shareholders and directed that this Agreement be submitted for consideration by the Company Shareholders by Written Consent.  This Agreement has been duly executed and delivered by the Company, and assuming due execution and delivery by Parent, Merger Sub I and Merger Sub II, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3         Articles of Incorporation and Bylaws.  The Company has delivered or otherwise made available to Parent or its representatives copies of the Company Charter and Company bylaws, including all amendments thereto, as in effect on the date hereof, which organizational documents are in full force and effect as of the date hereof.

2.4         PPP Loans.  The applications in respect of the Company PPP Loans or in respect of any other PPP Loan obtained by the Company, including all representations and certifications contained therein, was and is true, correct and complete in all respects and was otherwise completed in accordance with all applicable Law (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Body charged with the enforcement, interpretation or administration thereof).  The Company used the proceeds of the Company PPP Loans and any other PPP Loan obtained by the Company solely for the purposes permitted by the CARES Act and other COVID-19 Measures and has complied in all material respects with all requirements relating to the Paycheck Protection Program, including the CARES Act, the PPP Flexibility Act and other COVID-19 Measures.  With respect to the Company PPP Loans and any other PPP Loan obtained by the Company, the Company has either (i) repaid in full any outstanding principal and accrued interest thereon or (ii) received complete loan forgiveness.  Except for the COVID-19 Financial Assistance Applications submitted for the Company PPP Loans, the Company has not submitted, nor has it had submitted on its behalf, any COVID-19 Financial Assistance Application or has received or reasonably expects to receive any COVID-19 Financial Assistance.

2.5         Capitalization, Etc.  As of the date of this Agreement, the authorized capital of the Company consists of:

(a)          (i) 10,000,000 shares of Company Common Stock, of which 6,010,000 shares of Company Common Stock are issued and outstanding and (ii) 3,000,000 shares of Company Preferred Stock, of which no shares of Company Preferred Stock are issued and outstanding.  The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company Charter.

(b)         (i) 800,000 shares of Company Common Stock are reserved for issuance under the Equity Incentive Plans, of which 780,000 shares of Company Common Stock are subject to outstanding Company Options under the Equity Incentive Plan, (ii) 10,000 shares of Company Common Stock remain available for future grant under the Equity Incentive Plans, and (iii) 10,000 shares of Company Common Stock have been issued pursuant to the exercise of Company Options and are included in the number of outstanding shares of Company Common Stock set forth above.

(c)         Except for (i) the Company Options and (ii) those rights set forth in Section 2.5(c) of the Disclosure Schedule, (A) there are no other existing options, restricted stock units, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, any Company Shareholder or holder of the Company Options, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d)         Except for those rights set forth in Section 2.5(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other Debt of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Shareholders may vote.  Except as set forth in Section 2.5(d) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or, to the Company’s Knowledge, any Company Shareholder or any holder of the Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(e)       All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in compliance with all rights, agreements, plans, arrangements or commitments under any provision of applicable Law, the Company Charter, the Company bylaws or any Contract to which the Company is a party or by which the Company is bound.

(f)         Section 2.5(f) of the Disclosure Schedule sets forth a true and complete list of all holders of Company Capital Stock indicating for each (i) the name of the holder of such Company Capital Stock, (ii) the address of such Person, (iii) the total number of shares of Company Common Stock owned by such Person, and (iv) the total number of shares of Company Preferred Stock held by such Person (and the Series thereof).

(g)        Section 2.5(g) of the Disclosure Schedule sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option; (iii) the exercise price per share of Company Common Stock purchasable under such Company Option; (iv) whether such Company Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise; (v) whether such Company Option was granted with an “early exercise” right in favor of the holder; (vi) whether such Company Option is subject to Section 409A of the Code; (vii) the form of award agreement under which the grant was made; (viii) the vesting schedule for such Company Option (specifying in detail the number of vested Company Options and other Company Options held by each such Person); (ix) the grant date of each such Company Option; and (x) whether the holder of such Company Option is a current or former employee of the Company.  All Company Options have been issued in compliance with all applicable federal, state, foreign, or local statutes, Laws, rules, or regulations.  With respect to the Company Options, (i) each grant of an option was duly authorized by all necessary corporate action no later than the date on which the grant of such option was by its terms to be effective, (ii) all options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the grant date, as determined in accordance with Section 409A of the Code, (iii) each award of Company Options has been made using the standard form award agreement under the Equity Incentive Plan, a true, correct and complete copy of which has been made available to Parent, (iv) no Company Options differ in any material respect from such form agreement, and (v) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreement in any case from the form made available to Parent.  The treatment of Company Options under Section 1.6 hereof is permitted under the Equity Incentive Plan, applicable Laws, and the underlying individual agreements for such equity awards without obtaining the consent of any holder of Company Options.  The Company has no outstanding commitments to grant Company Options or other equity awards as of the date hereof.

2.6         Financial Statements.

(a)         The Company has delivered or otherwise made available to Parent or its counsel (i) its unaudited balance sheets as of December 31, 2019 and December 31, 2020, (ii) its unaudited statements of operations, statements of shareholders’ equity and statements of cash flows for the years ended December 31, 2019 and December 31, 2020 ((i) and (ii) collectively, the “Unaudited Company Financial Statements” and December 31, 2020 is the “Balance Sheet Date”), (iii) the unaudited balance sheet of the Company and statements of operations as of July 31, 2021 (the “Unaudited Balance Sheet”) (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”).

(b)         The Company Financial Statements (i) are correct and complete in all material respects, (ii) have been prepared in accordance with the Company’s historical accounting practices applied on a consistent basis throughout the periods indicated, (iii) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified in accordance with the Company’s historical accounting practices and (iv) have been prepared from, and are in accordance with, the books and records of the Company.  The Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements.

(c)         Except as set forth on Section 2.6(c) of the Disclosure Schedule, the Company has no Debt, whether current, short-term, long-term, secured or unsecured.

2.7        Absence of Certain Changes.  Since the Balance Sheet Date through the date of this Agreement, (a) there has not occurred any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance; (c) there has not been any material change in any method of accounting or accounting practice by the Company, except as required by concurrent changes in GAAP; (d) the Company has not made, changed or revoked any material election in respect of Taxes, changed any accounting method in respect of Taxes, settled any material claim or assessment in respect of Taxes, filed any amended Tax Return, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (e) there has not been any material change in compensation (including bonuses) or wage rate, pension, welfare, fringe or other benefits, severance or termination pay of any director or employee of the Company; (f) there has not been any amendment to the Company Charter or the Company bylaws; (g) there has not been any termination of, or receipt of notice of termination of, any Material Contracts; (h) there has not been any sale, lease, license or other disposition of any material asset (other than the sales or dispositions in the ordinary course of business consistent with past practice) or creation or imposition of any Lien, other than Permitted Encumbrances on assets, on any material assets, (i) except as expressly contemplated by this Agreement and for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions and except for any changes made in response to COVID-19 Measures, the Company has operated its business in the ordinary course consistent with past practices in all material respects and (j) has not entered into any arrangement or commitment regarding any of the matters described in subsections (a) through (i) above.

2.8        Title to and Condition of Assets.  The Company has good and valid title to all material assets owned by it as of the date of this Agreement, including all material assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet.  Except as set forth in Section 2.8 of the Disclosure Schedule, all of such assets are owned by the Company, free and clear of any Liens (other than Permitted Encumbrances).  The tangible assets (including equipment), taken as a whole, are in good working condition, subject to normal wear and tear and are sufficient for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.  Nothing in this Section 2.8 (Title to and Condition of Assets) shall be a representation or warranty with respect to Intellectual Property.

2.9         Real Property; Leasehold.

(a)        The Company does not own, and never has owned, any interest in real property, except for the leaseholds created under the real property leases (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto) identified in Section 2.9 of the Disclosure Schedule (the “Leased Real Property” and such leases, the “Real Property Leases”).  The Leased Real Property listed on Section 2.9 of the Disclosure Schedule comprises all material real property interests used in the conduct of the business and operations of the Company as currently conducted.

(b)         The Company is in material compliance with all Real Property Leases and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances.  There are no subleases or agreements to sublease, or other tenancies in effect with respect to, the Leased Real Property in which the Company has granted any other Person the right to occupy or use any Leased Real Property, and no Person is in possession of the Leased Real Property other than the Company.  The Company has not received written notice of (i) any breach or default, or intention to terminate or not renew, any Real Property Lease or (ii) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property, and to the Company’s Knowledge no event has occurred which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Real Property Lease.  To the Company’s Knowledge, no defect exists in any building or other improvement situated on the Leased Real Property that would materially impair the use or occupancy of the Leased Real Property as currently conducted.  To the Company’s Knowledge, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Leased Real Property are sufficient for the continued operation of the business of the Company as currently conducted on such Leased Real Property in all material respects.  There are no recorded or unrecorded agreements, easements or encumbrances that have been entered into by the Company or, to the Knowledge of the Company, any other party, that materially interfere with the continued access to or operation of the business of the Company as currently conducted on all Leased Real Property.

2.10       Intellectual Property.

(a)         Section 2.10(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP included in the Company Intellectual Property; (ii) the jurisdiction in which such item of Registered IP has been registered or filed, the applicable registration or filing date, and the applicable registration, application or serial number (or in the case of Internet domain names, the applicable Internet domain name registrar), (iii) if applicable the internet domain name registration, the name of the registrant and the name of the registrar, (iv) the record owner of each such item of Registered IP, (v) all registration, maintenance or renewal fees that are due or filings that must be made within 120 days of the date hereof for the purposes of maintaining, perfecting, preserving or renewing any registrations for each such item of Registered IP, and (vi ) any Person that has or purports to have an ownership interest in such item of Registered IP and the nature of such ownership interest.  The Company Intellectual Property is subsisting, and each item of Registered IP included therein that has been issued or granted is enforceable and valid.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the Company’s Knowledge, threatened, with respect to any Registered IP included in the Company Intellectual Property.

(b)         The Company solely and exclusively owns all Company Intellectual Property owned or purported to be owned by the Company, free and clear of all Liens, other than Permitted Encumbrances.  Without limiting the preceding sentence, with respect to any Patent included in the Company Intellectual Property owned or purported to be owned by the Company, there are no unnamed inventors of the inventions claimed therein who can claim or have any right in or to any such Patent.

(c)       Without limiting the generality of the foregoing: (i) all documents and instruments necessary to register or apply for or renew registration of each item of Registered IP included in the Company Intellectual Property have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body; (ii) each item of Registered IP included in the Company Intellectual Property is and at all times has been filed and maintained in compliance with all applicable Laws (including without limitation all applicable duties of candor and good faith in dealing with any applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office) and all filings, payments, and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline; (iii) except as set forth on Section 2.10(c)(iii) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property; and (iv) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Intellectual Property to any other Person.  To the extent any funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, the Company has complied with all requirements of such Governmental Body with respect thereto.

(d)        There is no Intellectual Property owned by any third party that is required or used by the Company to conduct its business as currently conducted that (i) the Company is not currently authorized to use pursuant to a valid and enforceable written license or other written agreement and (ii) will not be owned or authorized for use by the Company, following the consummation of the transactions contemplated by this Agreement, on the same terms as they were owned or authorized for use by the Company immediately prior to the Closing.

(e)        Neither the Company nor the conduct of its business infringes, misappropriates or otherwise violates, or in the prior six years has infringed, misappropriated or otherwise violated, any Intellectual Property rights of any third party.  For the prior six years, no Person has asserted any written claim (or to the Company’s Knowledge, any oral claim) (i) challenging the Company’s right, interest or title in any of the Company Intellectual Property or (ii) alleging infringement, misappropriation or other violation of any third-party Intellectual Property by the Company.  None of the Company Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company.  No formal, written legal opinion concerning or with respect to any third party Intellectual Property rights relating to any technology or process or product candidate developed, marketed or sold by the Company, including without limitation any freedom-to-operate, product clearance, or right-to-use opinion, has been conducted by or on behalf of, or delivered to the Company.

(f)         No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person, and none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been materially impaired.  Section 2.10(f) of the Disclosure Schedule sets forth all material unregistered trademarks owned by the Company or used by the Company in the conduct of its business as currently conducted and currently planned to be conducted.

(g)         To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.  During the prior six years, the Company has not asserted any written or oral claim against any third party alleging infringement, misappropriation or other violation of any Company Intellectual Property.

(h)        The Company has taken all reasonable measures (including having all employees and consultants execute appropriate and binding nondisclosure agreements) to protect the confidentiality and value of all Trade Secrets included in the Company Intellectual Property or otherwise used or held by the Company and such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to written, valid and appropriate non-disclosure and/or license agreements which have not been breached.

(i)         The Company has obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any Intellectual Property for or on behalf the Company written, valid and enforceable present assignments of any such Intellectual Property to the Company, which assignments incorporate where applicable waivers of any moral rights or similar rights.

(j)         The IT Assets constituting Company Intellectual Property or that are otherwise used by the Company (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, (ii) have not materially malfunctioned or failed within the prior six years in a manner that has had a material impact on the business of the Company, and (iii) are free from material bugs or other defects.  At all times, no Person has gained unauthorized access to such IT Assets.  At all times, the Company has implemented and maintained reasonable system change controls and backup and disaster recovery technology processes consistent with (i) industry best practices; and (ii) Privacy and Data Security Requirements.  The Company is and has, at all times, been in compliance with the terms and conditions of Contracts with third-party service providers and third-party vendors, and no such third party has alleged material breach or material default by the Company thereof.

(k)        (A) Section 2.10(k)(A) of the Disclosure Schedule identifies each Contract pursuant to which the Company is a licensee of, or is otherwise granted any rights to use any Intellectual Property that is incorporated into any Company product or service or that is otherwise material to the Company’s business by, a third party (other than non-exclusive licenses to commercially available third party software that are not incorporated into any Company product or service, and other than Open Source Licenses) and (B) Section 2.10(k)(B) of the Disclosure Schedule identifies each Contract pursuant to which the Company is a licensor or otherwise grants any rights to use any Company Intellectual Property to a third party other than the Company’s standard EULA that has been provided to Parent, without material modification (each such Contract identified in clause (A) and clause (B), an “Intellectual Property Contract”).

(l)         Section 2.10(l) of the Disclosure Schedule identifies each item of Open Source Material that is incorporated into or distributed with, any Company Product, and specifies: the name of the Open Source Material; the applicable Open Source License; and whether the Open Source Material has been modified and/or distributed.  None of the Company’s proprietary software is subject to, and the Company has not caused any closed-source third party software licensed to it under an Intellectual Property Contract to become subject to, any Open Source License, or any other obligation or condition under any license that conditions the distribution of such software (or any portion thereof) on (i) the disclosure, licensing or distribution of any source code for any portion of such Company proprietary software, (ii) the granting to licensees of the right to make derivative works or other modifications to such Company proprietary software, (iii) the licensing under terms that allow such Company proprietary software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) redistribution of such Company proprietary software at no license fee.  “Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).

(m)        Neither the Company nor any Person acting on its behalf has delivered, licensed or made available any source code (whether of any software constituting Company Intellectual Property, or of any software provided to Company pursuant to any Intellectual Property Contract (any of the foregoing being “Company Source Code”)) to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or independent contractor of the Company subject to an agreement complying with Section 2.10(h) (Intellectual Property) hereof.  The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.  To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code within the possession or control of the Company to any other Person.

(n)        The Company has at all times (i) complied with (A) all applicable Privacy and Security Laws regarding the Processing of Personal Data and Customer Data and the provision of the Company Products, (B) all of the Company’s policies (including, without limitation, the Business Privacy Policies and Security Policies), procedures, public statements and representations regarding privacy and data security, including all Business Privacy Policies and similar disclosures published on the Company’s Websites or otherwise communicated to third parties, (C) all provisions regarding privacy, data protection or information security matters in contracts (including, without limitation, those relating to Sensitive Company Information) to which the Company is a party and (D) all requirements of self-regulatory organizations that apply to the Company (including, to the extent applicable, the self-regulatory requirements of the Digital Advertising Association and Network Advertising Initiative) (collectively, (A) through (D) are the “Privacy and Security Requirements”), and (ii) implemented and maintained reasonable measures that provide reasonable assurance that the Company complies with all Privacy and Security Requirements and that Company has not acquired, failed to secure, or Processed Personal Data or Customer Data in a manner that (A) violates any Privacy and Security Requirements or (B) is inconsistent with any notice to or consent from the provider of Personal Data or Customer Data.

(o)         True and correct copies of all applicable current and prior versions of internal and external-facing privacy policies from the last three years together with complete and accurate information regarding the times during which such privacy policies were in use and the mechanisms used to obtain agreement to or acknowledgment of such privacy policies, applicable to the Company’s business, including any policies regarding the Processing of Customer Data or Personal Data or otherwise pertaining to the privacy of any individual (collectively, “Business Privacy Policies”) have been provided to Parent.  The Company has, at all times, posted privacy policies on the Company’s websites, mobile applications, or where otherwise required under applicable Privacy and Security Requirements.  No disclosures made or contained in any Business Privacy Policy has been inaccurate, misleading, deceptive, or in violation of any Privacy and Security Requirements in any material respect.  Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of the Mergers and the transactions contemplated by this Agreement, nor Company’s possession or use of the Customer Data, Personal Data or any data or information in the IT Assets, will result in any violation of any Privacy and Security Requirements.  When used by a customer or user for its intended purpose, the Company Products will not cause the customer or user to violate any Privacy and Security Requirements.

(p)         The Company has: (i) provided adequate notice and obtained any necessary Consents required for the Processing of Personal Data and Customer Data under applicable Legal Requirements (including the Privacy and Security Requirements), and the Security Policies and Business Privacy Policies, (ii) complied with any Contract, agreement, permit, license or other obligation regarding the Processing of Personal Data and Customer Data; and (iii) abided by any applicable opt-outs related to Personal Data and Customer Data.

(q)         The Company holds all permits and licenses and has made all governmental filings required under applicable Privacy and Security Laws to Process Personal Data.  Where required by applicable Legal Requirements, including the Privacy and Security Laws, the Company has established and implemented a legal basis for the cross-border transfer of Personal Data and Customer Data. The Company does not sell, license, rent, lease, permit third-party access to, or otherwise make available any Sensitive Company Information to any third party for monetary or other valuable consideration in each case excluding disclosures of Sensitive Company Information (i) to the Company’s customers in connection with the Company’s provision of the Company Products to the relevant customer, and (ii) to the relevant customer’s or Company’s service providers when such disclosure is made for the sole purpose of the service provider’s provision of services to the relevant customer or the Company.  The Company has the right to both sell and transfer all Personal Data and Customer Data to Parent, and the sale and/or transfer of such Personal Data and Customer Data by the Company to Parent does not conflict with or violate applicable Legal Requirements, including the Privacy and Security Requirements.

(r)        The Company has maintained written information security policies and programs that govern the Processing of Sensitive Company Information (including, without limitation, Customer Data and Personal Data) (collectively “Security Policies”).

(s)          The Company has contractually obligated all third parties that have access to or otherwise Process Sensitive Company Information to comply with all applicable Privacy and Security Requirements and handle Sensitive Company Information in a manner sufficient to meet the Company’s obligations under Privacy and Security Requirements, including any confidentiality obligations.  The Company has no Knowledge that any third parties with access to Sensitive Company Information have failed to comply with such obligations, including the Privacy and Security Requirements.  The Company uses reasonable methods and technology to secure Sensitive Company Information from unauthorized access, acquisition, encryption and disclosure, which methods and technology comply with applicable Legal Requirements, including the Privacy and Security Requirements.  The Company has not experienced any actual or reasonably suspected breach of security, unlawful, unauthorized or accidental, loss, destruction, encryption, disclosure, modification, Processing, acquisition, unavailability of or access to any Sensitive Company Information in the past six years which has required notification of individuals or Governmental Bodies  (each a “Security Incident”).  The Company has made all notifications to customers, individuals, Governmental Bodies and others required to be made by the Company by any Privacy and Security Requirements arising out of or relating to any Security Incident, including a Security Incident caused by third parties or Company personnel (including, without limitations, employees) acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful.  There is no pending, nor has there ever been any complaint, proceeding, claim or Legal Proceeding against the Company initiated by (i) any Person; or (ii) any Governmental Body, alleging that there has been a Security Incident or alleging that any activity of the Company is in violation of any Privacy and Security Requirements, and to the Knowledge of the Company, there is no reasonable basis for any such complaint, proceeding, claim or Legal Proceeding.

2.11       Regulatory Matters.

(a)         Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) the Company holds all Governmental Authorizations under the FDCA, and all Governmental Authorizations of any applicable Governmental Body that has regulatory authority over the testing, development, design, quality, identity, safety, efficacy, manufacturing, labeling, marketing, distribution, commercialization, sale, pricing, import or export of the products or services currently sold by the Company, including those listed on Section 2.11(a) of the Disclosure Schedule (“Company Products” and any such Governmental Body, a “Company Regulatory Agency”), necessary for the lawful operation of the business of the Company in each jurisdiction in which the Company operates (the “Company Regulatory Permits”);  (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits. There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened that would result in the termination, revocation, suspension or the imposition of a restriction on any such Company Regulatory Permit or the imposition of any fine, penalty or other sanction for violation of any such Company Regulatory Permit.

(b)        Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, the business of the Company is being conducted in compliance with, and has appropriate internal controls that are reasonably designed to ensure compliance with (i) the FDCA; (ii) any comparable foreign Legal Requirements (including the GDPR); (iii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. §1395nn), the federal False Claims Act (42 U.S.C. §1320a-7b(a)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state or local Legal Requirements; (iv) Legal Requirements with respect to the protection of Personal Data collected, maintained or otherwise Processed by or on behalf of the Company; and (v)  the rules and regulations promulgated pursuant to all such applicable Legal Requirements with respect to any of the foregoing, each as amended from time to time (collectively, “Company Healthcare Laws”).  The Company does not access, store, transmit, or maintain “protected health information” (as HIPAA defines that term) for or on behalf of another Person.  The Company is not subject to HIPAA.

(c)        Except as set forth on Section 2.11(c) of the Disclosure Schedule, the Company is not party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Body and, to the Company’s Knowledge, no such action is currently contemplated, proposed or pending.

(d)        The Company has not, and, to the Company’s Knowledge, no officer, employee, agent or authorized representative of the Company has, made an untrue or misleading statement of a material fact or a fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body, or committed an act, made a statement, or failed to make a statement, in each case, related to the business and which, at the time such disclosure was made, violated the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy of the FDA set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other applicable, similar policy of another Company Regulatory Agency.  Neither the Company nor any duly authorized representative of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar applicable Laws.  Neither the Company nor any director, officer, employee, agent, supplier, licensee or contractor of the Company has been debarred or excluded from participating in any government health care programs or convicted of any crimes or engaged in any conduct for which such Person could be excluded from participating in any government (including federal, state, local or foreign) health care programs, debarred or suspended from participating in federal, state, local or foreign government Contracts, or convicted of any crime or, to the Knowledge of the Company, engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program whether federal, local, state or foreign.  No claim, investigation, proceeding, suit or action that would reasonably be expected to result in such an exclusion is pending or, to the Knowledge of the Company, threatened against the Company or any director, officer or employee of the Company or, to the Knowledge of the Company, any agent or authorized representative of the Company.

(e)         The manufacturing operations conducted by the Company or, to the Company’s Knowledge, on behalf of the Company (a) are being, and have been conducted in material compliance with all Company Healthcare Laws, including the provisions of FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 and 820 and similar federal, state, local or foreign requirements for the manufacture of the Company’s Products and (b) have achieved and maintained all applicable quality certifications including all required ISO (International Organization for Standardization) certificates.  There is no pending, or, to the Company’s Knowledge, threatened, proceeding to audit, repeal, fail to renew or challenge any such certification.

(f)         All pre-clinical and clinical investigations conducted or, to the Company’s Knowledge, sponsored by or on behalf of the Company, used to support any filing or application for a Company Regulatory Permit, have been or are being conducted in compliance with all applicable Legal Requirements administered or issued by the applicable Company Regulatory Agencies, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company.

(g)         The Company has not been, and is not the subject of, any FDA Form 483 observations, warning letters, untitled letters, inspection or audit reports from any Company Regulatory Agency identifying any major or minor non-compliances, subpoenas, investigations, actions, demands or notices relating to any alleged non-compliance, which would reasonably be expected to be, individually or in the aggregate, material to the Company.  The Company has not been subject to any adverse audit reports or alleged non-compliance by its customers or other third parties with which it does business, except where such report or allegation of non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(h)         For a period of five (5) years prior to the date of this Agreement, the Company has not voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued any recall, removal, market withdrawal, replacement, field action, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to any Company Product (collectively, a “Recall”) or is currently considering initiating, conducting or issuing any Recall of any Company Product, except as (with respect to Recalls other than Class I Recalls) has not had and would not reasonably be expected to, individually or in the aggregate, result in a material Liability to the Company or otherwise interfere in any material respect with the conduct of its business as it is now being conducted.

(i)          Section 2.11(i) of the Disclosure Schedule sets forth complete and correct copies of all material applications, registrations, clearances, licenses, waivers, accreditations, authorizations and approvals, material correspondence submitted to or received from a Governmental Body (including minutes and official contact reports of communications with any Governmental Body) and all material supporting documents and all data and reports with respect to preclinical and clinical studies, relating to the Company Products in the possession or control of the Company or its Subsidiary, in each case to the extent requested by Parent.  All such information regarding such products is correct and complete in all material aspects.  All Company Products are and have been manufactured in accordance with the required specifications and there is no design or manufacturing defect with respect to any Company Product.

2.12       Material Contracts.

(a)        Section 2.12(a) of the Disclosure Schedule lists (and describes the material terms if the Contract is oral) each Contract (other than purchase orders) in effect as of the date of this Agreement to which the Company is a party in the following categories (the “Material Contracts”):

(i)          any Contract that requires future payments by or to the Company in excess of $100,000 in any calendar year, including any such Contract for the purchase or sale of assets, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii)          any Contract with any customer of the Company that generated revenue in excess of $100,000 in the 12-month period ended September 30, 2021;

(iii)       any Contract that permits any Person other than the Company to market, offer, distribute or sell any Company Products or services, including distribution, sales representative and similar agreements;

(iv)       any Contract related to an acquisition, divestiture, merger, material licensing agreement or similar transaction containing representations, covenants, indemnities, purchase price payments, “earn-outs,” adjustments or other obligations;

(v)          (A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (B) any Contract evidencing Debt of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (C) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement or (2) obligating or committing the Company to make any such loans or advances; (D) any currency, commodity or other hedging or swap contract; and (E) any Contract under which any Person has guaranteed any liabilities or obligations of the Company;

(vi)      any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party;

(vii)      any Contract with Health Care Professionals, other than nondisclosure agreements or purchase orders entered into in the ordinary course of business;

(viii)      all agreements pursuant to which the Company has consigned to any Person any Inventory;

(ix)         any settlement agreement or similar Contract with a Governmental Body;

(x)         any Contract with, or pursuant to which the Company supplies products to, any Governmental Body;

(xi)         any Contract with an Affiliate;

(xii)       any Contract creating or purporting to create any obligation to pay or receive any royalty or similar payment;

(xiii)     any Contract (A) containing covenants restricting competition which would have the effect of prohibiting the Company or, after the Closing, Parent, the Merger I Surviving Corporation or the Merger II Surviving Company from engaging in any business or activity in any geographic area or other jurisdiction; (B) in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) that includes minimum purchase conditions, take-or-pay or other requirements imposed on the Company, in either case that exceed $100,000 in any calendar year; (D) containing a “most-favored-nation,” “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (E) covenants restricting solicitation which, in either case, have or would have the effect of prohibiting the Company or, after the Closing, Parent, the Merger I Surviving Corporation or the Merger II Surviving Company from engaging in any solicitation of employees, customers, distributors or activities in any geographic area or other jurisdiction;

(xiv)      any Contract involving commitments to make capital expenditures or to purchase or sell assets involving $100,000 or more individually;

(xv)       any Real Property Lease;

(xvi)      any Contract that contains any standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of another Person;

(xvii)   any employment agreement, offer letter, independent contractor agreement, or other Contract for the employment or engagement of any current director, officer, employee, or individual independent contractor of the Company that: (1) provides for annual compensation or payments in excess of $150,000 or (2) is not immediately terminable by the Company without penalty, severance, or other cost or Liability;

(xviii)    any Contract with any Person that provides for retention payments, change of control payments, accelerated vesting or any other payment or benefit that will become due as a result of the Mergers or any other transaction contemplated by this Agreement;

(xix)      any Contract that contains a put, call, or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value of purchase price of more than $100,000;

(xx)       any collective bargaining agreement or other agreements with labor unions;

(xxi)      any Contract that was not negotiated and entered into on an arm’s-length basis; and

(xxii)     any Intellectual Property Contract.

(b)        With respect to each Material Contract listed or required to be listed in Section 2.12(a) of the Disclosure Schedule: (i) such Material Contract is, and to the Company’s Knowledge, with respect to each party thereto other than the Company, valid, binding and enforceable against such party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; (ii) such Material Contract is in full force and effect; (iii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract; and (iv) the Company has not given or received, nor does the Company intend nor to the Company’s Knowledge does any counterparty intend, to provide any written notice of termination or non-renewal of any Material Contract.  The Company has delivered or otherwise made available to Parent or its counsel true and complete copies of each such written Material Contract and a written description of each oral Material Contract, in the case of Material Contracts entered into on or before the date of this Agreement, prior to the date of this Agreement.

2.13       Liabilities.  The Company has no material Liabilities other than: (i) those which are adequately reflected or reserved against in the Unaudited Balance Sheet as of the Balance Sheet Date; (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date; and (iii) Closing Date Transaction Expenses.

2.14       Compliance with Laws; Export Controls.

(a)         The Company is and has, over the past five (5) years, been in compliance with applicable Laws, and the Company has not received any written notices of any violation with respect to such Laws.

(b)        Over the past five (5) years, the Company has not been in violation of, is not the subject of any pending or threatened claims for violations of, has not been investigated for, and has not been charged or notified by any Governmental Body with a violation of (i) any applicable U.S. export and reexport control Laws or regulations, including the U.S. Export Administration Regulations, (ii) any applicable economic sanctions Laws, regulations and orders, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (iii) other applicable import/export controls in other countries in which the Company conducts business.

(c)       Over the past five (5) years, the Company has obtained all export and import licenses, license exceptions, and filings with any Governmental Body required for (i) the export, import, and re-export of products, services, software, and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).  The Company is in compliance with the terms of all Export Approvals.

(d)        Neither the Company nor any shareholder, director, officer, distributor, reseller, representative, agent or Affiliate of the Company is currently the subject or the target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or other sanctions authority (collectively, the “Sanctions”).  The Company has not been located, organized, operating or resident in a country or territory that is the subject of comprehensive economic Sanctions (currently including the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria), in each case to the extent prohibited by applicable Law.  The Company does not have, and has not had any transactions or dealings with any Person or Entity that is: (i) on any sanctions list maintained by OFAC or any other applicable sanctions authority, including OFAC’s List of Specially Designated Nationals and Blocked persons, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List (the “Prohibited Party Lists”); (ii) to the Company’s Knowledge, 50% or more owned or otherwise controlled or acting on behalf of a Person on the Prohibited Party Lists; (iii) otherwise the target of Sanctions; or (iv) 50% or more owned or otherwise controlled by, or acting on behalf of, one or more Persons that are otherwise the target of Sanctions, in each case to the extent prohibited by applicable Law.  None of the Company, its shareholders, directors, officers, distributors, resellers, representatives, agents, or Affiliates are designated on a Prohibited Party List, or 50% or more owned or otherwise controlled by one or more persons on the Prohibited Party Lists.

2.15      Certain Business Practices.  The Company and its directors, officers, employees, agents, distributors, resellers, or other representatives, in each case, to the extent such action or inaction constitutes a violation of applicable Anti-Corruption Laws or Company Healthcare Laws, (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made, offered, promised, provided, authorized the provision of, solicited, requested, or accepted any direct or indirect unlawful payments, unlawful gifts or unlawful entertainment to or from any person, including any foreign or domestic Government Official or Health Care Professional; (c) has not violated and is not violating any Anti-Corruption Laws; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by any applicable Anti-Corruption Laws or Company Healthcare Laws; and (g) has not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.  The Company has maintained accurate books and records designed to reasonably detect and prevent violations of Anti-Corruption Laws.  The Company has not been the subject of any allegation, whistleblower complaint, investigation, subpoena, voluntary or involuntary disclosure, or enforcement action regarding violations of Anti-Corruption Laws.  All payments by the Company to, and all payments to the Company from, Health Care Professionals are at and have been at fair market value for the applicable goods and services, plus reasonable and actual expenses, and the Company only purchases or provides such goods or services for which there is a commercially reasonable need for the services.

2.16       Tax Matters.

(a)        The Company and its Subsidiaries have filed all Company Returns that they were required to file under applicable Laws.  All such Company Returns were correct and complete in all material respects.  All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Company Return) have been paid.  There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.  No extension of time with respect to any date on which a Company Return was required to be filed by the Company or any of its Subsidiaries that extends such date beyond the date of this Agreement is in force, and no waiver or agreement by the Company is in force for the extension of time for the payment, collection or assessment of any Taxes beyond the date of this Agreement.

(b)        There is no audit or other examination of any Company Return (or any other material Tax examination, Tax claim or Tax action relating to the Company) that is presently in progress, pending or threatened in writing and has not been resolved in full.  No power of attorney granted by the Company with respect to any Taxes will remain in force after the Closing Date.

(c)       Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body of any material Tax deficiency that is outstanding, assessed or proposed in writing against the Company and has not been resolved in full.  Neither the Company nor any of its Subsidiaries has ever received a written claim from any Governmental Body in a jurisdiction in which the Company or such Subsidiary does not file Company Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d)        The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e)        Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)        Within the past three years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder.

(g)         Neither Company nor any of its Subsidiaries will be required to include an item of income in, or exclude an item of deduction from, taxable income (in a cumulative amount in excess of its net operating loss carryforward from taxable periods ending on or before the Closing Date), for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting or improper method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.

(h)        Neither the Company nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, (iii) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order.

(i)         The Company has delivered or made available to Parent complete and accurate copies of all income Company Returns for taxable years ending on or after 2015, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company with respect to such Company Returns.

(j)         Neither the Company nor any of its Subsidiaries is a party to any agreement with any third party relating to allocating or sharing the payment of, or Liability for, Taxes (other than this Agreement and any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(k)      Neither the Company nor any of its Subsidiaries has been a member of a group filing an income Tax Return on an affiliated, consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company).  The Company does not have any Liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; (iii) by Contract; or (iv) otherwise by operation of Law.

(l)          Neither the Company nor any of its Subsidiaries is or has been, for U.S. federal income tax purposes, an equityholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law).

(m)        Neither the Company nor any of its Subsidiaries has had (during any taxable period remaining open for the assessment of Tax under its applicable statute of limitations), any permanent establishment or other place of business in any foreign country outside the country of its organization.

(n)          No material unpaid Taxes of the Company or any of its Subsidiaries have been incurred since the Balance Sheet Date other than in the ordinary course of business of the Company and consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

(o)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any of its Subsidiaries.

2.17       Employee Benefit Plans and Employee Matters.

(a)       Section 2.17(a) of the Disclosure Schedule sets forth an accurate and complete list of each Company Plan. For purposes of this agreement, “Company Plan” shall mean any employee benefit or compensation plan, program, policy, practice, agreement, Contract, obligation or arrangement (including any “employee benefit plan” as defined in Section 3(3) of ERISA), whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be contributed to, by the Company or with respect to which the Company or any of its Subsidiaries would reasonably be expected to result in any Liability to the Company or any of its Subsidiaries.  Company Plans include, but are not limited to, employment, consulting, retirement, severance, termination or Change of Control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(b)        With respect to each Company Plan, the Company has delivered or otherwise made available to Parent or its counsel a copy of:  (i) each writing constituting a part of any written Company Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the material terms of all unwritten Company Plans; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; and (v) all material correspondence to or from any Governmental Body received in the last three years with respect to any Company Plan.

(c)          Each Company Plan has been established and maintained in compliance with its terms and applicable Laws, including but not limited to ERISA or the Code.  To the Company’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.  There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan.  There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Body with respect to any Company Plan.  The Company and each ERISA Affiliate have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Plan or has accrued such contributions and other payments in accordance with generally accepted accounting principles.

(d)         Except as set forth in Section 2.17(d) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company in connection with the Mergers with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) would reasonably be expected to be characterized as a “parachute payment” within the meaning of Code Section 280G(b)(2).  There is no Contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is bound to provide a gross up or otherwise reimburse any employee for any Taxes, including excise Taxes, paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Mergers, either alone or in combination with another event, will not (i) increase the benefits payable under any Company Plan or the amount of compensation due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (ii) result in any acceleration of the time of payment or vesting of any benefits under any Company Plan (other than accelerated vesting of Company Options as provided in Section 1.6 (Treatment of Company Options)), (iii) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or termination pay or any increase in severance or termination pay, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (v) otherwise give rise to any additional Liability under any Company Plan, or (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Merger I Effective Time.  Except with respect to any limitations pursuant to applicable Law, the Company has the right to terminate the employment of each employee of the Company at will and to terminate the engagement or service of directors and its independent contractors at will.

(e)         Neither the Company nor any Entity with which the Company is or would be considered a single employer under Section 414(b), (c) or (m) of the Code (“ERISA Affiliates”) has, within the six years preceding the date of this Agreement, sponsored, maintained, participated in, contributed to, been obligated to contribute to or had any obligations or incurred any Liability under (i) any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)        Each Company Plan, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in material compliance with, or is otherwise exempt from, Section 409A of the Code and the regulations thereunder.  The Company does not have any obligation to gross up or otherwise reimburse any person for any Tax incurred by such person pursuant to Section 409A of the Code. Each Company Option has an exercise price that is not less than the fair market value of the underlying Company Common Stock on the date the Company Option was granted, has a grant date identical to the date on which the Company Board compensation committee, or authorized officer of the Company actually awarded such Company Option, and is otherwise exempt from Section 409A.

(g)       The Company is in material compliance with all Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body, pertaining to employment and employment practices, including, but not limited to, Laws respecting payment of wages, hours of work, fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, child labor, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health.  The Company is in material compliance with all federal, state and applicable local public Laws applicable to it pertaining to COVID-19 and the COVID-19 Pandemic.  The Company has never effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation,” “termination,” or similar action (each as defined in the Worker Adjustment and Retraining Notification Act or any similar state Law).  The Company has no current or potential material Liability arising from or related to compliance with appliable Laws pertaining to the classification of its current or former workers as employees or independent contractors or the classification of its employees as exempt or non-exempt and compliance with applicable wage and hour Laws.

(h)        The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, works council or similar body, nor is any such Contract or agreement presently being negotiated.  There has never been any labor strike, representation campaign, dispute, walkout, work stoppage, slow-down or lockout involving the Company nor is any such action pending or, to the Company’s Knowledge, threatened.  Neither the Company nor, to the Company’s Knowledge, any of its representatives or employees has committed or engaged in any unfair labor practice pursuant to the National Labor Relations Act in connection with the operation of the business of the Company.

(i)          There have never been any Legal Proceedings against the Company related to employment and employment practices, including, but not limited to, any Legal Proceeding relating to any Company Plan, collective bargaining obligation or agreement, wage and hour matter, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination, nor is any such Legal Proceeding pending or, to the Company’s Knowledge, threatened.

(j)          The Company has provided to the Parent a list, complete and accurate as of the date of this Agreement, of the following information for each current employee, individual independent contractor, advisor, and consultant of the Company, as applicable: (i) name; (ii) status as an employee or independent contractor; (iii) job title, position, or a description of their contracted services rendered to the Company; (iv) start date; (v) location of employment or where such individual provides serves to the Company: (vi) full-time, part-time, or temporary status; (vii) base salary or base hourly wage or contract rate; (viii) target bonus rate or target commission rate; (ix) accrued but unused vacation time and/or paid time off; (x) whether the individual is currently on a leave of absence, and if so, anticipated return date; (xi) visa status and type, if applicable, and visa expiration date; (xii) exempt or non-exempt classification (as applicable) under the Fair Labor Standards Act or any other similar state Laws.  No such employee, individual independent contractor, advisor, and consultant (i) is, to the Company’s Knowledge, party to or is bound by any confidentiality, non-competition or non-solicitation agreement that may have an adverse effect on such Person’s performance of their duties or responsibilities to the Company and (ii) has provided notice to the Company of their intent to terminate their employment with the Company, and to the Company’s Knowledge, no such employee intends to terminate their employment with the Company.  All current and former employees of the Company have provided documentation to the Company reflecting their authorization under applicable United States immigration Laws to work for the Company.  All current employees of the Company who are not citizens or permanent residents of the country in which they work have provided documentation to the Company, as applicable, reflecting their authorization under applicable United States or foreign immigration laws to work their current position.

(k)         (i) All current employees of the Company are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law; (ii) the Company’s relationships with all individuals who act as contractors, consultants, or other service providers to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination; and (iii) the Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from all payments to its employees and independent contractors and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(l)          (i) There are no allegations of sexual harassment, harassment, discrimination, retaliation or similar misconduct that have been reported in writing to the Company or about which the Company otherwise knew or should have reasonably known concerning (A) any executive, officer, or director of the Company or (B) any employee of the Company who, directly or indirectly, supervises other employees of the Company, and (ii) the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment, harassment, discrimination, retaliation or similar misconduct by an employee, contractor, director, officer or other representative of the Company.

(m)       The Company provided to Parent copies of all employee manuals and handbooks, policy statements and other similar materials in effect as of the date hereof relating to the employment of the employees of the Company and its Subsidiaries.

(n)         The Company and its Subsidiaries are in substantial compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any applicable state Law governing health care coverage extension or continuation, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of HIPAA, (iv) the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, and (v) the applicable requirements of the Cancer Rights Act of 1998.  The Company and its Subsidiaries have no material unsatisfied obligations to any current or former employees or their qualified beneficiaries pursuant to COBRA, HIPAA or any other Law governing health care coverage extension or continuation.

(o)          No Company Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

2.18       Environmental Matters.  The Company has at all times been in material compliance with all applicable Environmental Laws.  The Company has not received any written notices, demand letters or requests for information from any Governmental Body indicating that the Company is or may be in violation of, or be liable under, any Environmental Law, and the Company is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Body under any Environmental Law. To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any written notice from a Governmental Body that alleges that such current or prior owner or Company is materially violating any Environmental Law.  The Company is in compliance in all material respects with, and has no material Liability under, any provisions of leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under such leases.  All Environmental Permits, if any, required to be obtained by the Company under any Environmental Law in connection with its operation as it is currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Company, are in full force and effect, and the Company is in material compliance with the terms thereof.  The Company has not disposed of, arranged for disposal or released any Hazardous Substances on, in or under any real property currently owned or operated by the Company that would reasonably be expected to require remediation under Environmental Laws.  The Company has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business of the Company.  To the Company’s Knowledge, there is no underground or aboveground storage tank containing Hazardous Substances at any real property currently owned or operated by, or premises leased by the Company.

2.19      Insurance.  The Company has the insurance of the types and in the amounts set forth in Section 2.19 of the Disclosure Schedule (the “Insurance Policies”).  The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis.  The Insurance Policies provide coverage to the extent and in the manner required by Law and by any Contract.  There is no material claim pending under any of the Company’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  The Company is not in default under the Insurance Policies and has not received any notice alleging such default.  The Company has not received written notice of cancellation, termination, non-renewal or reduction of coverage with respect to any Insurance Policy, and there is no threatened cancellation, termination, non-renewal or reduction of coverage of, or material premium increase with respect to, any of such policies.  All claims, events, and occurrences that may be covered under any Insurance Policy have been noticed pursuant to the conditions in such policy.  No Insurance Policies are written on a retrospective, audited, or similar premium basis.  The Company has made available to Parent complete and accurate copies of each Insurance Policy.

2.20     Legal Proceedings; Orders.  There is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (a) that involves the Company or any of the assets owned or used by the Company or any Person whose Liability the Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement.  There is no order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company is subject.  To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.  There is no Legal Proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

2.21       Non-Contravention; Consents.  Except as set forth in Section 2.21 of the Disclosure Schedule and, with respect to clauses (b) and (c) only, except for violations and defaults that would not, individually or in the aggregate, reasonably be likely to prevent, delay or materially impair the consummation of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or bylaws of the Company; (b) violation by the Company of any Law applicable to the Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company (other than a Permitted Encumbrance) pursuant to, any Material Contract.  Except as set forth in Section 2.21 of the Disclosure Schedule and except as may be required by California Law, the Company is not required to obtain any Consent from any Governmental Body or party to a Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Mergers.

2.22       Financial Advisor.  Except as set forth in Section 2.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.23      Related Party Transactions.  Except as set forth in Section 2.23 of the Disclosure Schedule, there are no obligations of the Company to officers, directors, equityholders or employees of the Company other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company, (c) benefits due under Company Plans and fringe benefits not required to be listed on Section 2.17(a) of the Disclosure Schedule, (d) agreements relating to outstanding Company Capital Stock and Company Options and (e) as provided in the Company Charter or the bylaws of the Company.  No officer, director or Company Shareholder is directly or indirectly interested in any asset of the Company or any Material Contract.

2.24       [Reserved].

2.25       Customers and Suppliers.

(a)          To the Knowledge of the Company, no Significant Customer intends to terminate its direct or indirect business relationship with the Company or to limit or alter its relationship with the Company in any material respect.  Section 2.25(a) of the Disclosure Schedule lists each Significant Customer for the 24-month period ending September 30, 2021.  “Significant Customer” shall mean the top 20 hospitals, clinics, laboratories, academic medical centers, physician offices or other end users, measured on the basis of revenues for goods sold by the Company, taken as a whole, during the 24-month period ending September 30, 2021 that represented at least 5% of total revenues of the Company during such period, together with the Company’s distributors.

(b)        To the Knowledge of the Company, no Significant Supplier intends to terminate its direct or indirect business relationship with the Company or to limit or alter its relationship with the business in any material respect.  Section 2.25(b) of the Disclosure Schedule lists each Significant Supplier for the 24-month period ending September 30, 2021.  Section 2.25(b) of the Disclosure Schedule also identifies each supplier that for the 24-month period ending September 30, 2021 represented at least 5% of total goods or services purchased by the Company, taken as a whole, for such period.  “Significant Supplier” shall mean the top 20 suppliers, measured on the basis of cost of goods or services purchased by the Company, taken as a whole, during the 24-month period ending September 30, 2021.  The Company has not entered into any agreement, commitment, arrangement or understanding with any vendor of products or services which provide for any minimum order quantities.

2.26     Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute (each, a “Takeover Statute”) is applicable to the Company, the Company Capital Stock, the Mergers or other transactions contemplated by this Agreement.

2.27       Bank Accounts, Books and Records.  Section 2.27 of the Disclosure Schedule lists each of the Company’s bank accounts and the authorized signatories thereon.  The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings and actions taken by written consent of the Company Shareholders, Company Board and any committees thereof, and no meeting or action taken by written consent of any such group has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

2.28       HSR Act.  The Company represents that the Company, and its “ultimate parent entity” as such term is defined in 16 C.F.R. Section 801.1(a)(3), and any entities the ultimate parent entity “controls,” as such term is defined in 16 C.F.R. Section 801.1(b) (a) are not “engaged in manufacturing” as such term is defined in 16 C.F.R. Section 801.1(j) and (b) prior to the Closing shall hold less than $18.4 million in total assets, calculated in accordance with 16 C.F.R. Section 801.11.

2.29       Warranty Matters.

(a)         Standard Warranty Terms.  The Company has provided or made available to Parent copies of the current standard terms and conditions of sale for each of the products sold or services provided by the Company in connection therewith, including all guaranty, warranty and indemnity provisions, and, except as set forth in Section 2.29(a) of the Disclosure Schedule, the Company has not given to any Person any product or related service guaranty or warranty, right of return or other indemnity other than under such standard terms and conditions of sale or otherwise in the ordinary course of business.

(b)       Certain Proceedings.  Except as set forth in Section 2.29(b) of the Disclosure Schedule, there have been no pending or, to the Company’s Knowledge, threatened, proceeding alleging that any products or related services are defective or fail to meet any applicable warranties, whether express or implied.

2.30       Accounts Receivable.  All Accounts Receivable reflected on the Company Financial Statements, and all Accounts Receivable that have arisen since the Balance Sheet Date, (a) arose out of arm’s-length bona fide transactions made in the ordinary course of business consistent with past practice, (b) can reasonably be anticipated to be paid in full (subject to the adequate reserves for doubtful accounts, reflected on the Company Financial Statements and net of such returns and payment discounts) without outside collection efforts within 90 days of the applicable due dates, (c) constitute valid claims of the Company that are not, to the Knowledge of the Company, subject to claims of set-off or other defenses, and (d) are not being contested or disputed by any third party in writing.  No Person has any Lien on such receivables or any part thereof, except for Permitted Encumbrances.

2.31     Reliance.  None of the Company or any Securityholder is relying on and none of Company or any Securityholder has relied on any representations or warranties of any kind or nature in connection with this Agreement, express or implied, at law or in equity (including any such other representations relating to the future or historic financial condition, results of operations, assets or liabilities or prospects of Parent), except for the representations and warranties expressly set forth in Section 3 (Representations and Warranties of the Parent, Merger Sub I, and Merger Sub II) (the “Parent Covered Representations”).  The Parent Covered Representations constitute the sole and exclusive representations and warranties of each of Parent, Merger Sub I and Merger Sub II (the “Parent Parties”) in connection with this Agreement and the Company and each Securityholder understands, acknowledges and agrees that (a) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Parent Parties; (b) Company and each Securityholder are not relying upon, any such representation or warranty or purported representation and warranty, notwithstanding the delivery or disclosure to Company and each Securityholder or any of their officers, directors, employees, agents or representatives or any other Person of any other documentation or other information by the Parent Parties or any of their officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing, except as set forth in the Parent Covered Representations; (c) the Company and each Securityholder has conducted to its satisfaction an independent investigation, review and analysis of the business, condition (financial or otherwise), results of operations, prospects assets, liabilities and properties of the Parent; (d) neither the Parent Parties nor any Person has made any representations or warranty as to the accuracy or completeness of any information regarding the Parent Parties that has been provided or made available to the Company and each Securityholder, except as set forth in the Parent Covered Representations; (e) except to the extent reflected in the Parent Covered Representations, neither the Parent Parties, nor any of their respective Affiliates, securityholders or representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans in connection with the transactions.  In making its determination to proceed with the transactions contemplated by this Agreement, the Company and each Securityholder has relied on (y) the results of its own independent investigation and (z) the representations and warranties of the Parent Parties expressly and specifically set forth in Section 3 (Representations and Warranties of the Parent, Merger Sub I, and Merger Sub II).

SECTION 3.       Representations and Warranties of Parent, Merger Sub I and Merger Sub II

Parent, Merger Sub I and Merger Sub II represent and warrant to the Company as follows:

3.1       Due Incorporation; Subsidiaries.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.

3.2         Authority; Binding Nature of Agreement.  Each of Parent, Merger Sub I and Merger Sub II have all necessary corporate power and authority to enter into and perform their obligations under this Agreement.  The execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub I, Merger Sub II and their respective boards of directors.  This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II, and assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent, Merger Sub I and Merger Sub II, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3      Non-Contravention; Consents.  The execution and delivery of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub I or the articles of formation or operating agreement of Merger Sub II, (b) cause a violation by Parent, Merger Sub I or Merger Sub II of any Law applicable to Parent, Merger Sub I or Merger Sub II or (c) cause a default on the part of Parent, Merger Sub I or Merger Sub II under any material contract of Parent, Merger Sub I or Merger Sub II, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to materially and adversely impact Parent’s, Merger Sub I’s and Merger Sub II’s ability to consummate the transactions contemplated by this Agreement.  None of Parent, Merger Sub I or Merger Sub II is required to obtain any Consent from any party to a material contract of Parent, Merger Sub I or Merger Sub II at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Mergers.

3.4       Government Approvals.  No consent, waiver, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Parent, Merger Sub I or Merger Sub II in connection Parent, Merger Sub I or Merger Sub II is a party or the consummation of the Mergers and the other transactions contemplated hereby and thereby, except for (a) as may be required by California Law, the HSR Act or any other Antitrust Law; (b) such consents, waivers, approvals, notices, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws, (c) the Merger I Filings; (d) the Merger II Filings, and (e) such other consents, waivers, approvals, notices, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair or delay Parent’s, Merger Sub I’s or Merger Sub II’s ability to consummate the Mergers.

3.5         Litigation.  There is no Legal Proceeding pending (or, to the knowledge of Parent, Merger Sub I or Merger Sub II, threatened) against Parent, Merger Sub I or Merger Sub II that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Mergers.

3.6         SEC Reports.  Parent has filed or furnished all required registration statements, prospectuses, all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2021 (the “Parent SEC Reports”).  As of their respective dates, the Parent SEC Reports compiled in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Reports, as applicable, and none of the Parent SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Reports, and, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any outstanding SEC investigation.

3.7       Merger Sub I and Merger Sub II.  Each of Merger Sub I and Merger Sub II (a) were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) have engaged in no other business activities and (c) have conducted their operations only incident to their formation and performance obligations under this Agreement.

3.8       No Parent Vote Required.  No vote or other action of the stockholders of Parent is required by applicable Law, the Nasdaq Rules, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent or otherwise in order for Parent, Merger Sub I and Merger Sub II to consummate the Mergers and the transactions contemplated hereby.

3.9         Availability of Funds.  Parent has as of the date hereof and will have, (i) as of the Merger I Effective Time and to the extent required thereafter, sufficient funds on hand and available through existing liquidity facilities to pay the Upfront Cash Consideration, and (ii) as of the date of the Milestone payment (if any), sufficient funds on hand or available through existing liquidity facilities to pay the Milestone Consideration.

3.10       Solvency.  Immediately after giving effect to the transactions contemplated hereby, Parent and its Subsidiaries, including the Surviving Corporation shall be solvent and shall:  (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Parent and its Subsidiaries, including the Surviving Corporation.  In connection with the transactions contemplated hereby, Parent has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.11       Issuance of Equity Interests.  The shares of Parent Common Stock to be issued to the Participating Securityholders in Book-Entry form as the Upfront Stock Consideration pursuant to this Agreement are duly authorized and reserved for issuance and, when issued to the Participating Securityholders, will be validly issued and shall not be subject to any Liens (other than Liens pursuant to or arising under applicable securities Laws, this Agreement, or any other organizational documents of Parent, Merger Sub I or Merger Sub II, as applicable).

3.12      Reliance.  None of Parent, Merger Sub I or Merger Sub II is relying and none of Parent, Merger Sub I or Merger Sub II has relied on any representations or warranties of any kind or nature in connection with this Agreement, express or implied, at law or in equity (including any such other representations relating to the future or historic financial condition, results of operations, assets or liabilities or prospects of the Company), except for the representations and warranties expressly set forth in Section 2 (Representations and Warranties of the Company) (the “Company Covered Representations”).  The Company Covered Representations constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement and each of Parent, Merger Sub I and Merger Sub II understands, acknowledges and agrees that (a) all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company; (b) Parent, Merger Sub I and Merger Sub II are not relying upon, any such representation or warranty or purported representation and warranty, notwithstanding the delivery or disclosure to Parent, Merger Sub I, Merger Sub II or any of their officers, directors, employees, agents or representatives or any other Person of any other documentation or other information by the Company or any of the Company’s officers, directors, employees, agents or representatives or any other Person with respect to any one or more of the foregoing, except as set forth in the Company Covered Representations; (c) each of Parent, Merger Sub I and Merger Sub II has conducted to its satisfaction an independent investigation, review and analysis of the business, condition (financial or otherwise), results of operations, prospects assets, liabilities and properties of the Company; (d) either the Company nor any Person has made any representations or warranty as to the accuracy or completeness of any information regarding the Company that has been provided or made available to Parent, Merger Sub I or Merger Sub II, except as set forth in the Company Covered Representations; (e) except to the extent reflected in the Company Covered Representations, neither the Company, nor any of its respective Affiliates, Securityholders or representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans in connection with the transactions.  In making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied on (y) the results of its own independent investigation and (z) the representations and warranties of the Company expressly and specifically set forth in Section 2 (Representations and Warranties of the Company), including the Disclosure Schedule.

SECTION 4.       Certain Covenants of the Company

4.1         Access.  Subject to applicable Laws relating to the exchange of information and except as required to comply with any COVID-19 Measures, during the period from the date of this Agreement through the earlier of the Merger I Effective Time or the termination of this Agreement pursuant to Section 9.1 (Termination) (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall (a) provide Parent and Parent’s representatives with reasonable access during normal business hours to the Company’s personnel, facilities and existing books and records and (b) furnish promptly to the Parent and Parent’s representatives such additional available financial and operating data and other information regarding the Company (or copies thereof), as the Parent may from time to time reasonably request; provided, however, that any such access shall be conducted at Parent’s expense in such a manner as to reasonably maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere with the normal operation of the business of the Company or create a material risk of damage or destruction to any material assets or property of the Company.  Nothing herein shall require the Company to disclose any information to Parent if such disclosure would (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law or (c) require the Company to breach any Contract; provided that, in each case, the Company shall have used commercially reasonable efforts to avoid such jeopardizing or contravention.

4.2         Conduct of the Business of the Company.  During the Pre-Closing Period, except (1) as set forth in Section 4.2 of the Disclosure Schedule, (2) to the extent expressly required or permitted by this Agreement or any other Transaction Document, (3) as necessary to ensure that the Company complies with applicable Laws (including COVID-19 Measures), or (4) with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall use reasonable best efforts to (A) carry on its business in the ordinary course consistent with past practice, (B) preserve substantially intact its present business organization, (C) preserve its relationships with material customers, suppliers, distributors, licensors, licensees, Governmental Bodies and others to whom the Company has contractual obligations, (D) maintain the books and records of the Company in accordance with past practice, (E) preserve and maintain all of the Company Regulatory Permits, (F) keep available the services of its present officers, employees and agents, (G) perform and comply with all applicable Law; and (ii) the Company shall not:

(a)          amend the Company Charter or the bylaws of the Company;

(b)       split, combine or reclassify any of its capital stock or (except in connection with the conversion of Company Preferred Stock to Company Common Stock or the exercise of Company Options solely in connection with this Agreement) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(c)        issue, deliver, sell, disperse or pledge any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that the Company may issue shares of Company Common Stock in connection with the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms and the Equity Incentive Plans as in effect on the date of this Agreement;

(d)         enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Laws now or hereafter in effect;

(e)        make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate (other than in the ordinary course of business consistent with past practice or in accordance with the budget for capital expenditures previously made available to Parent);

(f)          (i) reduce the amount of any insurance coverage provided by existing Insurance Policies or (ii) fail to maintain in full force and effect, or fail to renew, insurance coverage consistent with past practices;

(g)         acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Entity, other than as permitted in clause (e) above;

(h)        transfer, sell, lease, abandon, allow to lapse, license, or grant any other right to any properties or assets of the Company which are material to the Company;

(i)         make, change or revoke any material election in respect of Taxes, change any accounting method in respect of Taxes, settle any material claim or assessment in respect of Taxes, file any amended Tax Return, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j)         except in the ordinary course of business if the Closing has not occurred within thirty (30) days of the date hereof increase in any manner the compensation (including incentive compensation) or wage rate, pension, welfare, fringe or other benefits, severance, or termination pay of any director, employee, independent contractor, or other service provider of the Company, except for increases provided for in any Contracts or Company Plans in effect on the date hereof or set forth in Section 4.2(j) of the Disclosure Schedule;

(k)        except as required pursuant to the terms of any Company Plan in effect as of the date hereof or set forth in Section 4.2(k) of the Disclosure Schedule, or as otherwise required by applicable Law (1) establish, adopt or materially amend any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to the date of this Agreement; (2) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Plan; (3) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan (other than accelerated vesting of Company Options as provided in Section 1.6 (Treatment of Company Options)); (4) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by the Accounting Principles; or (5) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee of the Company;

(l)          utilize or leverage social insurance programs and/or specific legislation, in each case related to COVID-19;

(m)        except in the ordinary course of business if the Closing has not occurred within thirty (30) days of the date hereof (i) hire or engage any management or executive employees, consultants, independent contractors, or other service providers; (ii) terminate the employment or engagement of any employee, consultant, independent contractor, or other service provider, other than terminations for cause; (iii) enter into or amend the terms of any employment agreement, consulting agreement, independent contractor agreement; and (iv) enter into or amend the terms of any Contract or agreement providing for severance, change of control, bonus, or other similar payment to any Person;

(n)         announce, implement or effect any reduction-in-force, lay-off, furlough, or other program resulting in the termination of employment of employees (other than terminations of individual employees for cause);

(o)       become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(p)          make any changes in its methods of accounting or accounting practices (including with respect to reserves), other than as required by GAAP;

(q)          waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding;

(r)         enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement (provided that the Company may enter into any Material Contract involving a license by Company of Company Intellectual Property pursuant to the standard form of end user license agreement that has been made available to Parent prior to the date of this Agreement, without material modification);

(s)        amend, modify or terminate any Material Contract (provided that the Company may enter into any Material Contract involving a license by Company of Company Intellectual Property pursuant to the standard form of end user license agreement that has been made available to Parent prior to the date of this Agreement, without material modification);

(t)          make any loans, advances, guarantees or capital contributions to or investments in any Person;

(u)       incur Debt (including the issuance or sale of any debt securities or warrants or other rights to acquire any debt security of the Company);

(v)        declare, set aside, make or pay any cash dividend or distribution, any non-cash dividend or any other non-cash distribution with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(w)        create or incur any Lien;

(x)       sell, lease, license, assign, transfer, abandon, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any of its Subsidiaries’ assets, rights, securities, properties, interests or businesses (other than Intellectual Property) (provided that the Company may enter into any Material Contract involving a license by Company of Company Intellectual Property pursuant to the standard form of end user license agreement that has been made available to Parent prior to the date of this Agreement, without material modification or otherwise in the ordinary course consistent with past practice);

(y)         sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse expire, create or incur any Lien on, or otherwise dispose of, any Company Intellectual Property or disclose any Trade Secrets of the Company or any of its Subsidiaries or any of its or their respective customers to any other Person (provided that the Company may enter into any Material Contract involving a license by Company of Company Intellectual Property pursuant to the standard form of end user license agreement that has been made available to Parent prior to the date of this Agreement, without material modification); or

(z)        agree or commit to take any of the actions described in clauses (a) through (y) of this Section 4.2 (Conduct of the Business of the Company).

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law.

4.3         No Solicitation.

(a)         During the Pre-Closing Period, the Company shall not, and shall cause its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it not to (i) solicit, initiate, facilitate, continue inquiries or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) (No Solicitation) by the Company.

(b)         During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) approve or recommend any Takeover Proposal or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.

(c)        The Company shall, and the Company shall direct its representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes a Takeover Proposal.

(d)         During the Pre-Closing Period, in addition to the obligations of the Company set forth in clauses (a), (b) and (c) of this Section 4.3 (No Solicitation), the Company shall promptly (and in any event within one Business Day after receipt thereof by the Company) advise Parent orally and in writing of any Takeover Proposal submitted to the Company, any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same.

SECTION 5.       Additional Covenants of the Parties

5.1        Information Statement.  Following the execution of this Agreement, in connection with the Written Consent, the Company will cause to be delivered to each Securityholder an information statement regarding the transactions contemplated by this Agreement (as it may be amended or supplemented from time to time, the “Information Statement”).  The Information Statement will constitute an information statement for the Company’s solicitation of consent of the holders of Company Capital Stock with respect to the adoption of this Agreement and the approval of the Mergers and a notice of the availability of dissenters’ rights under the California Law. The Information Statement will also include (i) a statement to the effect that the Company Board has unanimously recommended that the holders of Company Capital Stock vote in favor of the adoption of this Agreement and the approval of the Mergers and (ii) a statement that adoption of this Agreement constitutes, among other things, approval by the holders of Company Capital Stock of the Securityholders’ Representative Reserve by the Securityholder Representative and the withholding of the Escrow Amount.  With respect to the Participating Securityholders that are not “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Parent will prepare for inclusion in the Information Statement certain information required pursuant to Rule 502(b) under Regulation D promulgated under the Securities Act at least three Business Days prior to Closing (the “Parent Disclosure”).  The Company represents and warrants to Parent that, except for information supplied by Parent, none of the information in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document or the Written Consent, any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  At the Company’s request, Parent shall furnish to the Company such information about Parent as Parent deems reasonably necessary to cause the Information Statement to comply with the applicable provisions of the Securities Act.  The parties shall use commercially reasonable efforts to cooperate in preparing such other documentation to be provided to Securityholders as is required or advisable to exempt the issuance of the Parent Common Stock issued or issuable to the Securityholders from registration under the Securities Act. The Company and Participating Securityholders shall have no liability for the Parent Disclosure.

5.2         Regulatory Filings; Reasonable Best Efforts.

(a)        Subject to the terms and conditions set forth in this Agreement, including Section 5.2(b) (Regulatory Filings; Reasonable Best Efforts), each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Mergers by no later than the End Date.

(b)        Nothing in this Agreement, including this Section 5.2 (Regulatory Filings; Reasonable Best Efforts), shall require Parent to agree or be required to (i) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Company, the Parent or any of their respective Subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of the Company, the Parent or any of their respective Subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Company, the Parent or any of their respective Subsidiaries, (v) effectuate any other change or restructuring of the Company, the Parent or any of their respective Subsidiaries and (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets of the Company, the Parent or any of their respective Subsidiaries.

5.3         Employee Benefits.

(a)          If requested by Parent in writing not later than five (5) Business Days prior to the Closing Date, the Company shall cause each of the Company’s 401(k) Plan (the “Company 401(k) Plan”) and/or the Company’s Cash Balance Pension Plan (the “Company Pension Plan”) to be terminated contingent on and effective as of the day immediately prior to the Closing Date.  In the event that Parent requests that the Company 401(k) Plan and/or the Company Pension Plan be terminated, the Company shall provide Parent with evidence not later than two (2) Business Days preceding the Closing Date, that such Company 401(k) Plan and/or Company Pension Plan has been terminated contingent on and effective as of the day immediately prior to the Closing Date (form and substance of which shall be subject to reasonable review and approval by Parent).

(b)         Prior to the Merger I Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to (i) permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, shares of Parent Common Stock, or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from each of the Company 401(k) Plan and the Company Pension Plan to the Parent 401(k) Plan, excluding any outstanding loan amounts, and (ii) obtain from the IRS a favorable determination letter on termination for the Company 401(k) Plan, if required by Parent.  Each Continuing Employee shall be eligible to participate in the Parent 401(k) Plan as of the Closing Date (giving effect to the service crediting provisions of Section 5.3 (Employee Benefits)); it being agreed that for each Continuing Employee who does become a participant in the Parent 401(k) Plan there shall be no gap in participation in a tax-qualified defined contribution plan.

(c)        The Company shall not make any written or oral communications to its directors, officers, employees, or independent contractors pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without prior written approval of the Parent.

(d)         During the period commencing at the Closing and ending on the date which is 12 months following the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Parent shall and shall cause the Company or any of their Affiliates to provide each Continuing Employee with: (i) base salary or hourly wages; (ii) target bonus opportunities (excluding equity-based compensation), if any; and (iii) benefits (excluding pension benefits and nonqualified deferred compensation arrangements), that are substantially equivalent, in the aggregate, to those afforded to comparable employees of Parent.  Notwithstanding the foregoing, Parent will continue to provide benefits which are payable as of the Closing Date through TriNet, to Continuing Employees for up to six months following the Closing Date.

(e)          With respect to any employee benefit plan maintained by Parent or its Affiliates (collectively with the Parent 401(k) Plan, the “Parent Benefit Plans”) in which any Continuing Employees become eligible to participate on or after the Closing Date, Parent shall, or shall cause the Company to, use commercially reasonable efforts to recognize all service of the Continuing Employees with the Company or any of its Affiliates, as the case may be as if such service were with Parent, for all purposes including, but not limited to, eligibility to participate, vesting credit and level of benefits (excluding, for clarity, any equity awards); provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(f)         With respect to any welfare benefit plans in which Continuing Employees become eligible to participate on or after the Closing Date, Parent shall use its reasonable efforts to (i) cause there to be waived any eligibility requirements to the extent satisfied under any comparable plans of the Company immediately prior to the Closing Date; and (ii) give effect, in determining any deductible and maximum out of pocket limitations, to amounts paid by such Continuing Employees in the year of the Closing Date with respect to similar plans maintained by the Company.  Parent shall, or shall cause the Company or any of their Affiliates, to waive any limitations regarding preexisting conditions, and to take reasonable efforts to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date with respect to Parent Benefit Plans.

(g)        Nothing contained herein, express implied, is intended to (i) create or confer upon any individual (including employees, retirees or dependents or beneficiaries or employees or retirees) any right as a third party beneficiary of this Agreement, (ii) be treated as an amendment of any particular Company Plan, (iii) prevent Parent, the Merger I Surviving Corporation or the Merger II Surviving Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the Merger I Effective Time, any Company Plan in accordance their terms or (iv) prevent Parent, the Merger I Surviving Corporation or the Merger II Surviving Company or any of their Affiliates, after the Merger I Effective Time, from terminating the employment of any Continuing Employee.

5.4         Indemnification of Officers and Directors.

(a)         For a period of six years following the Closing, all rights to indemnification by the Company existing in favor of those Persons who are or were directors and officers of the Company as of the date of this Agreement (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Merger I Effective Time, as provided in the Company Charter and the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such D&O Indemnified Persons in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Mergers and shall not be amended, repealed or otherwise modified, and shall be observed by the Merger II Surviving Company to the fullest extent available under applicable Law.

(b)       In the event that Parent, the Company or the Merger II Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent, the Company or the Merger II Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.4(b) (Indemnification of Officers and Directors).

(c)         The provisions of Section 5.4(b) (Indemnification of Officers and Directors) shall survive the consummation of the Mergers and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise.

5.5         Disclosure.  Prior to the Closing, the Company, on the one hand, and Parent, on the other hand, (i) shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements regarding this Agreement or the Mergers, and (ii) shall not issue any press release or make any public statement regarding this Agreement or the Mergers, or regarding any of the other transactions contemplated by this Agreement, without the prior written consent of the other party; provided, however, that each party hereto may, without such consent, issue such press release or public announcement which it in good faith believes, based on advice of counsel, is required by applicable Law or the rules of a national securities exchange or market on which the disclosing party is listed; it being understood that each party shall promptly provide the other parties hereto with copies of any such announcement.

5.6         Tax Matters.

(a)         The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date (taking into account any extensions automatically granted) and shall timely pay, or cause to be paid, all Taxes shown as due on such Tax Returns.  All Tax Returns referred to in the first sentence of this Section 5.6(a) shall be prepared in accordance with the past practices of the Company unless otherwise required by applicable Law.  The Company shall provide Parent a copy of any such Tax Return that is an income Tax Return at least 15 days prior to the due date for the filing of such Tax Return and any other material Tax Return as promptly as such Tax Return is available to the Company.  The Company shall consider in good faith all reasonable written comments of Parent with respect to such Tax Returns received in a timely manner before the due date for the filing of such Tax Return.

(b)         Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company with respect to Pre-Closing Tax Periods and Straddle Tax Periods that are due to be filed after the Closing Date.  All Tax Returns referred to in the first sentence of this Section 5.6(b) shall be prepared in accordance with the past practices of the Company unless otherwise required by applicable Law.  Parent shall provide the Securityholders’ Representative a copy of any such Tax Return that is an income Tax Return at least 15 days prior the due date for the filing of such Tax Return and any other material Tax Return as promptly as such Tax Return is available to the Company or Parent.  Parent shall consider in good faith all reasonable written comments of the Securityholders’ Representative with respect to Taxes for which the Participating Securityholders are liable pursuant to this Agreement and which are received in a timely manner before the due date for the filing of such Tax Return.

(c)         After the Closing, each of Parent, on the one hand, and the Securityholders’ Representative, on the other hand, shall promptly notify the other party in writing upon receipt from a Governmental Body of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes (a “Tax Claim”) with respect to the Company for a Pre-Closing Tax Period or any losses for which such other party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnitor has been materially prejudiced as a result of such failure.

(i)       Parent shall control, and may select counsel for the conduct of, any audit, litigation, and administrative and judicial proceedings relating to any Tax Claim arising after the Closing, provided that, to the extent any such Tax Claim could reasonably be expected to give rise to Taxes for which the Participating Securityholders have an indemnification obligation pursuant to this Agreement, Parent shall keep the Securityholders’ Representative informed of all material developments regarding such Tax Claim and the Securityholders’ Representative and its counsel (at the Participating Securityholders’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim.  Parent shall not settle such Tax Claim without the written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)        In the event of any conflict between the provisions of this Section 5.6(c), and the provisions of Section 8.4 (Third Person Claim Indemnification Mechanics), the provisions of this Section 5.6(c), shall control.

(d)         Following the Closing Date, Parent and the Securityholders’ Representative shall, as reasonably requested by the other party:  (i) assist such other party in preparing and filing any Tax Returns relating to the Company that such other party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Governmental Body regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Governmental Body, in each case with respect to the Company; and (iii) make available to the other party and to any Governmental Body as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Company (at the cost and expense of the requesting party, and in the case of the Securityholders’ Representative, on behalf of the Participating Securityholders); (iv) provide timely notice to the other party in writing in accordance with Section 5.6(c)(i) of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which such other party is responsible; provided, that failure to provide such notice shall not relieve the other party of any of its obligations hereunder except to the extent that such other party is materially prejudiced thereby.  For the avoidance of doubt, the cooperation noted in this Section 5.6(d) shall include signing any Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)       Parent shall not, and shall cause the Company and any Affiliate of Parent not to, file any amended Tax Return in respect of any Pre-Closing Tax Period or Straddle Tax Period without the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no such consent shall be required with respect to any amended Tax Return that is required to be filed by applicable Tax Law; provided, further, that, prior to the filing thereof, Parent shall notify the Securityholders’ Representative of the filing of any such amended Tax Return that is required to be filed by applicable Tax Law.  Section 5.6(b) shall apply to the preparing and filing of any such amended Tax Return.  Parent and its Affiliates shall not, with respect to the Company, (i) make (or cause to be made) any Tax election that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date (including an election under Sections 336 or 338(g) of the Code), or (ii) without the prior consent of the Securityholders’ Representative, such consent not to be unreasonably withheld, delayed or conditioned, initiate discussions or examinations, or enter into any agreements, with any Governmental Body (including any voluntary disclosures) regarding Taxes for any Pre-Closing Tax Period, to the extent that such action could give rise to an indemnification claim by a Parent Indemnified Party under this Agreement.

(f)         50% of all Transfer Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne by the Participating Securityholders.  The Person(s) responsible under applicable law shall file all related Tax Returns and each of Parent and the Participating Securityholders shall cooperate in connection with any such filings.

(g)        The Participating Securityholders shall be entitled to all refunds of Taxes of the Company in respect of any Pre-Closing Tax Period which are actually received by Parent (or its Affiliates) after Closing (and which were not otherwise taken into account as an adjustment to the Merger Consideration), including any such refunds actually realized and used to offset any liability for Taxes for any taxable period other than a Pre-Closing Tax Period, including the portion of any Straddle Period beginning after the Closing Date (with any Tax refund related to a Straddle Period to be prorated based upon the method set forth in Section 5.6(h)) (a “Tax Refund”).  Parent shall pay any amount of the Tax Refund actually received after the Closing net of any reasonable costs and expenses (including any Taxes) incurred in connection with obtaining and paying over such refund by making available through Parent’s transfer agent Book-Entry shares of Parent Common Stock (calculated at the Parent Trading Price), with payment to the Participating Securityholders to be made in accordance with each holder’s Ownership Percentage and subject to Section 1.16(f) (Exchange/Payment).  Prior to any such distribution of Parent Common Stock in respect of the Tax Refund to the Participating Securityholders, the Securityholders’ Representative shall deliver to Parent an updated Closing Payment Schedule (which need not be certified) setting forth the portion of the Tax Refund payable to each Participating Securityholder and any distribution pursuant to this Section 5.6(g) shall be subject to Section 1.16(f) (Exchange/Payment).

(h)       For purposes of determining the amount of Taxes allocable to any Pre‑Closing Tax Period, the determination shall be made by assuming that the Straddle Period consisted of 2 taxable years or periods, one which ends on and includes the Closing Date and the other which begins at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such 2 taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such 2 taxable years or periods on a daily basis.

5.7        Notification of Certain Events.  During the Pre-Closing Period, each party hereto shall promptly notify the other party of, and furnish such other party with any information it may reasonably request with respect to:

(a)          the occurrence of any event or condition or the existence of any fact that would cause, in the case Parent is such notified party, any of the conditions to the obligations of Parent to consummate the Mergers set forth in Section 6 (Conditions Precedent to Obligations of Parent, Merger Sub I and Merger Sub II) or, in the case the Company is such notified party, any of the conditions to the obligations of the Company to consummate the Mergers set forth in Section 7 (Conditions Precedent to Obligation of the Company), not to be satisfied. A party’s satisfaction of its obligations in the foregoing sentence shall not limit or otherwise affect the remedies available to the parties pursuant to this Agreement or relieve such party of any of its other obligations under this Agreement; and

(b)         any Legal Proceeding commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.21 (Financial Advisor) or that relates to the consummation of the transactions contemplated by this Agreement.

A party’s satisfaction of its obligations in the foregoing sentence shall not limit or otherwise affect the remedies available to the parties pursuant to this Agreement or relieve such party of any of its other obligations under this Agreement

5.8         Amended or Terminated Agreements.  The Company shall amend or terminate, as applicable, each of the agreements listed on Schedule 5.8 (the “Amended or Terminated Agreements”), if any, effective as of and contingent upon the Closing, including sending all required notices.  The form and substance of each amendment and termination letter shall be subject to prior review and approval by Parent.

5.9        Soliciting Joinder Agreements and Surrender Agreements.  The Company shall use commercially reasonable efforts to solicit duly executed Joinder Agreements from 100% of the holders of Company Common Stock and Company Options prior to the Closing.

SECTION 6.      Conditions Precedent to Obligations of Parent, Merger Sub I and Merger Sub II

The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

6.1        Accuracy of Representations and Warranties.  The Specified Representations shall be true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing (in each case except to the extent expressly made as of an earlier date in which case such representations and warranties shall be true and correct as of such earlier date).  The representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) (other than the Specified Representations) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing, and the representations and warranties of the Company set forth in Section 2 (Representations and Warranties of the Company) (other than the Specified Representations) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and of the Closing Date with the same effect as though made on and as of the Closing (in each case except to the extent expressly made as of an earlier date in which case such representations and warranties shall be true and correct as of such earlier date).

6.2         Performance of Covenants.  The Company shall have performed and complied with, in all material respects, all of its covenants at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

6.3         Shareholder Approval.  This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

6.4       Antitrust Clearances.  There shall be no inquiry or investigation by any Governmental Body under Antitrust Laws which remains open or pending with respect to this Agreement.

6.5       No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of the Mergers by Parent illegal.

6.6        No Litigation.  There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Mergers.

6.7       Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)          written resignations of all directors of the Company, effective as of the Merger I Effective Time;

(b)         a (i) certification that meets the requirements of Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), dated within 30 days prior to the Closing Date and (ii) notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and a copy of the certification to the Internal Revenue Service on behalf of the Company after the Closing, in each case properly completed and duly executed by the Company;

(c)          for each instrument of Terminated Indebtedness, a Payoff Letter, duly executed by each applicable creditor;

(d)         a spreadsheet (the “Closing Payment Schedule”), duly certified by an officer of the Company setting forth: (i) the name, address (if available) and email address (if available) of each holder of Company Capital Stock and Company Options immediately prior to the Merger I Effective Time, (ii) a designation, with respect to each holder of Company Options, as to whether such Company Options are Employee Options, (iii) the number of shares of Company Capital Stock held by each holder thereof immediately prior to the Merger I Effective Time (including the number of shares of Company Capital Stock for which Company Options are exercisable), (iv) a calculation of the Upfront Stock Consideration, the Closing Cash Consideration Amount, the Per Share Upfront Closing Cash Consideration and the Per Share Upfront Stock Consideration payable as of the Closing Date, (v) the Ownership Percentage for each Participating Securityholder and (vi) for each Participating Securityholder entitled to receive a portion of the Upfront Merger Consideration, the respective amounts of the Closing Cash Consideration Amount (rounded to the nearest two decimal places) and the Upfront Stock Consideration (rounded down to the nearest whole share) payable to such Participating Securityholder for all shares of Company Capital Stock held by such Participating Securityholder, (vii) a calculation of the Milestone Consideration, Per Share Milestone Consideration payable in the event of the achievement of the Milestone during the Payment Term, (viii) for each Participating Securityholder entitled to receive a portion of the Milestone Consideration, if any when payable, the respective amounts of the Milestone Consideration (rounded to the nearest two decimal places) payable to such Participating Securityholder, (ix) each Participating Securityholder’s Ownership Percentage of the Securityholders’ Representative Reserve and each Escrow Account, (x) for each Securityholder entitled to receive a portion of the Purchase Price Escrow Amount or the Escrow Amount, if any when payable, the maximum respective amounts of such Purchase Price Escrow Amount or Escrow Amount, as applicable, (rounded to the nearest two decimal places) payable to such Participating Securityholder; (xii) with respect to an updated Closing Payment Schedule, for each Securityholder entitled to receive any Future Payment, if any when payable, the respective amounts of such Future Payment (rounded to the nearest two decimal places) payable to such Participating Securityholder and (xii) the amount of any withholdings for the holders of Employee Options.

(e)          the Escrow Agreement, duly executed by the Securityholders’ Representative and the Escrow Agent;

(f)          the Stock Restriction Agreement shall remain in full force and effect;

(g)          the Non-Competition Agreement shall remain in full force and effect;

(h)          duly executed and fully completed Surrender Agreements from holders of all Company Options; and

(i)          the number of Participating Securityholders who have returned accredited investor questionnaire indicating that such Participating Securityholder is not an “accredited investor” pursuant to Regulation D promulgated under the Securities Act (“Regulation D”)and Participating Securityholders who have not returned an accredited investor questionnaire under the Securities Act shall be less than thirty-five;

(j)         all Participating Securityholders that executed a Joinder Agreement shall have delivered a duly executed and completed accredited investor questionnaire, substantially in the form attached hereto as Exhibit I, satisfactory to Parent, and the number of Participating Securityholders who have returned accredited investor questionnaire indicating that such Participating Securityholder is not an “accredited investor” pursuant to Regulation D and Participating Securityholders who have not returned an accredited investor questionnaire under the Securities Act shall be less than thirty-five; and

(k)         a USB drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the online data room utilized for the transactions contemplated by this Agreement.

6.8         Estimated Closing Statement.  Parent shall have received the Estimated Closing Statement from the Company.

6.9         Closing Certificate.  The Chief Executive Officer or Chief Financial Officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1 (Accuracy of Representations and Warranties), 6.2 (Performance of Covenants) and 6.10 (Company Material Adverse Effect)  is satisfied in all respects.

6.10       Company Material Adverse Effect.  There shall not have been a continuing Company Material Adverse Effect.

6.11       Written Consent; Joinder Agreements.

(a)          Securityholders holding 99% of the issued and outstanding Company Common Stock immediately before the Merger I Effective Time shall have duly executed and delivered to the Company and Parent the Written Consent, such that such consents are effective and in compliance with California Law.

(b)          Securityholders holding 99% of the issued and outstanding Company Common Stock immediately before the Merger I Effective Time shall have duly executed and delivered to the Company and Parent a Joinder Agreement.

(c)          All or all but one of the Securityholders of the issued and outstanding Company Options immediately before the Merger I Effective Time shall have duly executed and delivered to the Company and Parent a Joinder Agreement.

6.12      Dissenting Shares.  No more than 1% of the outstanding shares of Company Capital Stock shall have exercised appraisal, dissenters’ or similar rights under applicable Law with respect to their shares by virtue of either Merger.

6.13      Securities Act Exemption.  The issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Mergers and the other transactions contemplated by this Agreement shall validly qualify for an exemption or exception from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” Legal Requirements pursuant to Rule 502(b) under Regulation D or other applicable exemption or exception promulgated under the Securities Act.

6.14      Good Standing Certificates.  The Company shall have delivered to Parent certificates from the Secretary of State of the State of California with an effective date no earlier than thirty (30) days before the Closing to the effect that the Company is in good standing in such jurisdiction.

6.15      Termination or Amendment of Agreements.  The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that each Amended or Terminated Agreements has been or will be amended or terminated, as applicable, effective as of and contingent upon the Closing and that all relevant notices shall been duly given under such Amended or Terminated Agreements.

6.16       Employment Matters.

(a)          The Key Employee Agreement and Non-Competition Agreement shall remain in full force and effect and the Key Employee shall not have (i) terminated or otherwise repudiated any such agreements or (ii) notified Parent, the Company, or any of their Affiliates that he is terminating (or expressed to Parent, the Company, or any of their Affiliates any intention to terminate) his employment or is otherwise unable to continue in employment following the Closing.

(b)          80% of the employees of the Company employed as of the date hereof shall have remained employed with the Company and become Continuing Employees and executed their respective Offer Letters, and no such employee shall have (i) terminated or otherwise repudiated their respective Offer Letter or (ii) notified Parent, the Company, or any of their Affiliates that they are terminating (or expressed to Parent, the Company, or any of their Affiliates any intention to terminate) their employment or are otherwise unable to continue in employment following the Closing.

6.17      Indebtedness.  All Debt (i) for borrowed money of the Company and (ii) set forth on Schedule 6.17 shall have been repaid in full or, upon payment of the Closing Date Indebtedness at Closing, will be repaid in full, including any pre-payment penalties or change of control premiums or penalties, make-whole amounts or similar payments required in connection with the transactions contemplated hereby or prepayment or early termination of such Debt.

SECTION 7.      Conditions Precedent to Obligation of the Company

The obligation of the Company to effect Merger I is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

7.1       Accuracy of Representations and Warranties.  The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 3 (Representations and Warranties of Parent, Merger Sub I and Merger Sub II) shall be true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date)except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to perform its respective obligations hereunder.

7.2        Performance of Covenants.  Parent, Merger Sub I and Merger Sub II shall have performed and complied with, in all material respects, all of their covenants contained in Section 5 (Additional Covenants of the Parties) at or before the Closing (to the extent that such covenants require performance by Parent, Merger Sub I or Merger Sub II at or before the Closing).

7.3          Shareholder Approval.  This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

7.4       No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no Law shall have been enacted since the date of this Agreement that makes consummation of the Mergers by the Company illegal.

7.5         Escrow Agreement.  Parent shall have delivered the Escrow Agreement, duly executed by Parent.

7.6        Closing Certificate.  An authorized officer of Parent, Merger Sub I and Merger Sub II shall have delivered to Company a certificate to the effect that each of the conditions specified above in Sections 7.1 (Accuracy of Representations and Warranties) and 7.2 (Performance of Covenants) is satisfied in all respects.

7.7        Transfer Agent.  Parent shall have delivered to its transfer agent, direction, reasonably acceptable to the Company, to deliver the applicable portion of the Upfront Stock Consideration for the benefit of all Securityholders who have delivered the Letter of Transmittal, the Joinder Agreement and the Accredited Investor Questionnaire to the Payment Agent at least one day prior to the Closing.

7.8         R&W Insurance Policy.  Parent shall cause the R&W Insurance Policy to be in full force and effect through the Merger I Effective Time (including by causing the timely payment of all premiums required under R&W Insurance Policy).

7.9        Antitrust Clearances.  There shall be no inquiry or investigation by any Governmental Body under Antitrust Laws which remains open or pending with respect to this Agreement.

7.10       No Litigation.  There shall not be pending before any court of competent jurisdiction any lawsuit or other Legal Proceeding challenging the Mergers.

SECTION 8.       Indemnification

8.1        Indemnification of Parent.  From and after the Closing, the Participating Securityholders shall, severally and not jointly, in accordance with such Participating Securityholder’s Ownership Percentage indemnify, hold harmless and defend Parent and the Merger II Surviving Company, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives and respective successors and assigns (each a “Parent Indemnified Party”) against any Damages directly or indirectly arising out of or resulting from:

(a)          any breach of any representation or warranty (other than a Specified Representation) made by the Company in Article 2 of this Agreement as of the date of this Agreement or any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date (other than those expressly given as of a specified date prior to the date of this Agreement, for which the breach shall be determined as of such specified date) (in each case without giving effect to any amendment or supplement to the Company Disclosure Schedules made or purported to be made after the date of this Agreement);

(b)          any breach of any Specified Representation as of the date of this Agreement or any failure of any such Specified Representation to be true and correct as of the date of this Agreement or any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date (other than those expressly given as of a specified date prior to the date of this Agreement, for which the breach shall be determined as of such specified date) (in each case without giving effect to any amendment or supplement to the Company Disclosure Schedules made or purported to be made after the date of this Agreement);

(c)          any (i) breach of any covenant or agreement made by the Company (at or before the Closing to the extent that such covenants require performance by the Company at or before the Closing) in this Agreement or (ii) failure by the Securityholders’ Representative to perform or otherwise act in accordance with any covenant, agreement or any other provision applicable to the Securityholders’ Representative contained in this Agreement;

(d)          any unpaid Pre-Closing Taxes;

(e)          the exercise by any holder of Company Capital Stock of any appraisal or dissenters’ rights, including any payment in respect of such holder’s Dissenting Shares (including any interest paid thereon), to the extent such payments exceed the amount to which such holder would have been entitled pursuant to Section 1.5 (Conversion of Shares) in respect of such Dissenting Shares and any costs and expenses incurred in connection with resolving any claim with respect to such Dissenting Shares;

(f)          any claim asserted by any current, former or alleged securityholder (including any current, former or alleged holder of options or other rights to securities) of the Company (i) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby or thereby, other than for breaches or non-performance by Parent and its Affiliates for obligations to be performed by Parent or its Affiliates on and after the Closing Date, (ii) alleging any ownership of or interest in any shares or other securities of the Company that is not specifically disclosed in the Closing Payment Schedule or any updated Closing Payment Schedule, (iii) relating to any rights to securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote, (iv) relating to any rights under the Company organizational documents, (v) that such Person’s securities were wrongfully issued or repurchased by the Company or (vi) relating to any actual or alleged breach of fiduciary duties;

(g)       any inaccuracy, error or omission in the Closing Payment Schedule or any updated Closing Payment Schedule, including the calculation or determination of a Participating Securityholder’s Ownership Percentage, and any claims by any Person relating to or arising out of the miscalculation or inaccuracy of the Merger Consideration, including as a result of any inaccuracy, error or omission in the Closing Payment Schedule or any updated Closing Payment Schedule;

(h)          any claim for Fraud;

(i)          any Closing Date Indebtedness or Closing Date Transaction Expenses to the extent not reflected in the calculation of the Closing Cash Consideration Amount and Adjustment Amount;

(j)        any liabilities or obligations with respect to any rights to indemnification of the directors and officers of the Company for their acts and omissions prior to the Closing Date; and

(k)         the Special Indemnified Matters (provided that such obligation of the Securityholders to indemnify, hold harmless and defend for Special Indemnified Matters may not exceed in the aggregate the Escrow Amount).

8.2        Indemnification of Participating Securityholders.  Subject to the other provisions of this Section 8 (Indemnification), from and after the Closing, Parent shall indemnify, hold harmless and defend the Participating Securityholders, their Affiliates, and each of their respective officers, directors, employees, agents and other representatives (each a “Securityholder Indemnified Party”) in respect of any Damages directly or indirectly arising out of or resulting from:

(a)       any breach of the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in (Representations and Warranties of Parent, Merger Sub I and Merger Sub II) this Agreement as of the date of this Agreement or any failure of any such representation or warranty to be true and correct as of and as though made on the Closing Date (other than those expressly given as of a specified date prior to the date of this Agreement, for which the breach shall be determined as of such specified date);

(b)          Fraud; and

(c)          any breach of any covenant or agreement made by Parent, Merger Sub I or Merger Sub II in this Agreement.

8.3         Direct Claim Indemnification Mechanics.

(a)         Other than with respect to a Third Person Claim, any Indemnified Party seeking indemnification hereunder shall deliver a written demand (an “Indemnification Demand”) to the Securityholders’ Representative (if the Indemnified Party is Parent or the Merger II Surviving Company) or Parent (if the Indemnified Party is a Securityholder Indemnified Party) (in each case the “Indemnitor”), which contains (i) a description and, to the extent known, a good-faith reasonable estimate of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 (Indemnification of Parent) or Section 8.2 (Indemnification of Participating Securityholders) for such Damages and a reasonable explanation of the basis therefor, including the specific provision or provisions which are the basis for such claim and (iii) a demand for payment in the amount of such Damages.

(b)        Upon reasonable request, the Indemnified Party shall in good faith furnish the Indemnitor, subject to compliance with Section 8.3(d) (Direct Claim Indemnification Mechanics) and attorney-client privilege, with any information to the extent that such information is reasonably necessary in order to evaluate the Indemnification Demand.  If the Indemnitor objects in good faith to any claim made by the Indemnified Party in the Indemnification Demand, then the Indemnitor shall deliver a written notice (an “Indemnification Dispute Notice”) to the Indemnified Party within 30 days following receipt by the Indemnitor of an Indemnification Demand from such Indemnified Party.  The Indemnification Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by the Indemnified Party in the Indemnification Demand.  If the Indemnitor fails to deliver an Indemnification Dispute Notice prior to the expiration of such 30-day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party’s favor for purposes of this Section 8 (Indemnification), and the Indemnified Party shall be indemnified for the amount of the Damages stated in such Indemnification Demand (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8 (Indemnification).

(c)          If the Indemnitor delivers an Indemnification Dispute Notice, then the Indemnified Party and the Indemnitor shall attempt in good faith to resolve any such objections raised by the Indemnitor in such Indemnification Dispute Notice.  If the Indemnified Party and the Indemnitor agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by the Indemnified Party and the Indemnitor shall be prepared and signed by both parties, and shall be binding and conclusive upon the parties hereto.

(d)          If no such resolution can be reached during the 30-day period following the Indemnified Party’s receipt of a given Indemnification Dispute Notice, then upon the expiration of such 30-day period (or such longer period as may be mutually agreed in writing), the Indemnitor may seek enforcement of its rights to indemnification under this Agreement, including pursuant to Section 10.5 (Applicable Law; Jurisdiction), with respect to such Indemnification Dispute Notice.

(e)          The procedures in this Section 8.3 shall not apply to the determination of the Adjustment Amount, which shall be governed solely by Section 1.17 (Post-Closing Adjustment), or the resolution of Tax Claims, which shall be governed solely by Section 5.6(c) (Tax Matters).

8.4          Third Person Claim Indemnification Mechanics.

(a)          In order to seek indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”), the Indemnified Party shall deliver a written notice (a “Claim Notice”) to the Indemnitor, which contains (i) a description and, to the extent known, a good-faith reasonable estimate of any Damages incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1 (Indemnification of Parent) or Section 8.2 (Indemnification of Participating Securityholders) for such Damages and a reasonable explanation of the basis therefor, including the specific provisions of this Agreement pursuant to which indemnification is sought; provided, however, that the failure or delay of the Indemnified Party to give such notice to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially and actually prejudiced by such failure.

(b)          Upon reasonable request, the Indemnified Party shall furnish the Indemnitor with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice.  Parent Indemnified Parties shall have the right to conduct and control, through counsel of its own choosing, the defense of any Third Person Claim against the Parent Indemnified Parties as to which indemnification will be sought by any Parent Indemnified Party from the Participating Securityholders hereunder, and in any such case the Securityholders’ Representative shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested and subject to reasonable notice by the Parent Indemnified Parties in connection therewith; provided; that:

(i)         the Parent Indemnified Parties shall keep the Securityholders’ Representative reasonably informed of all material events related to such Third Person Claim;

(ii)         the Securityholders’ Representative may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Parent Indemnified Party so elected to conduct and control the defense thereof, and such Parent Indemnified Party shall consider in good faith recommendations made by the Securityholders’ Representative with respect thereto; and

(iii)     the Parent Indemnified Parties shall not, without the prior written consent of the Securityholders’ Representative (which written consent shall not be unreasonably conditioned, withheld or delayed), pay, compromise or settle any such Third Person Claim seeking monetary damages without such consent; provided, that the Parent Indemnified Parties may pay, compromise or settle any such Third Person Claim without such consent if the Parent Indemnified Parties waives any right to indemnity therefor hereunder (unless such consent is sought and is unreasonably conditioned, withheld or delayed).

(c)          The Indemnified Party and the Indemnitor shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Person Claim, including by providing access to each other’s relevant business records and other documents and employees (subject to applicable Laws relating to the exchange of information); it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall constitute Damages.

(d)         With respect to Section 8.3 (Direct Claim Indemnification Mechanics) and Section 8.4 (Third Person Claim Indemnification Mechanics), the Indemnified Party and the Indemnitor shall use commercially reasonable efforts to avoid production or other disclosure of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Person Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

8.5          Survival.  All representations and warranties contained in this Agreement and all claims with respect thereto shall survive the Closing and terminate upon the expiration of 12 months after the Closing Date, other than  (i) the Specified Representations and the representations and warranties set forth in Section 3 (Representations and Warranties of Parent, Merger Sub I and Merger Sub II), which shall survive until the 60th day following the expiration of the statute of limitations period applicable to the matters covered thereby, and (ii) Fraud (including with respect to the Specified Representations), which shall survive until the 60th day following the expiration of the statute of limitations period applicable to the matters covered thereby.  With respect to Special Indemnified Matters, all claims with respect thereto shall survive the Closing and terminate upon the expiration of 12 months after the Closing Date.  All covenants and agreements of the parties contained herein shall survive the Closing and remain in full force and effect for the period provided in such covenants and agreements, if any, or until the date on which they are fully performed in accordance with their terms; provided, that all covenants and agreements of the parties contained in this Agreement that are to be performed at or prior to the Closing shall survive the Closing and remain in full force and effect until the date that is 12 months after the Closing Date.  Notwithstanding anything to the contrary herein, in the event that notice of any claim for indemnification under this Section 8 (Indemnification) has been given pursuant to Section 8.3 (Direct Claim Indemnification Mechanics) and Section 8.4 (Third Person Claim Indemnification Mechanics) within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved.  The right of a Person to any remedy pursuant to this Section 8 (Indemnification) shall (other than as qualified by the Company Disclosure Schedule) not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.  For the avoidance of doubt and notwithstanding the foregoing, the survival periods set forth in this Section 8.5 (Survival of Representations and Warranties) shall not control with respect to the R&W Insurance Policy, which shall contain survival periods that shall control for purposes thereunder and shall, for the avoidance of doubt, modify any applicable statutes of limitations.

8.6          Sole and Exclusive Remedy; Limitations; Order of Recovery.

(a)          From and after the Closing, (i) the indemnification terms set forth in this Section 8 (Indemnification), (ii) the right to pursue specific performance pursuant to Section 10.12 (Specific Performance), (iii) Section 1.17 (Post-Closing Adjustment) (but otherwise subject to the limitations therein) and (iv) Section 5.6(c) (Tax Matters) shall constitute the sole and exclusive remedy of the Indemnified Parties for Damages relating to or arising from the matters set forth in this Agreement.  The order of recovery for indemnification shall be as follows (except for claims for Fraud against a Participating Securityholder who committed, participated in or had actual knowledge of such Fraud for which there will be no cap on Damages):

(i)          first, against the Escrow Fund, with recovery (other than Special Indemnified Matters) not being greater, in the aggregate, than 50% of the R&W Insurance Retention Amount with respect to indemnification pursuant to Section 8.1(a) or (b);

(ii)         second, with respect to indemnification pursuant to Section 8.1(a) or (b) (other than Special Indemnified Matters), against the R&W Insurance Policy;

(iii)         third, against any amounts then remaining in the Escrow Fund; and

(iv)     fourth, other than with respect to indemnification pursuant to Section 8.1(a) or with respect to indemnification for Special Indemnified Matters, subject to Section 8.6(b), at Parent’s election, (A) by set-off against any available Future Payment or Milestone Consideration in accordance with Section 8.8 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments) or (B) directly from the Participating Securityholders in accordance with their respective Ownership Percentage in accordance with Section 8.9(e) (Determination of Indemnification Amounts).

(b)          Notwithstanding anything in this Agreement to the contrary, except for claims for Fraud or for the Special Indemnified Matters (provided that, recovery for Special Indemnified Matters shall be permitted only to the extent funds are available in the Escrow Fund), no Parent Indemnified Parties shall be entitled to recover for Damages (i) from the Securityholders pursuant to Section 8.1(a), in an aggregate amount in excess of 50% of the R&W Insurance Retention Amount (recovery pursuant to Section 8.1(a) shall be permitted only to the extent funds are available in the Escrow Fund) or (ii) an aggregate amount in excess of the Merger Consideration (except for claims for Fraud against a Participating Securityholder who committed, participated in or had actual knowledge of such Fraud for which there will be no cap on Damages).  In no event shall any individual Participating Securityholder’s liability under this Agreement exceed the portion of the Merger Consideration paid or deemed payable to such Participating Securityholder, except for Fraud against a Participating Securityholder who committed, participated in or had actual knowledge of such Fraud.  Subject to Section 8.6(a)(i), the Indemnified Parties shall in all instances use commercially reasonable efforts (including disputing a denial of coverage to the extent the Parent Indemnified Parties reasonably believe that there is a material likelihood that the insurer’s position on coverage is incorrect but, for the avoidance of doubt, there shall be no obligation for the Parent Indemnified Parties to seek recourse through arbitration or litigation in the event of a denial of coverage) to recover from the R&W Insurance Policy with respect to indemnification pursuant to Section 8.1(b) (other than Special Indemnified Matters) before seeking recovery from any Indemnitor; provided, however, no Parent Indemnified Party will be required to commence any litigation or action against the insurer under the R&W Insurance Policy.

(c)          Nothing contained herein shall limit any Parent Indemnified Party’s rights under the R&W Insurance Policy.

(d)          Notwithstanding anything to the contrary in this Agreement, subject to the limitation set forth in Section 1.18 (Milestone Consideration),

(i)     the maximum aggregate amount of indemnifiable Damages that may be recovered pursuant to Section 8.2 (Indemnification of Participating Securityholders) shall be the amount of the Merger Consideration paid or payable (but subject to becoming payable).

(ii)       no Indemnified Party shall be entitled to recover from an Indemnitor more than once for any particular claim of Damages, nor shall any Indemnitor be liable or otherwise obligated to indemnify any Indemnified Party for the same Damages more than once.

8.7         R&W Insurance.  Parent shall secure a representation and warranties insurance policy (the “R&W Insurance Policy”) to be effective as of the Closing Date, and the Company shall bear one-half of the costs associated with procuring such R&W Insurance Policy.  As a condition and inducement to the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Parent and Euclid Transactional, LLC will enter into the binder agreement in the form attached hereto as Exhibit E (the “Binder Agreement”), providing the terms of the R&W Insurance Policy that will be effective at the Closing, subject to only the conditions set forth in the Binder Agreement.  During the term of the R&W Insurance Policy, Parent (i) shall, and shall cause the Company and the Subsidiaries or an appropriate Affiliate of Parent to maintain the R&W Insurance Policy in full force and effect and (ii) shall not, and shall not permit the Company or any of the Subsidiaries or an Affiliate of Parent to, amend, repeal or take other action that would modify any provision of the R&W Insurance Policy that would materially adversely affect or could materially adversely affect the Securityholders without the Securityholders’ Representative’s prior express written consent (such consent not to be unreasonably withheld, conditioned or delayed).  The R&W Insurance Policy shall contain an express waiver of subrogation rights against the Company and the Securityholders, except as set forth in Section VIII.B(i)(y) of the Buyer-Side Representations and Warranties Insurance Policy attached to the Binder Agreement.

8.8          Right to Satisfy Indemnification Claims by Reducing Contingent Payments.

(a)          Parent is expressly authorized, but shall not be obligated, to set off up to 100% of (i) any Damages for which it is entitled to indemnification hereunder (subject to the limitations set forth in this Section 8 (Indemnification)) or (ii) any negative Adjustment Amount in excess of the Purchase Price Escrow Amount finally determined pursuant to Section 1.17 (Post-Closing Adjustment) against, at Parent’s election, (A) any shares of Parent Common Stock that are then subject to the Stock Restriction Agreement and/or (B) such cash amounts or shares of Parent Common Stock payable to the Participating Securityholders pursuant to a Future Payment or distribution of Milestone Consideration to be made to the Participating Securityholders following the Closing in accordance with Section 1.17 (Post-Closing Adjustment) or Section 1.18 (Milestone Consideration), as applicable.

(b)          If there shall be any outstanding Indemnification Demand or Claim Notice, the amount of Damages with respect to which shall not have been finally determined in accordance with this Section 8 (Indemnification), at the time a Future Payment or Milestone Consideration, excluding the Purchase Price Escrow Amount, is payable to the Participating Securityholders or while any shares of Parent Common Stock subject to the Stock Restriction Agreement have not yet vested, then Parent shall be entitled, but shall not be required, to withhold from (i) such cash amounts, (ii) shares of Parent Common Stock payable to the Participating Securityholders pursuant to such Future Payment Section 1.17 (Post-Closing Adjustment) or (iii) shares of Parent Common Stock subject to the Stock Restriction Agreement that have not yet vested in accordance with the terms thereof, the amount of Damages the Parent Indemnified Party reasonably estimates to be subject to such Indemnification Demand or Claim Notice.  If the amount of Damages for such Indemnification Demand or Claim Notice is finally determined to be less than the amount withheld from the amounts payable to the Participating Securityholders pursuant to such Future Payment or distribution of Milestone Consideration, as applicable, then Parent shall promptly distribute or cause to be distributed such cash or shares of Parent Common Stock to the Participating Securityholders in accordance with Sections 1.5 (Conversion of Shares), 1.6 (Treatment of Company Options), 1.16 (Exchange/Payment) or 1.18 (Milestone Consideration), as applicable or subject to continued vesting pursuant to the Stoc Restriction Agreement, as applicable.  If the amount of Damages for such Indemnification Demand or Claim Notice is finally determined in accordance with this Section 8 (Indemnification) to exceed the amount withheld pursuant to this Section 8.8 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments) for such claim, then Parent shall continue to be entitled to indemnification for the amount of such excess subject to the terms and conditions of this Section 8 (Indemnification).

(c)          Notwithstanding the other provisions of this Section 8.8 (Right to Satisfy Indemnification Claims by Reducing Contingent Payments) or Transaction Document, (x) Parent shall not make any offset against shares of Parent Common Stock to the extent such offset would cause the product of the number of shares of Parent Common Stock (including shares of Parent Common Stock subject to the Stock Restriction Agreement) actually received as Merger Consideration by holders of Company Capital Stock multiplied by the Parent Trading Price to be less than 40% of the sum of such product plus the amount of cash received as Merger Consideration by holders of Company Capital Stock and (y) any offset right (including any estimate of the amount of Damages with respect to which shall not have been finally determined) shall be subject to the limitations in this Section 8 (Indemnification), including Section 8.6.

8.9          Determination of Indemnification Amounts.

(a)          Any indemnification obligations under this Section 8 (Indemnification) will be net of any insurance proceeds or any indemnity payment actually received, net of costs of enforcement, deductibles and retro-premium adjustments, by the Indemnified Party in connection with such Damages or any of the circumstances giving rise thereto.

(b)        The parties agree that any payments made pursuant to this Section 8 (Indemnification) shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by the parties hereto for Tax purposes to the greatest extent permitted by Law.

(c)          For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of this Section 8 (Indemnification) or (ii) the amount of Damages arising from a breach for which an Indemnified Party is entitled to indemnification under this Section 8, all qualifications contained in the representations and warranties of the Company contained in this Agreement that are based on materiality (including all usages of “material,” “Material Adverse Effect” or similar qualifiers but excluding dollar thresholds, which will not be disregarded).

(d)         With respect to any use of shares of Parent Common Stock to satisfy the indemnification obligations of a party under this Section 8 (Indemnification), the Parent Common Stock shall be valued at the Parent Trading Price.  The parties acknowledge and agree that the Parent Trading Price may not represent the fair market value of the Parent Common Stock after the Closing.

(e)          Subject to the limitations in this Section 8, any Damages owed to a Parent Indemnified Party (including pursuant to any direct indemnity by a Participating Securityholder) may be satisfied, at the election of the Parent Indemnified Party, in its sole discretion (i) by cancellation (in Book-Entry form) of shares of Parent Common Stock in accordance with Section 8.9(d) without any further action by the Participating Securityholders or (ii) in cash in U.S. dollars equal to the applicable Damages; provided, that Damages for which a Participating Securityholder is directly responsible, if any, which are not satisfied by the set off pursuant to Section 8.8, shall be payable by the Participating Securityholders within 20 Business Days following demand of payment by the Parent Indemnified Party.

(f)          No party’s right to indemnification pursuant to this Section 8 (Indemnification) shall be adversely affected by its waiver of a condition to the Closing set forth in Section 6 (Conditions Precedent to Obligations of Parent, Merger Sub I and Merger Sub II).

SECTION 9.       Termination

9.1       Termination.  This Agreement may be terminated prior to the Merger I Effective Time (whether before or after the adoption of this Agreement by the Required Company Shareholder Vote):

(a)          by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company if the Mergers shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) (Termination) if the failure to consummate the Mergers by the End Date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Merger I Effective Time;

(c)          by either Parent or the Company if a court of competent jurisdiction shall have issued a final and non-appealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) (Termination) whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such order;

(d)          by Parent, if the Company shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 (Accuracy of Representations and Warranties) or Section 6.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 30 days following receipt by the Company of written notice of such material breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) (Termination) if Parent, Merger Sub I or Merger Sub II is then in material breach of this Agreement;

(e)          by the Company, if Parent, Merger Sub I or Merger Sub II shall have materially breached or materially failed to perform any of their respective representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 (Accuracy of Representations and Warranties) or Section 7.2 (Performance of Covenants) and (ii) cannot be or has not been cured within 30 days following receipt by Parent of written notice of such material breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) (Termination) if the Company is then in material breach of this Agreement; or

(f)          by Parent, if the Company fails to deliver the Required Company Shareholder Vote within 12 hours of the date of this Agreement in accordance with Section 2.2 (Shareholder Consent or Approval).

9.2       Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1 (Termination), this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2 (Effect of Termination) and Section 10 (Miscellaneous Provisions) shall survive the termination of this Agreement and shall remain in full force and effect and (ii) nothing herein shall relieve any party from any Liability for Fraud or willful breach.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

SECTION 10.     Miscellaneous Provisions

10.1      Amendment.  This Agreement may be amended with the written approval of the Company Board (or the Securityholders’ Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Shareholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Shareholder Vote, no amendment shall be made which by Law requires further approval of the Company Shareholders without the further approval of such Company Shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Securityholders’ Representative (after the Closing).

10.2      Expenses.  Except as set forth in Section 1.17(k) (Post-Closing Adjustment), all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

10.3       Waiver.

(a)          No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except as otherwise specifically provided for in this Agreement.

(b)          No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4          Entire Agreement; Counterparts.  This Agreement, the Disclosure Schedule, the Escrow Agreement, the Payment Agent Agreement, the Securityholders’ Representative Engagement Agreement, the Surrender Agreements, the Stock Restriction Agreement, the Joinder Agreements, the Letters of Transmittal, the Confidentiality Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  This Agreement may be executed by electronic transmission, which shall be deemed an original.

10.5          Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  EXCEPT AS SET FORTH IN SECTION 1.17 (POST-CLOSING ADJUSTMENT), SECTION 1.18 (MILESTONE CONSIDERATION), SECTION 5.6(c) (TAX MATTERS) AND SECTION 8 (INDEMNIFICATION), EACH PARTY AGREES THAT IT SHALL BRING ANY ACTION IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EXCLUSIVELY IN THE CHOSEN COURTS; AND SOLELY IN CONNECTION WITH CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT: (A) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHOSEN COURTS; (B) EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY; AND (C) EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5 (APPLICABLE LAW; JURISDICTION).

10.6      Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that, neither this Agreement nor any of the rights hereunder may be assigned (whether by merger, consolidation, sale or otherwise) by the Company (prior to the Merger I Effective Time) or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect (except that Parent may assign this Agreement or any such rights to an Affiliate without the prior written consent of the Company (prior to the Merger I Effective Time) or the Securityholders’ Representative (at or after the Merger I Effective Time)); provided, further, that Parent, Merger Sub I, Merger Sub II, the Merger I Surviving Corporation and the Merger II Surviving Company may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent, Merger Sub I, Merger Sub II, the Merger I Surviving Corporation or the Merger II Surviving Company or of that part of Parent’s, Merger Sub I’s, Merger Sub II’s, the Merger I Surviving Corporation’s or the Merger II Surviving Company’s business to which this Agreement relates, as long as Parent provides written notice to the Company (prior to the Merger I Effective Time) or the Securityholders’ Representative (at or after the Merger I Effective Time) of such assignment and the assignee thereof agrees in writing to assume and be bound as Parent, Merger Sub I, Merger Sub II, the Merger I Surviving Corporation and the Merger II Surviving Company hereunder.

10.7       Confidentiality.

(a)          The parties acknowledge that Parent, the Company and/or Affiliates of the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.  Each of the Securityholders who are or become bound hereby, including by execution and delivery of a Joinder Agreement, Letter of Transmittal, Surrender Agreement and/or Written Consent, agree not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Mergers or any of the other matters contemplated hereby, including any terms of this Agreement with respect to which Parent has sought confidential treatment under applicable SEC rules, except, in each case to the extent such information (i) is or becomes generally known to the public (other than as a result of a disclosure by the Company (prior to the Closing), Securityholders’ Representative or any Securityholders); (ii) is obtained by Securityholders or its representatives on a non-confidential basis from a third party that, to such Securityholder’s knowledge, was not contractually restricted from disclosing such information; (iii) is disclosed to enforce the terms and provisions of this Agreement or the Transaction Documents; (iv) is disclosed to tax, accounting, legal, financial or business advisors who have a need for such information and agree to keep such information confidential; provided, however, that in the case of clause (iii), the disclosing Securityholder shall disclose no more than that portion of such information which, the Securityholder reasonably believes, is required to be disclosed to enforce the terms and provisions of this Agreement and the Transaction Documents and such Securityholder shall use commercially reasonable efforts to continue to maintain, and to cause any recipients of any confidential information to maintain, the confidentiality of such information at Parent’s sole cost and expense.

(b)          For three years after the Closing, Securityholders’ Representative shall hold, and shall use commercially reasonable efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the Company and its business and not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Mergers or any of the other matters contemplated hereby, including any terms of this Agreement with respect to which Parent has sought confidential treatment under applicable SEC rules, except, in each case to the extent that such documents or information (i) is or becomes generally known to the public (other than as a result of a disclosure by Securityholders’ Representative or its Affiliates); (ii) is obtained by Securityholders’ Representative or its representatives on a non-confidential basis from a third party that, to Securityholders’ Representative’s knowledge, was not contractually restricted from disclosing such information; (iii) is disclosed to enforce the terms and provisions of this Agreement or the Transaction Documents; (iv) is disclosed to tax, accounting, legal, financial or business advisors who have a need for such information and agree to keep such information confidential; provided, however, that in the case of clause (iii), the Securityholders’ Representative shall disclose no more than that portion of such information which the Securityholders’ Representative reasonably believes is required to be disclosed to enforce the terms and provisions of this Agreement and the Transaction Documents and the Securityholders’ Representative shall use commercially reasonable efforts to continue to maintain, and to cause any recipients of any confidential information to maintain, the confidentiality of such information.

(c)          The Company, Securityholders’ Representative and each of the Securityholders acknowledge and agree that Parent (i) may issue, without the approval of any other party, a press release with respect to this Agreement and the matters contemplated hereby, (ii) intends to publicly file this Agreement with the SEC, (iii) may seek confidential treatment under applicable SEC rules with respect to certain matters and terms contained in this Agreement and (iv) may make any public disclosure it believes in good faith is required by applicable Law or stock market rule, or, following the Closing, for any other reason.

10.8     Third Party Beneficiaries.  Except as provided in Sections 1.17 (Post-Closing Adjustment), 5.4(c) (Indemnification of Officers and Directors), 5.5 (Disclosure) and 8.2 (Indemnification of Participating Securityholders) and, following the Closing with respect to all Persons that held Company Capital Stock, Company Options immediately prior to the Closing, Section 1 (Description of Transaction), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9       Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon receipt of a letter delivered by certified mail return receipt requested, (c) upon confirmation of receipt if sent by electronic transmission (with autoreply not being deemed confirmation of receipt), or (d) one Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto); provided that with respect to notices delivered to the Securityholders’ Representative, such notices must be delivered solely via electronic transmission:

if to Parent, Merger Sub I, Merger Sub II, Merger I Surviving Corporation or Merger II Surviving Company:

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA, 92121
Attention:  Chief Executive Officer
E-mail:  eholmlin@bionanogenomics.com

With a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Rama Padmanabhan; Thomas Coll
E-mail:  padmanabhan@cooley.com; collta@cooley.com

if to the Company prior to Closing:

BioDiscovery, Inc.
715 North Douglas Street
El Segundo, CA 90245
Attention:  Soheil Shams
E-mail:  sshams@biodiscovery.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover St.
Palo Alto, CA 94304
Attention:  Stanley Pierson
E-mail:  spierson@pillsburylaw.com

if to the Company after Closing:

BioDiscovery, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121
Attention:  Chief Executive Officer
E-mail:  eholmlin@bionanogenomics.com

with a copy (which shall not constitute notice) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Rama Padmanabhan; Thomas Coll
E-mail:  padmanabhan@cooley.com; collta@cooley.com

if to the Securityholders’ Representative:

Soheil Shams
715 North Douglas Street
El Segundo, CA 90245
E-mail:  sshams@biodiscovery.com

with a copy to (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover St.
Palo Alto, CA 94304
Attention:  Stanley Pierson
E-mail:  spierson@pillsburylaw.com

10.10     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11     Knowledge.  “Knowledge” of the Company shall mean the actual knowledge of a fact or other matter of the Knowledge Individuals after reasonable inquiry.

10.12   Specific Performance.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13     Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)          Any document uploaded to the online data room utilized for the transactions contemplated by this Agreement at least 48 hours prior to the execution of this Agreement shall be considered “made available,” “furnished,” “delivered” or “provided” for purposes of this Agreement.

(g)          Unless the context requires otherwise, the word “or” shall be inclusive such that for example, “A or B” shall be deemed to mean “A or B or both A and B.”

10.14    Disclosure Schedule.  The Disclosure Schedule has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Section 2 (Representations and Warranties of the Company).  The representations and warranties contained in Section 2 (Representations and Warranties of the Company) are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Section 2 (Representations and Warranties of the Company) in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure, without reference to any underlying document therein and without independent knowledge of such matters, that it applies to such other section, subsection, or subclause of Section 2 (Representations and Warranties of the Company).  No disclosure of any matter contained in the applicable Disclosure Schedule shall create an implication that such matter meets any standard of materiality (matters reflected in the applicable Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the applicable Disclosure Schedule; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose).

10.15          Waiver of Conflicts; Treatment of Company Confidential Information.  The parties acknowledge and agree that subsequent to the Closing, the Securityholders’ Representative and/or any Securityholders (collectively, the “Former Holders” or individually, the “Former Holder”) shall have the right to retain Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) to represent any Former Holder’s interest(s) in any dispute even if such representation relates to or arises out of this Agreement, the Mergers, the other Transaction Documents, any transaction contemplated by this Agreement or any Acquirer (defined below) (collectively, the “Merger Dispute”).  The Surviving Corporation, Parent and each of their subsidiaries (collectively, the “Acquirers” or individually, the “Acquirer”) hereby irrevocably waive, consent to and covenant not to assert any objection, based on conflict of interest or otherwise, to any representation of any Former Holder by Pillsbury in any Merger Dispute.  Each Acquirer further agrees that, as to all pre-Closing privileged or otherwise protected materials relating to Pillsbury and the Merger Dispute including materials protected by the attorney-client privilege, work product, the expectation of client confidence and all other rights to any applicable privilege or immunity (“Privileged Deal Materials”) are hereby (i) deemed the sole property of the Securityholders’ Representative and (ii) shall not pass to or be claimed by any Acquirer on any ground, including waiver.

[Signature Pages Follow]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Bionano Genomics, Inc.

By:	/s/ R. Erik Holmlin, Ph.D.
Name:	R. Erik Holmlin, Ph.D.
Title:	President and Chief Executive Officer

MERGER SUB I:

Starship Merger Sub I, Inc.

By:	/s/ R. Erik Holmlin, Ph.D.
Name:	R. Erik Holmlin, Ph.D.
Title:	President and Chief Executive Officer

MERGER SUB II:

STARSHIP MERGER SUB II, LLC

By:	/s/ Chris Stewart
Name:	Chris Stewart
Title:	Manager

(Signature Page to Agreement and Plan of Merger)

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

BioDiscovery

By:	/s/ Soheil Shams
Name:	Soheil Shams
Title:	Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

SECURITYHOLDERS’ REPRESENTATIVE:

By:	/s/ Soheil Shams
Name:	Soheil Shams

(Signature Page to Agreement and Plan of Merger)

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Accounting Principles” shall mean those accounting policies and practices adopted on a historical and consistent basis by the Company and set forth on Schedule I (Accounting Principles) hereto.

“Accounts Receivable” shall mean (i) all invoiced and unbilled trade accounts receivable and other rights to payment owed to the Company, and (ii) all other accounts receivable or notes receivable of the Company, in each case, as calculated in accordance with the Accounting Principles.

“Acquirer” or “Acquirers” shall have the meaning set forth in Section 10.15 (Waiver of Conflicts; Treatment of Company Confidential Information).

“Adjustment Amount” shall have the meaning set forth in Section 1.17(g) (Post-Closing Adjustment).

“Adjusted Closing Cash Consideration” means the Closing Cash Consideration Amount, plus the Securityholders’ Representative Reserve, plus the Purchase Price Escrow Amount, plus the Escrow Amount, plus the Milestone Consideration.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are, or otherwise affiliated with, Company Shareholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company).

“Aggregate Exercise Amount” shall mean the aggregate exercise price of all Company Options outstanding as of immediately prior to the Merger I Effective Time as set forth on the Estimated Closing Statement.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Amended or Terminated Agreements” shall have the meaning set forth in Section 5.8 (Amended or Terminated Agreements).

“Anti-Corruption Laws” shall mean the (i) Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations thereunder and (ii) other applicable anti-corruption law in other jurisdictions in which the Company conducts business.

“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition or for the purpose or effect of regulating foreign investment, in any case that are applicable to the transactions contemplated by this Agreement.

“Balance Sheet Date” shall have the meaning set forth in Section 2.6(a) (Financial Statements).

“BioDiscovery Products” shall mean all versions of the Nx Clinical software Company Product that are being or at any point have been marketed, licensed, or supported; and all versions of such software that are under development by or on behalf of the Company.

“Book-Entry” shall have the meaning set forth in Section 1.10 (Closing of the Company Transfer Books).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in California.

“Business Privacy Policies” shall have the meaning set forth in Section 2.10(o) (Intellectual Property).

“California Law” has the meaning set forth in the Recitals.

“CALLCA” has the meaning set forth in the Recitals.

“CAN-SPAM” shall have the meaning set forth in the definition of “Privacy and Security Laws” in this Exhibit A.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

“Cash and Cash Equivalents” shall mean, without duplication, with respect to the Company, as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of cash and cash equivalents, brokerage accounts and marketable securities held by the Company, (i) less (A) the aggregate amount of issued but uncleared checks or drafts written by the Company that have not been cleared and wires issued by the Company that have not posted, (B) any restricted cash balances, including any cash used as collateral to backstop letters of credit, guarantees or other obligations of the Company, (C) cash and cash equivalents held on behalf of third parties and (D) any amounts held in escrow; (ii) plus (E) any deposits made but not yet posted to the bank cash balance (iii) plus checks written to the Company received by the Company that have not been cleared and wires issued to the Company that have not been posted, in each case calculated in accordance with the Accounting Principles.

“CCPA” shall have the meaning set forth in the definition of “Privacy and Security Laws” in this Exhibit A.

“Change of Control” shall mean (i) an event or series of events by which any third party “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any (A) employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (B) any person or group affiliated with any equity holder of Parent, the Merger I Surviving Corporation or the Merger II Surviving Company as of immediately following the Merger I Effective Time) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 70% the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent (as applicable) on a fully-diluted basis; (ii) any merger, business combination, consolidation, recapitalization, tender or exchange offer or other similar transaction whereby the stockholders of Parent (together with their Affiliates) as of immediately prior to such transaction do not own at least 70% of the outstanding capital stock of Parent immediately following such transaction; or (iii) any sale of assets or business of Parent, the Merger I Surviving Corporation or the Merger II Surviving Company that constitutes at least 85% of the total revenue, net income or assets of Parent, taken as a whole.

“Chapter 13” shall have the meaning set forth in Section 1.20 (Dissenters’ Rights).

“Chosen Courts” shall mean the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the state of Delaware or, in the event each federal court within the state of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware).

“Closing” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing Assets” shall mean, without duplication, the current assets of the Company in accordance with the Accounting Principles, including Accounts Receivable, prepaid expenses (including prepaid federal and state taxes), deferred bank fees, prepaid software licenses, prepaid insurances, long-term deposits (not included in Cash and Cash Equivalents), credit card prepayments, but excluding Cash and Cash Equivalents.

“Closing Cash Consideration Amount” shall mean cash in an amount equal to:

(a)          the Upfront Cash Consideration;

(b)          minus the Securityholders’ Representative Reserve;

(c)          minus the Purchase Price Escrow Amount;

(d)          minus the Escrow Amount;

(e)          minus the Estimated Closing Date Indebtedness;

(f)          minus the Estimated Closing Date Transaction Expenses;

(g)          plus the Estimated Closing Date Cash Amount;

(h)          plus Estimated Net Working Capital Adjustment; and

plus the Aggregate Exercise Amount; provided, that if the Closing Cash Consideration Amount would otherwise cause the Upfront Stock Consideration Value to be less than 40% of the sum of (i) the Adjusted Cash Closing Consideration plus (ii) the Upfront Stock Consideration Value, then the Upfront Cash Consideration Amount (and as a result the Adjusted Closing Cash Consideration) shall be reduced by the amount (and the Upfront Stock Consideration Value shall be increased by the same amount) necessary to cause the Adjusted Closing Cash Consideration (as so reduced) to be no greater than 60% of the sum of (i) the Adjusted Closing Cash Consideration (as so reduced) and (ii) the Upfront Stock Consideration Value (as so increased).

“Closing Company Share Number” shall mean the sum of (a) the aggregate number of outstanding shares of Company Common Stock held by the Participating Securityholders immediately prior to the Merger I Effective Time (on an as converted basis), and (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of Vested In-The-Money Company Options outstanding as of immediately prior to the Merger I Effective Time.

“Closing Date” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Closing Date Balance Sheet” shall mean a balance sheet of the Company as of the Reference Time prepared (i) from and in accordance with the books and records of the Company and (ii) in accordance with the Accounting Principles.

“Closing Date Cash Amount” shall mean the Cash and Cash Equivalents of the Company as of the Reference Time determined in accordance with the Accounting Principles.

“Closing Date Indebtedness” shall mean the Debt of the Company as of the Reference Time determined in accordance with the Accounting Principles.

“Closing Date Net Working Capital” shall mean an amount (which may be positive or negative) equal to (a) the Closing Assets minus (b) the Closing Liabilities, in each case, as of the Reference Time, determined and calculated in accordance with the Accounting Principles and consistent with the methodology in the example calculations attached hereto as Exhibit F (“Illustrative Calculation of Closing Date Net Working Capital”), which sets forth an example calculation of the Closing Date Net Working Capital as of the Balance Sheet Date prepared in accordance with the Accounting Principles.

“Closing Date Transaction Expenses” shall mean, without duplication, (i) the aggregate expenses, fees and disbursements of all attorneys, accountants and investment bankers of the Company and the Securityholders for which the Company is responsible in connection with the negotiation, execution, delivery and performance of this Agreement and any similar expenses, fees and disbursements of the Company and the Securityholders for which the Company is responsible arising out of or resulting from the negotiation, execution, delivery and performance of this Agreement, (ii) the upfront engagement fee of the Securityholders’ Representative of the Company, (iii) any fees, costs and expenses of the Company and the Securityholders for which the Company is responsible associated with satisfying any Closing deliverables, including obtaining the release and termination of any Liens, (iv) 50% of the costs, fees, charges and expenses of the Escrow Agent, (v) 50% of any Transfer Taxes, (vi) 50% of the R&W Insurance Policy premiums, fees, costs and expenses associated with procuring the R&W Insurance Policy, (vii) any fees, costs and expenses associated with obtaining consents pursuant to the terms of any Material Contract in effect on or prior to the Closing Date in connection with the transactions contemplated by this Agreement other than pursuant to actions taken by Parent after the Closing, and (viii) any bonus or transaction fee, change of control, assignment, retention, compensatory or similar payment (including with respect to the portion of the Upfront Merger Consideration, Milestone Consideration or other distributions to be made to the Employee Option Holders following the Closing) that becomes payable as a result of transactions contemplated hereby, either alone or in combination with another event  (whether payable prior to, on or following the Closing), and the employer portion of any employment Taxes, if applicable, with respect to such payments transactions contemplated by this Agreement other.

“Closing Liabilities” shall mean, without duplication, the current liabilities of the Company in accordance with the Accounting Principles, including accounts payable, accrued expenses, deferred revenues (which have not yet been collected in cash at period end), current Tax liabilities, and employee benefits payable (including closing payroll, accrued vacation, and taxes associated with payroll accruals), but excluding (a) any Liability included in the Closing Date Indebtedness and Closing Date Transaction Expenses to the extent actually deducted from the calculation of the Closing Cash Consideration Amount and (b) any current liabilities that are non-cash charges or expenses.

“Closing Payment Schedule” shall have the meaning set forth in Section 6.7(d) (Agreements and Documents).

“Closing Statement” shall have the meaning set forth in Section 1.17(b) (Post-Closing Adjustment).

“COBRA” shall have the meaning set forth in Section 2.17(n) (Employee Benefit Plan and Employee Matters).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning set forth in Section 5.3(a) (Employee Benefits).

“Company Board” shall mean the board of directors of the Company.

“Company Capital Stock” shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” shall mean the Company’s Articles of Incorporation, as filed with the Secretary of the State of California on February 10, 1998, as amended or restated, and in effect immediately prior to the Merger I Effective Time.

“Company Common Stock” shall mean the common stock, no par value, of the Company.

“Company Covered Representations” shall have the meaning set forth in Section 3.12 (Reliance).

“Company Financial Statements” shall have the meaning set forth in Section 2.6(a) (Financial Statements).

“Company Healthcare Laws” shall have the meaning set forth in Section 2.11(b) (Regulatory Matters).

“Company Intellectual Property” shall mean all Intellectual Property that is owned or exclusively licensed to (or purported to be owned or exclusively licensed to) the Company.

“Company Material Adverse Effect” shall mean change, effect, event, occurrence, state of facts or development or cause thereof that, individually or in the aggregate is, or would reasonably be expected to, (i) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party or to otherwise consummate the transactions contemplated by this Agreement or (ii) be materially adverse to the assets, properties, liabilities, financial condition or existing business of the Company (taken as a whole), whether known or unknown or on a short- or long-term basis; provided, however, that with respect to clause (ii), none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse effect resulting directly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (b) any adverse effect resulting directly from hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, fires or other disasters, epidemics, pandemics (including COVID-19) and other force majeure events, except to the extent such event has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (c) any adverse effect resulting directly from the announcement, execution or delivery of this Agreement or the pendency of the Mergers (but not, for the avoidance of doubt, the consummation); (d) any adverse effect resulting directly from any change in GAAP or any change in applicable Laws or the authoritative enforcement, implementation or interpretation thereof, except to the extent such change has a disproportionate effect on the Company as compared to any of the other companies in the Company’s industry; (e) any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; or (f) any adverse effect resulting directly from any breach by Parent, Merger Sub I or Merger Sub II of any provision of this Agreement or the taking of any other action by Parent, Merger Sub I or Merger Sub II.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Pension Plan” shall have the meaning set forth in Section 5.3(a) (Employee Benefits).

“Company Plans” shall have the meaning set forth in Section 2.17(a) (Employee Benefit Plans and Employee Matters).

“Company PPP Loans” means the PPP Loan obtained by the Company in the original principal amount of $255,325.00 (SBA Loan Number 4456377301; Lender Loan Number A00441164) and the PPP Loan obtained by the Company with CalPrivate Bank in the original principal amount of $336,275.00 (SBA Loan No. 3607728506).

“Company Preferred Stock” shall mean collectively the Preferred Stock of the Company as set forth in the Company Charter.

“Company Products” shall have the meaning set forth in Section 2.11(a) (Regulatory Matters).

“Company Regulatory Agency” shall have the meaning set forth in Section 2.11(a) (Regulatory Matters).

“Company Regulatory Permits” shall have the meaning set forth in Section 2.11(a) (Regulatory Matters).

“Company Shareholders” shall mean the holders of Company Capital Stock.

“Company Returns” shall mean any Tax Return required to be filed by the Company or any of its Subsidiaries.

“Company Source Code” has the meaning set forth in Section 2.10(m) (Intellectual Property).

“Company Stock Certificate” shall have the meaning set forth in Section 1.10 (Closing of the Company’s Transfer Books).

“Company Website” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

“Confidentiality Agreement” shall mean that certain confidentiality agreement, by and between the Company and Parent.

“Consent(s)” shall mean any consent, approval or waiver.

“Continuing Employee” shall mean each employee of the Company who continues to remain employed by the Merger I Surviving Corporation, the Merger II Surviving Company or any of their Subsidiaries following the Merger I Effective Time or the Merger II Effective Time, as applicable.

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Financial Assistance” means any financial assistance program implemented by any Governmental Body under any COVID-19 Measures (including any PPP Loan and the forgiveness thereof).

“COVID-19 Financial Assistance Application” means any application for COVID-19 Financial Assistance, including any supplements, addenda, modifications, notices, filings, certifications, attestations or any other material documents with respect thereto.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive promulgated by any Governmental Body, including the Centers for Disease Control and Prevention, in each case, (a) in connection with or in response to COVID-19, including the CARES Act and Families First Act or (b) to ensure the health and safety of any of the Company’s employees in light of COVID-19.

“Customer Data” shall mean any and all data, meta-data, or information (i) transmitted to or otherwise made available to the Company by users or customers of any Company Products and/or Company Website, or (ii) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise Processed by the Company for or on behalf of a customer or user of such Company Website and/or Company Product.

“D&O Indemnified Persons” shall have the meaning set forth in Section 5.4(a) (Indemnification of Officers and Directors).

“Damages” shall mean claims, demands, losses, costs, Taxes, damages and expenses, settlement payments, awards, judgments, fines, penalties, deficiencies, Liabilities or other charges, including reasonable and out-of-pocket attorneys’ fees and expenses and reasonable fees and expenses of other professionals and experts; provided, however, that “Damages” shall not include special or consequential damages, damages based on a multiple or diminution of value and shall not include any exemplary and punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Person Claim).

“Debt” shall mean, without duplication, the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (a) any indebtedness for borrowed money of the Company, (b) any obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of the Company with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company, (d) any capital leases, (e) past due or deferred rent, (f) off-balance sheet financing, (g) any Pre-Closing Taxes, (h) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (i) all indebtedness or liabilities secured by any security interest on any property or assets of the Company, (j) all liabilities under securitization or receivables factoring arrangements or transactions, (k) all liabilities and obligations (including accrued interest) under a lease agreement that is required to be capitalized pursuant to GAAP, including any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any such leases, (l) unpaid dividends and other amounts owed to the Company’s current or former equity holders, including holders of Company Preferred Stock, (m) all liabilities and obligations for the deferred purchase price of property or services, including any conditional sale, earn-outs or revenue sharing payments, (n) any obligation of the type referred to in clauses (a) through (m) of another Person the payment of which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, (o) any unpaid fee to any member of the Company Board outstanding as of the Closing, (p) all liabilities with respect to any unpaid bonuses and commissions in respect of any director, officer, employee or individual independent contractor of the Company (whether due and payable prior to, at or following the Closing) for any prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and the employer portion of any employment or payroll Taxes payable by the Company with respect to the foregoing, (q) all deferred Taxes and (r) any outstanding accounts payable that are more than 90 days past the applicable due date.  Notwithstanding the foregoing, “Debt” shall not include (i) any letters of credit to the extent not drawn upon, (ii) any bank guarantees, (iii) non-cancellable purchase commitments, (iv) surety bonds and performance bonds or (v) trade payables or other current liabilities in the ordinary course of business.  For purposes of Section 1 (Description of Transaction), “Debt” shall mean Debt, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated by this Agreement).

“Deferred Payroll Taxes” shall mean the “applicable employment taxes” (as defined in Section 2302(d) of the CARES Act) payable by the Company that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing or are deferred pursuant to or in connection with the Payroll Tax Executive Order and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company and delivered or made available to Parent, Merger Sub I and Merger Sub II on the date of the Agreement.  The contents of each of the contracts and other documents referred to in the Disclosure Schedule shall be deemed to be incorporated and referred to in the Disclosure Schedule as though set forth in full therein.

“Dispute Auditor” shall have the meaning set forth in Section 1.17(d) (Post-Closing Adjustment).

“Dispute Notice” shall have the meaning set forth in Section 1.17(c) (Post-Closing Adjustment).

“Dissenting Shares” shall have the meaning set forth in Section 1.20 (Dissenters’ Rights).

“Dissenting Shareholder” shall have the meaning set forth in Section 1.20 (Dissenters’ Rights).

“EEA” shall have the meaning set forth in the definition of “GDPR” of this Exhibit A.

“Employee Option” shall mean a Company Option granted to a Person in their capacity as an employee of the Company for applicable employment Tax purposes.

“Employee Option Holder” shall mean each holder of a Company Option that is an employee of the Company or was an employee of the Company when the Company Option was granted.

“End Date” shall mean the date that is 60 days from the date of this Agreement.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Law or governmental regulation relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances; or (c) safety issues (including human and occupational safety and health), in each case as amended and as in effect on the date hereof.

“Environmental Permit” shall mean any material permit, license, review, certification, approval, registration, Consent or other authorization issued pursuant to any Environmental Laws.

“Equity Incentive Plan” shall mean the Company’s 2016 Stock Plan, as amended or restated.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.17(e) (Employee Benefit Plans and Employee Matters).

“Escrow Accounts” shall have the meaning set forth in Section 1.23(a) (Escrow Agreement).

“Escrow Agent” shall mean such escrow agent as shall be mutually and reasonably agreed upon by Parent and the Securityholders’ Representative.

“Escrow Agreement” shall have the meaning set forth in Section 1.23(a).

“Escrow Amount” shall mean $[***].

“Escrow Fund” shall mean, at any given time after the Closing, the funds remaining in the Escrow Account established for the Escrow Amount, including any amount of interest actually earned.

“Escrow Release Date” shall have the meaning set forth in Section 1.23(d) (Escrow Agreement).

“Estimated Closing Date Cash Amount” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Net Working Capital” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Date Transaction Expenses” shall have the meaning set forth in the definition of “Estimated Closing Statement” in this Exhibit A.

“Estimated Closing Statement” shall mean a written statement setting forth (a) an estimated Closing Date Balance Sheet and (b) in reasonable detail (i) the Aggregate Exercise Amount; and (ii) the Company’s good faith estimate of (1) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), and the Estimated Net Working Capital Adjustment, (2) the Closing Date Cash Amount (the “Estimated Closing Date Cash Amount”), (3) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (4) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”).

“Estimated Net Working Capital Adjustment” shall mean, as applicable: (a) the amount by which the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital (expressed as a negative amount), (b) the amount by which the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital (expressed as a positive amount), or (c) if the Estimated Closing Date Net Working Capital is equal to the Target Net Working Capital, $0.

“EU GDPR” shall have the meaning set forth in the definition of “GDPR” of this Exhibit A.

“Export Approvals” shall have the meaning set forth in Section 2.14(c) (Compliance with Laws; Export Controls).

“FDA” shall mean the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FDCA” shall mean the Federal Food, Drug, and Cosmetic Act, as amended, and all related rules, regulations and guidances (including, without limitation, the regulations promulgated in title 21 of the Code of Federal Regulations).

“Final Net Working Capital Adjustment” shall mean, as applicable: (a) the amount by which the Closing Date Net Working Capital is less than the Target Net Working Capital (expressed as a negative amount), (b) the amount by which the Closing Date Net Working Capital is greater than the Target Net Working Capital (expressed as a positive amount) or (c) if the Closing Date Net Working Capital is equal to the Target Net Working Capital, $0.

“Former Holder” or “Former Holders” has the meaning set forth in Section 10.15 (Waiver of Conflicts; Treatment of Company Confidential Information).

“Fraud” means a willful and knowing common law fraud with respect to the representations and warranties set forth in Article 2 or Article 3, as applicable, with the specified intent to deceive or mislead under Delaware law (and not a constructive fraud, equitable fraud, unfair dealings fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence).

“Future Payments” shall mean collectively, (a) any Adjustment Amount, to the extent such amount is a positive number, that may become distributable to Participating Securityholders pursuant to Section 1.17 (Post-Closing Adjustment),(b) any portion of the Purchase Price Escrow Amount or Escrow Amount that may become distributable to Participating Securityholders pursuant to Section 1.23(d) (Escrow Agreement) and the Escrow Agreement, (c) any portion of the Securityholders’ Representative Reserve that may become distributable to Participating Securityholders pursuant to Section 1.22(d) (Securityholders’ Representative), and (d) any Tax Refund to the extent actually received and distributable pursuant to Section 5.6(g) (Tax Matters).

“GAAP” shall mean United States generally accepted accounting principles.  With respect to the computations pursuant to Section 1.17 (Post-Closing Adjustment), GAAP shall mean such accounting principles as in effect as of the Reference Time.

“GDPR” shall mean (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (“EU GDPR”); (ii) the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”); and (iii) any applicable implementing or supplementary legislation in any member state of the European Economic Area (“EEA”) or the UK (including the UK Data Protection Act 2018).

“GIMA” shall have the meaning set forth in the definition of “Privacy and Security Laws” in this Exhibit A.

“Government Official” shall mean (a) any officer or employee of any Governmental Body, (b) any Person acting in an official capacity on behalf of a Governmental Body, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Body, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Governmental Authorization” shall mean any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission, public and private institutional review board and independent ethics committee or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law.  “Hazardous Substance” shall include any substance for which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, regulated medical waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.

“Health Care Professional” shall mean any Person (e.g., hospital or hospital purchase manager, physician, nurse, medical practice group or medical practice group manager, group purchasing organization or third-party payor) that purchases, leases, recommends, uses, prescribes or arranges for the purchase or lease of Company Products or related services or similar products or services.

“HIPAA” shall have the meaning set forth in the definition of “Privacy and Security Laws” in this Exhibit A.

“HSR Act” shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Indemnification Demand” shall have the meaning set forth in Section 8.3(a) (Indemnification Mechanics).

“Indemnification Dispute Notice” shall have the meaning set forth in Section 8.3(b) (Indemnification Mechanics).

“Indemnified Party” shall mean the Person entitled to indemnification under Section 8 (Indemnification).

“Indemnitor” shall have the meaning set forth in Section 8.4(a) (Third Person Claim Indemnification Mechanics).

“Information Statement” shall have the meaning set forth in Section 5.1 (Information Statement).

“Illustrative Calculation of Closing Date Net Working Capital” shall have the meaning set forth in the definition of “Closing Date Net Working Capital” in this Exhibit A.

“Insurance Policies” shall have the meaning set forth in Section 2.20 (Insurance).

“Intellectual Property” shall mean the following, anywhere in the world, including registrations and applications therefor, goodwill, common law rights, and moral rights thereto:

(a)          patents and utility models of any kind, patent applications, including provisional applications, and statutory invention registrations, and rights in inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuation-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”);

(b)          trademarks, service marks, trade names, symbols, logos, trade dress, and all other similar identifiers of origin, whether or not registered, and all pending applications for registration of the same, other than regulatory filings;

(c)          copyrights, rights in works of authorship whether or not published or registered, and all pending applications for registration of the same;

(d)          Internet domain names and URLs;

(e)         trade secrets and other rights in know-how and confidential or proprietary information protected by trade secret Law (collectively, “Trade Secrets”);

(f)          rights in computer programs, software and databases, whether in object or source code form; and

(g)          all other intellectual property rights and/or proprietary rights.

“Intellectual Property Contract” shall have the meaning set forth in Section 2.10(k).

“Inventory” shall mean (a) all Company Products that have received all intended increments of value through manufacturing or other processing and that are being held for resale, and (b) all raw materials, parts, components, work-in-progress, field inventory loaners, sales force inventory, consignment, packaging materials and similar items with respect to the Company Products, in each case wherever located and including such items previously ordered or purchased and in transit to the Company.

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, hardware, systems, Company Websites, and all other information technology equipment, and all associated documentation.

“Joinder Agreements” shall have the meaning set forth in the Recitals.

“Joint Written Instructions” shall have the meaning set forth in Section 1.23(d) (Escrow Agreement).

“Key Employee” shall have the meaning set forth in the Recitals.

“Key Employee Agreement” shall have the meaning set forth in the Recitals.

“Knowledge” shall have the meaning set forth in Section 10.11 (Knowledge).

“Knowledge Individuals” shall mean the following Persons:  Soheil Shams and Daniel Clutter

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 2.9(a) (Real Property; Leasehold).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

“Letter of Transmittal” shall have the meaning set forth in Section 1.16(a) (Exchange/Payment).

“Liability” shall mean with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Lien” or “Liens” shall mean all liens, mortgages, encumbrances, security interests, claims, charges, pledges, community property interest, hypothecations, options, rights of first refusal, rights of first negotiation or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (other than in the case of a security, any restriction on the transfer of such security arising solely under applicable securities laws).

“Lost Certificate Affidavit” shall have the meaning set forth in Section 1.16(a) (Exchange/Payment).

“Material Contract” shall have the meaning set forth in Section 2.12(a) (Material Contracts).

“Merger Consideration” shall mean the Upfront Merger Consideration, plus the Milestone Consideration, plus the amount of any Future Payments.

“Merger Dispute” has the meaning set forth in Section 10.15 (Waiver of Conflicts; Treatment of Company Confidential Information).

“Merger I Effective Time” shall have the meaning set forth in Section 1.3 (Closing; Merger I Effective Time).

“Merger I Filing” shall have the meaning set forth in Section 1.3 (Closing; Effective Time).

“Merger I Surviving Corporation” has the meaning set forth in Section 1.1 (Merger I).

“Merger I” shall have the meaning set forth in the recitals of this Agreement.

“Merger II Effective Time” shall have the meaning set forth in Section 1.12 (Merger II Effective Time).

“Merger II Filing” shall have the meaning set forth in Section 1.12 (Merger II Effective Time).

“Merger II Surviving Company” has the meaning set forth in Section 1.10 (Merger II).

“Merger II” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub I” shall have the meaning set forth in the preamble of this Agreement.

“Merger Sub II” shall have the meaning set forth in the preamble of this Agreement.

“Mergers” shall have the meaning set forth in the recitals of this Agreement.

“Milestone” shall mean [***].

“Milestone Consideration” shall mean $10,000,000 (in cash).

“Nasdaq” means the Nasdaq Capital Market, but if the Nasdaq Capital Market is no longer the principal U.S. trading market for the Parent Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“Nasdaq Threshold” shall have the meaning set forth in Section 1.16(h).

“Non-Dissenting Shareholder” shall mean each Company Shareholder that does not perfect or otherwise loses such shareholder’s dissenters’ rights under California Law, as applicable, and is otherwise entitled to receive consideration pursuant to Section 1.5 (Conversion of Shares).

“Non-Employee Option” shall mean a Company Option granted to a Person other than in a capacity as an employee of the Company for applicable employment Tax purposes.

“Non-Employee Option Holder” shall mean each holder of a Company Option who is not an Employee Option Holder.

“OFAC” shall have the meaning set forth in Section 2.14(b) (Compliance with Laws; Export Controls).

“Open Source Licenses” has the meaning set forth in Section 2.10(l) (Intellectual Property).

“Open Source Material” has the meaning set forth in Section 2.10(l) (Intellectual Property).

“Option Holder” shall mean each Employee Option Holder and Non-Employee Option Holder.

“Ownership Percentage” shall, with respect to a Participating Securityholder, be equal to the quotient obtained by dividing (a) the aggregate number of shares of Company Common Stock held by such Participating Securityholder as of immediately prior to the Merger I Effective Time (including, for purposes of this definition, (i) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock outstanding as of immediately prior to the Merger I Effective Time and (ii) the aggregate number of shares of Company Common Stock underlying Vested In-The-Money Company Options outstanding as of immediately prior to the Merger I Effective Time) by (b) the Closing Company Share Number.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent 401(k) Plan” shall have the meaning set forth in Section 5.3(b) (Employee Benefits).

“Parent Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Parent.

“Parent Covered Representations” shall have the meaning set forth in Section 2.31 (Reliance).

“Parent Disclosure” shall have the meaning set forth in Section 5.1 (Information Statement).

“Parent Indemnified Party” shall have the meaning set forth in Section 8.1 (Indemnification of Parent).

“Parent SEC Reports” shall have the meaning set forth in Section 3.6 (SEC Reports).

“Parent Trading Price” shall mean the price of Parent Common Stock determined in accordance with IRS Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev.Proc. 2018-12”) where (i) the “Safe Harbor Valuation Method” will be the average of the daily closing prices as described in Section 4.01(3) of Rev.Proc. 2018-12, (ii) the “Measuring Period” (within the meaning of Section 4.01(2) of Rev.Proc. 2018-12) will be each of the twenty (20) consecutive trading days ending on the third trading day preceding the last Business Day before the date of this Agreement, (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev.Proc. 2018-12) will be Nasdaq and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev.Proc. 2018-12) will be Bloomberg Finance.

“Participating Securityholders” shall mean each Non-Dissenting Shareholder that is a holder of Company Capital Stock, and each holder of Vested In-the-Money Company Options, each as of immediately prior to the Merger I Effective Time.

“Paycheck Protection Program” means the Paycheck Protection Program of the U.S. Small Business Administration under the CARES Act.

“Payment Agent” shall have the meaning set forth in Section 1.16(a) (Exchange/Payment).

“Payment Term” shall mean the period of twelve (12) months immediately following the Closing Date.

“Payoff Letter” shall have the meaning set forth in Section 1.7 (Payoff Letters).

“Payroll Tax Executive Order” shall mean the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-65).

“Per Share Future Payment Amount” shall mean the any Future Payments, divided by the Closing Company Share Number.

“Per Share Milestone Consideration” shall mean the Milestone Consideration, divided by the Closing Company Share Number.

“Per Share Upfront Closing Cash Consideration” shall mean the Closing Cash Consideration Amount, divided by the Closing Company Share Number.

“Per Share Upfront Merger Consideration” shall mean (a) the Per Share Upfront Closing Cash Consideration and (b) the Per Share Upfront Stock Consideration.

“Per Share Upfront Stock Consideration” shall mean the Upfront Stock Consideration, divided by the Closing Company Share Number, rounded down to the nearest whole number.

“Permitted Encumbrances” shall mean: (a) statutory liens for current Taxes or other governmental charges (i) not yet delinquent or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent and that are not material in amount or effect on the Company, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Bodies having jurisdiction over the Leased Real Property that are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s business; (e) public roads and highways; (f) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (g) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall mean any (i) any and all information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household; and (ii) any other information which is classified as “personal data,” “personal information,” “protected health information”, “individually identifiable health information”, “personally identifiable information” or similar term under the Privacy and Data Security Requirements or applicable Legal Requirements.

“Pillsbury” has the meaning set forth in Section 10.15 (Waiver of Conflicts; Treatment of Company Confidential Information).

“PPP Loan” means any loan under the Paycheck Protection Program.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1 (Access).

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date, including the Closing Date, including the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (a) any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including Deferred Payroll Taxes and any Taxes imposed pursuant to Sections 951 or 951A of the Code with respect to income earned by a Subsidiary of the Company in any Pre-Closing Tax Period and including, for the avoidance of doubt, any Taxes refunded and paid to the Participating Securityholders to the extent such Taxes are required to be repaid to the applicable Governmental Body), determined by reference to Section 5.6(h) (Tax Matters) in the case of any Straddle Period, (b) any Taxes of a Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries (or any predecessor thereof) is liable (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, or otherwise by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, (c) any employer payroll taxes with respect to any bonus or transaction fee, Change of Control, retention, compensatory or similar payment (including with respect to the portion of the Upfront Merger Consideration, any Milestone Consideration or other distributions to be made to the Employee Option Holders following the Closing) that becomes payable to an employee or director of the Company as a result of transactions contemplated hereby, (d) 50% of any Transfer Taxes and (e) any other Taxes attributable to the transactions contemplated hereby; provided, however, that Pre-Closing Taxes shall not include Taxes taken into account in Closing Date Transaction Expenses.

“Privacy and Security Laws” shall mean all Legal Requirements regarding Processing Personal Data, Customer Data, or other tracking of online consumer behaviors including Laws regarding (i) data privacy; (ii) information security, (iii) data breach notification, (iv) unfair or deceptive practices, (v) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data, (vi) communications via email, telephone, or text message, (vii) online behavioral advertising; (viii) state biometric privacy laws; and (ix) medical information confidentiality laws.  For the avoidance of doubt, “Privacy and Security Laws” includes the GDPR, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the California Consumer Privacy Act (“CCPA”), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”) and the Genetic Information Nondiscrimination Act of 2008 (“GINA”).

“Privacy and Security Requirements” shall have the meaning set forth in Section 2.10(n) (Intellectual Property).

“Privileged Deal Materials” shall have the meaning set forth in Section 10.15 (Waiver of Conflicts; Treatment of Company Confidential Information).

“Process, Processed or Processing” shall mean any collection, use, disclosure retention, storage, disposal, transfer, security, protection, or other processing of data (including, without limitation, Personal Data).

“Prohibited Party Lists” shall have the meaning in Section 2.14(d) (Compliance with Laws; Export Controls).

“Purchase Price Escrow Amount” shall mean $[***].

“Real Property Leases” shall have the meaning set forth in Section 2.9(a) (Real Property; Leasehold).

“Recall” shall have the meaning set forth in Section 2.11(h) (Regulatory Matters).

“Reference Time” shall mean 12:01 a.m., California time, on the Closing Date; provided that the Reference Time for purposes of calculating Tax assets and Tax liabilities included in Closing Date Net Working Capital shall be 11:59 p.m., California time, on the day immediately prior to the Closing Date.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body or Internet domain name registrar, including all patents, registered copyrights, registered mask works, registered trademarks, Internet domain names, and all applications for any of the foregoing.

“Required Company Shareholder Vote” shall have the meaning set forth in Section 2.2 (Authority; Binding Nature of Agreement).

“Rev.Proc. 2018-12” has the meaning set forth in the definition of “Parent Trading Price” of this Exhibit A.

“R&W Insurance Policy” shall have the meaning set forth in Section 8.7 (R&W Insurance).

“R&W Insurance Retention Amount” shall mean $1,000,000.

“Sanctions” shall have the meaning set for in Section 2.14(d) (Compliance with Laws; Export Controls).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning in Section 5.1 (Information Statement).

“Security Incident” shall have the meaning set forth in Section 2.15(g) (Data Privacy and Security).

“Security Policies” shall have the meaning set forth in Section 2.15(e) (Data Privacy and Security).

“Securityholder Indemnified Party” shall have the meaning set forth in Section 8.2 (Indemnification of Participating Securityholders).

“Securityholders” shall mean each holder of Company Capital Stock, and each holder of Company Options, each as of immediately prior to the Merger I Effective Time.

“Securityholders’ Representative” shall have the meaning set forth in Section 1.21(a) (Securityholders’ Representative).

“Securityholders’ Representative Engagement Agreement” shall have the meaning set forth in Section 1.21(e) (Securityholders’ Representative).

“Securityholders’ Representative Expenses” shall have the meaning set forth in Section 1.21(d) (Securityholders’ Representative).

“Securityholders’ Representative Group” shall have the meaning set forth in Section 1.21(e) (Securityholders’ Representative).

“Securityholders’ Representative Reserve” shall have the meaning set forth in Section 1.21(d) (Securityholders’ Representative).

“Sensitive Company Information” shall mean confidential and proprietary information of the Company, Customer Data and Personal Data, including all information used by, or necessary to the business of, the Company.

“Shortfall” shall have the meaning set forth in Section 1.17(g) (Post-Closing Adjustment).

“Significant Customer” shall have the meaning set forth in Section 2.25(a) (Customer and Supplier).

“Significant Supplier” shall have the meaning set forth in Section 2.25(b) (Customer and Supplier).

“Special Indemnified Matters” shall mean the matters set forth in Annex A.

“Specified Representations” shall mean the representations and warranties set forth in Section 2.1 (Due Incorporation; Subsidiaries; Etc.), Section 2.2 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization, Etc.), Section 2.16 (Tax Matters) and Section 2.22 (Financial Advisor).

“Stock Restriction Agreement” shall mean the Stock Restriction Agreement in the form attached hereto as Exhibit G to be entered into by Soheil Shams, on the one hand, and Parent or an Affiliate thereof, on the other hand.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surrender Agreement” shall mean the Surrender Agreement in the form attached hereto as Exhibit H.

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent or its Affiliates or their respective representatives) for any acquisition by such Person of any business or assets of the Company (other than an acquisition of assets of the Company in the ordinary course of business consistent with past practice or as expressly permitted under the terms of this Agreement).

“Takeover Statute” shall have the meaning set forth in Section 2.27 (Takeover Statutes).

“Target Net Working Capital” shall mean an amount equal to $1,425,730.

“Tax” or “Taxes” shall mean all federal, state or local and all foreign taxes of any kind whatsoever, including income, gross receipts, goods and services, windfall profits, value added, severance, property, escheat, unclaimed property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest with respect to such additions or penalties.

“Tax Refund” has the meaning set forth in Section 5.6(g) (Tax Matters).

“Tax Returns” shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports), including any amendments, filed or required to be filed with a Governmental Body.

“Terminated Indebtedness” shall have the meaning set forth in Section 1.7 (Payoff Letters).

“Third Person Claim” shall have the meaning set forth in Section 8.4(a) (Third Person Claim Indemnification Mechanics).

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement, the Surrender Agreements, the Stock Restriction Agreement, the Joinder Agreements, the Letters of Transmittal and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” shall mean any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gain, or similar non-income Taxes incurred as a result of the transactions contemplated in this Agreement.

“UK GDPR” shall have the meaning set forth in the definition of “GDPR” of this Exhibit A.

“Unaudited Balance Sheet” shall have the meaning set forth in Section 2.6(a) (Financial Statements).

“Unaudited Company Financial Statements” shall have the meaning set forth in Section 2.6(a) (Financial Statements).

“Upfront Cash Consideration” shall mean $50,000,000.

“Upfront Merger Consideration” shall mean (a) the Closing Cash Consideration Amount and (b) the Upfront Stock Consideration.

“Upfront Stock Consideration” shall mean a number of shares of Parent Common Stock equal to Upfront Stock Consideration Value divided by the Parent Trading Price, rounded down to the nearest whole number.

“Upfront Stock Consideration Value” means $40,000,000 subject to the adjustment provided for in the definition of Closing Cash Consideration Amount.

“Vested In-the-Money Company Option” means any Company Option, whether granted under the Equity Incentive Plans or otherwise, that is vested, outstanding and unexercised as of immediately prior to the Merger I Effective Time with an exercise price that is less than the Per Share Upfront Closing Cash Consideration.

“Withholding Agent” shall have the meaning set forth in Section 1.16(d) (Exchange/Payment).

“Written Consent” shall have the meaning set forth in Recital E.